                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No. 1)

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                         CROSS-CONTINENT AUTO RETAILERS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                                    N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/X/  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         COMMON STOCK
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         13,573,908
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         $10.70
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         $145,240,816
         -----------------------------------------------------------------------
     (5) Total fee paid:
         $29,048.16
         -----------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

               [LOGO]

CROSS-CONTINENT AUTO RETAILERS, INC.
1201 S. TAYLOR ST.
P.O. BOX 750
AMARILLO, TEXAS 79105-0750
PH. 806.374.8653
FAX 806.374.3818

                                DECEMBER 3, 1998

Dear Stockholder:

    You are cordially invited to attend a Special Meeting of Stockholders of Cross-Continent Auto Retailers, Inc. (the "COMPANY") which will be held on Tuesday, January 5, 1999, at 2:00 p.m., local time, at Amarillo National's Plaza-Two, 2nd floor conference room, 500 South Taylor Street, Amarillo, Texas 79101 (the "SPECIAL MEETING").

    At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated September 3, 1998 (the "MERGER AGREEMENT"), providing for the merger (the "MERGER") of RI/BG Merger Corp., a wholly owned subsidiary of Republic Industries, Inc. ("REPUBLIC"), with and into the Company. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Republic and the Company's stockholders (the "STOCKHOLDERS") will be entitled to receive $10.70 in cash, without interest, for each share of the Company's common stock (along with each associated junior preferred stock purchase right) held by them.

    Details of the proposed Merger Agreement are set forth in the accompanying Proxy Statement which you are urged to read carefully in its entirety. A copy of the Agreement and Plan of Merger is also attached to the Proxy Statement as Appendix A.

    The Company's Board of Directors has carefully considered and unanimously approved the Merger Agreement and the Merger and has determined that the Merger is fair to, and in the best interest of, the Company and the Stockholders. Accordingly, the Board of Directors unanimously recommends that the Stockholders vote FOR approval of the Merger Agreement and the Merger. The Board of Directors has been advised by Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, that, in its opinion, the consideration to be paid by Republic in the Merger is fair, from a financial point of view, to the Stockholders as of the date of such fairness opinion. A copy of such opinion is attached to the Proxy Statement as Appendix C, and you are urged to read such opinion in its entirety.

    In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Proxy Statement relating to the actions to be taken by the Stockholders at the Special Meeting, and a proxy card. The Proxy Statement more fully describes the proposed Merger and the related transactions to be considered at the Special Meeting and includes certain information concerning the Company and Republic. We urge you to read the Proxy Statement carefully.

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED, POSTAGE PREPAID ENVELOPE AS PROMPTLY AS POSSIBLE. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY CARD.

                                          Very truly yours,

                                          /S/ BILL GILLILAND

                                          BILL GILLILAND
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                      CROSS-CONTINENT AUTO RETAILERS, INC.
                            1201 SOUTH TAYLOR STREET
                             AMARILLO, TEXAS 79101
                                 (806) 374-8653

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                             ---------------------

    Notice is hereby given that a Special Meeting of Stockholders of Cross-Continent Auto Retailers, Inc., a Delaware corporation (the "COMPANY"), will be held at Amarillo National's Plaza-Two, 2nd floor conference room, 500 South Taylor Street, Amarillo, Texas 79101, on Tuesday, January 5, 1999, at 2:00 p.m., local time for the following purposes:

    (1) To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of September 3, 1998, by and among the Company, Republic Industries, Inc. ("REPUBLIC") and RI/ BG Merger Corp., a wholly owned subsidiary of Republic ("MERGER SUB"), and the related merger pursuant to which (i) RI/BG Merger Corp. will be merged with and into the Company, and (ii) each outstanding share of common stock, par value $.01 per share, of the Company (along with each associated junior preferred stock purchase right) will be converted into the right to receive $10.70 in cash, without interest; and

    (2) To transact such other business as may properly come before the meeting and any adjournment thereof.

    The Board of Directors has fixed the close of business of on November 23, 1998 as the record date for determination of stockholders entitled to receive notice of and to vote at the Special Meeting and at any adjournment thereof.

    Your attention is directed to the Proxy Statement submitted with this Notice.

                                          BY ORDER OF THE BOARD OF DIRECTORS,
                                          /S/ R. WAYNE MOORE

                                          R. Wayne Moore,
                                          SECRETARY

Amarillo, Texas
December 3, 1998

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTE AT THE SPECIAL MEETING BY NOTICE TO THE SECRETARY OF THE COMPANY OR BY EXECUTION AND DELIVERY OF A SUBSEQUENTLY DATED PROXY. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                      CROSS-CONTINENT AUTO RETAILERS, INC.

                                ----------------

                                PROXY STATEMENT
                        SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 5, 1999

                             ---------------------

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "BOARD") of Cross-Continent Auto Retailers, Inc. (the "COMPANY") for use at the Special Meeting of stockholders of the Company (the "STOCKHOLDERS") to be held at the time and place and for the purposes set forth in the accompanying Notice of Special Meeting, and any postponements or adjournments thereof (the "SPECIAL MEETING").

    All duly executed proxies received by the Company prior to the Special Meeting will be voted in accordance with the instructions specified therein. As to a matter for which no instruction has been specified in a properly executed proxy, the shares represented thereby will be voted by the person named therein
(1) FOR the proposal (the "PROPOSAL") to approve the Agreement and Plan of Merger, dated as of September 3, 1998 (the "MERGER AGREEMENT"), by and among the Company, Republic Industries, Inc. ("REPUBLIC"), and RI/BG Merger Corp, a wholly owned subsidiary of Republic ("MERGER SUB") and the related merger pursuant to which (i) Merger Sub will be merged with and into the Company and (ii) each outstanding share of common stock, par value $.01 per share, of the Company along with each associated junior preferred stock purchase right (collectively, the "COMMON STOCK") will be converted into the right to receive $10.70 in cash, without interest, and (2) in the discretion of the persons named in the proxy, to transact any other business that may properly come before the Special Meeting. A Stockholder who attends the Special Meeting may, if he or she wishes, vote by ballot at the Special Meeting, thereby canceling any proxy previously given. In addition, a Stockholder giving a proxy may revoke it at any time before it is voted at the Special Meeting by delivering a written notice of revocation to the Secretary of the Company or by delivering a properly executed proxy bearing a later date.

    The Board of Directors does not intend to bring any matters before the Special Meeting other than those set forth in the accompanying Notice of Special Meeting and does not know of any additional matters to be brought before the Special Meeting by others.

    The Board of Directors has fixed the close of business on November 23, 1998 (the "RECORD DATE") as the record date for the determination of the Stockholders entitled to notice of and to vote at the Special Meeting. At that date, there were outstanding 13,573,908 shares of Common Stock. The holders of Common Stock will be entitled to one vote per share on each matter submitted at the Special Meeting. The Company has no other class of stock outstanding.

   This Proxy Statement and the accompanying proxy are first being mailed to stockholders
                         on or about December 7, 1998.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------

FORWARD-LOOKING STATEMENTS.................................................................................          1

SUMMARY OF PROXY STATEMENT.................................................................................          2
  The Companies............................................................................................          2
  The Special Meeting......................................................................................          3
  The Merger...............................................................................................          4

SELECTED CONSOLIDATED FINANCIAL DATA.......................................................................          7

THE SPECIAL MEETING........................................................................................          8
  Date, Time and Place.....................................................................................          8
  Purpose..................................................................................................          8
  Record Date..............................................................................................          8
  Required Vote............................................................................................          8
  Proxies..................................................................................................          9

THE MERGER.................................................................................................         10
  General..................................................................................................         10
  Background of the Merger.................................................................................         10
  Opinion of Financial Advisor.............................................................................         11
  Reasons for the Merger; Recommendation of the Board......................................................         15
  Merger Consideration.....................................................................................         16
  Options..................................................................................................         16
  Payment of Merger Consideration and for Eligible Options.................................................         16
  Merger Agreement.........................................................................................         17
  Closing; Effective Time..................................................................................         19
  Conditions to Consummation of the Merger.................................................................         19
  Waiver, Amendment and Termination........................................................................         21
  Regulatory Filings and Approvals.........................................................................         21
  Interests of Certain Persons in the Merger...............................................................         22
  Accounting Treatment.....................................................................................         23

VOTING AGREEMENT...........................................................................................         23

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO STOCKHOLDERS......................................         24

DELAWARE STATUTORY APPRAISAL RIGHTS........................................................................         25

CERTAIN INFORMATION CONCERNING THE COMPANY.................................................................         27
  Business.................................................................................................         27
  Property.................................................................................................         36
  Legal Proceedings........................................................................................         36
  Stock Prices and Dividends...............................................................................         37
  Security Ownership of Principal Stockholders and Management..............................................         38
  Availability of Independent Accountants..................................................................         39

                                                                                                               PAGE
                                                                                                             ---------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS......................         40
  General..................................................................................................         40
  Results of Operations for Three Months Ended September 30, 1998..........................................         43
  Results of Operations for Nine Months Ended September 30, 1998...........................................         46
  Results of Operations 1997 v. 1996.......................................................................         50
  Results of Operations 1996 v. 1995.......................................................................         56
  Liquidity and Capital Resources..........................................................................         58
  Seasonality..............................................................................................         60
  Year 2000 Issues.........................................................................................         60

PRO FORMA CONSOLIDATED FINANCIAL DATA......................................................................         61
  PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
    FOR THE YEAR ENDED DECEMBER 31, 1997 (UNAUDITED).......................................................         62

CERTAIN INFORMATION CONCERNING REPUBLIC AND MERGER SUB.....................................................         63

STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING OF CROSS-CONTINENT AUTO RETAILERS, INC...................         64

OTHER MATTERS..............................................................................................         64

AVAILABLE INFORMATION......................................................................................         64

INDEX TO FINANCIAL STATEMENTS..............................................................................        F-1

APPENDIX A--Agreement and Plan of Merger...................................................................        A-1
APPENDIX B--Voting Agreement...............................................................................        B-1
APPENDIX C--Fairness Opinion of Dain Rauscher Wessels......................................................        C-1
APPENDIX D-- Section 262 of the Delaware General Corporate Law--Appraisal Rights...........................        D-1

                           FORWARD-LOOKING STATEMENTS

    The statements, other than statements of historical facts included in this Proxy Statement, including statements set forth under "Summary," "Certain Information Concerning the Company," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" regarding the Company's future financial position, business strategy, budgets, project costs and plans and objectives of management for future operations and recent and future acquisitions, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intends," "estimate," "anticipate," or "believe" or the negative thereof or variation thereon or similar terminology. Although the Company believes the expectations reflected in such forward-looking statements will prove correct, there can be no assurance that such expectations will prove to have been correct. Stockholders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Proxy Statement. Other than as prescribed by law, the Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this Proxy Statement or to reflect the occurrence of unanticipated events. Important factors that could cause actual results to differ materially from the Company's expectations may include, but are not limited to, local, regional and national economic conditions, changes in consumer demand for products offered by the Company, manufacturer employee strikes and other matters that may adversely affect the availability of products and pricing, state and federal regulatory environment, availability of additional funding for acquisitions, failure to assimilate the operations and personnel of the previously acquired dealership or dealerships that are acquired in the future, failure of the Merger, and other risks identified in the Company's previous filings with the Securities and Exchange Commission (the "COMMISSION"). The Company cannot control these risks and uncertainties and, in many cases, cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.

                           SUMMARY OF PROXY STATEMENT

    THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT. THE SUMMARY IS NECESSARILY INCOMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO DETAILED INFORMATION CONTAINED ELSEWHERE HEREIN AND THE APPENDICES HERETO. STOCKHOLDERS ARE URGED TO READ CAREFULLY ALL SUCH MATERIAL. UNLESS THE CONTENT INDICATES OTHERWISE, REFERENCE TO THE "COMPANY" REFERS TO CROSS-CONTINENT AUTO RETAILERS, INC. AND ITS SUBSIDIARIES.

THE COMPANIES

    CROSS-CONTINENT

    The Company was incorporated in the State of Delaware in May 1996, and in June 1996 acquired all of the capital stock of eight companies under common ownership (the "REORGANIZATION"). See "CERTAIN INFORMATION CONCERNING THE COMPANY." The Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "XC." The Company's principal executive offices are located at 1201 South Taylor Street, Amarillo, Texas 79101, and its telephone number is
(806) 374-8653.

    The Company is a leading operator and acquirer of retail automotive dealerships. The Company currently owns and operates four dealerships in Texas, four in Nevada, one in Colorado and one in Oklahoma. Through these dealerships the Company offers a total of ten brands, at eleven retail locations. The Company generates its revenues from sales of new and used vehicles, fees for repair and maintenance services, sale of replacement parts, and fees and commissions from arranging financing, extended warranties, and credit insurance in connection with vehicle sales.

    The Company's founder, Chairman of the Board, and Chief Executive Officer, Bill A. Gilliland, has managed automobile dealerships since 1966 and acquired the Company's first dealership, Quality Nissan, Inc. in Amarillo, Texas in 1982. The Company continued its growth in the Amarillo area by acquiring three Chevrolet dealerships, two of which have been in continuous operation (under various owners) since the 1920s. Since the Company's September 1996 initial public offering, the Company has acquired six dealerships and, subject to the Merger Agreement and the Merger, is actively pursuing additional acquisitions.

    The Company is currently the only Chevrolet and Nissan dealer in the Amarillo, Texas market and the only BMW, Volkswagen and Audi dealer in the Las Vegas, Nevada market.

    REPUBLIC AND MERGER SUB

    Republic operates subsidiaries in the automotive retail and automotive rental industries. Republic owns the nation's largest chain of franchised automotive dealerships and is building a chain of used vehicle megastores that it operates under the AutoNation USA-SM- brand name. See "CERTAIN INFORMATION CONCERNING REPUBLIC AND MERGER SUB." Republic also owns National Car Rental System, Inc. ("NATIONAL"), Alamo Rent-A-Car, Inc. ("ALAMO"), and several other vehicle rental companies.

    Republic's automotive retail business consists of the sale, lease and financing of new and used vehicles and related automotive services and products. Republic has acquired or contracted to acquire over 350 franchised automotive dealerships which own and operate franchises granted by the manufacturers of approximately 36 different brands of cars and light trucks. Republic also owns and operates 31 AutoNation USA used vehicle megastores, and has 8 franchised AutoNation USA used vehicle megastores.

    Republic's automotive rental business primarily rents vehicles on a daily or weekly basis to leisure and business travelers principally from on-airport or near airport locations through Alamo and National. Republic's automotive rental business operates in all 50 states in the United States, and in Canada, the Caribbean, Latin America, the Pacific, Australia, Europe, Africa and the Middle East.

    Republic also owns 63.9 percent of Republic Services, Inc., one of the leading providers of non-hazardous solid waste collection and disposal services in the United States.

    Republic was incorporated in Oklahoma in 1980 and reincorporated in Delaware in 1991. Republic's common stock, par value $.01 per share is listed on NYSE under the symbol "RII." Republic's principal executive office is located at Republic Tower, 110 S.E. 6th Street, Ft. Lauderdale, Florida 33301 and its telephone number is (954) 769-6000.

    Merger Sub was incorporated in September 1998 for purposes of the transactions contemplated by the Merger Agreement and has engaged in no other business.

THE SPECIAL MEETING

    DATE, TIME AND PLACE

    The Special Meeting is scheduled to be held on Tuesday, January 5, 1999 at 2:00 p.m., local time, at Amarillo National's Plaza-Two, 2nd floor conference room, 500 South Taylor Street, Amarillo, Texas 79101. See "THE SPECIAL MEETING--Date, Time and Place."

    PURPOSE

    At the Special Meeting, the holders of Common Stock entitled to vote at the Special Meeting will be asked to consider and vote upon the Proposal to approve the Merger Agreement and the related Merger. See "THE SPECIAL MEETING--Purpose." Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, among other things: (i) each issued and outstanding share of Common Stock will be converted into the right to receive $10.70 in cash, without interest; and (ii) Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Republic.

    RECORD DATE

    The Board has fixed the close of business on November 23, 1998 as the Record Date for the determination of the holders of Common Stock entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 13,573,908 shares of Common Stock outstanding and held by approximately 61 holders of record. See "THE SPECIAL MEETING--Record Date."

    REQUIRED VOTE

    A majority of the issued and outstanding shares of Common Stock entitled to vote at the Special Meeting must be represented, either in person or by proxy to constitute a quorum at the Special Meeting. See "The Special Meeting--Required Vote." Under the Delaware General Corporation Law (the "DGCL") the affirmative vote of at least a majority of the Common Stock issued and outstanding is required to approve the Merger Agreement. Because approval of the Merger Agreement requires the affirmative vote of at least a majority of the Common Stock issued and outstanding as of the Record Date, abstentions, failures to vote and broker non-votes will have the same effect as a vote against approval of the Merger Agreement and the Merger. Each holder of record of shares of Common Stock on the Record Date is entitled to one vote per share of Common Stock held by such Stockholder on each proposal to be presented to Stockholders at the Special Meeting.

    Bill A. Gilliland, Sandra E. Gilliland, Twenty-Two Ten, Ltd., Xaris, Ltd. and The Gilliland Group Family Partnership (each a "VOTING AGREEMENT STOCKHOLDER" and collectively the "VOTING AGREEMENT STOCKHOLDERS") are parties to the Voting Agreement with Republic, dated September 3, 1998 (the "VOTING AGREEMENT"). Pursuant to the Voting Agreement, each Voting Agreement Stockholder has agreed, subject to the terms and conditions of the Voting Agreement, to vote all of the shares of Common Stock beneficially owned by each of them (representing approximately 60.18% of the outstanding shares of

Common Stock entitled to vote at the Special Meeting) in favor of approval of the Merger Agreement. See "VOTING AGREEMENT."

    PROXIES

    All shares of Common Stock represented by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. Properly executed proxies that do not contain voting instructions will be voted for approval of the Merger Agreement. Stockholders are urged to mark the box on the proxy to indicate how their Common Stock is to be voted. Any Stockholder who executes and returns a proxy may revoke such proxy at any time before it is voted by: (i) notifying the Secretary of the Company in writing at 1201 South Taylor Street, Amarillo, Texas 79101; (ii) granting a subsequent proxy; or (iii) appearing in person and voting at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy.

THE MERGER

    FORM OF MERGER; MERGER CONSIDERATION; OPTIONS

    At the Effective Time (as defined herein), Merger Sub will be merged with and into the Company, and the Company will survive as a wholly-owned subsidiary of Republic. In addition, at the Effective Time, each issued and outstanding share of Common Stock will cease to be outstanding and will be converted into the right to receive $10.70 in cash, without interest (the "MERGER CONSIDERATION"). See "THE MERGER--Merger Consideration."

    Also, at the Effective Time, each option to purchase shares of Common Stock (each an "ELIGIBLE OPTION" and collectively the "ELIGIBLE OPTIONS") outstanding immediately prior to the Effective Time (whether or not such option was fully vested) with a per share exercise price of less than the Merger Consideration will be automatically converted into the right to receive cash in an amount equal to the product of (i) the Merger Consideration less the exercise price and
(ii) the number of shares of Common Stock for which such Eligible Option is exercisable. Pursuant to the terms of the Merger Agreement and the Amended and Restated 1996 Stock Option Plan (the "STOCK OPTION PLAN"), all other options to purchase shares of Common Stock will be eliminated at the Effective Time.

    PAYMENT OF MERGER CONSIDERATION AND OPTIONS

    Within at least ten business days following the Closing, the Company, as the Surviving Corporation, will cause to be sent to each holder of record of Common Stock or an Eligible Option, transmittal materials for use in exchanging all of their certificates representing Common Stock or Eligible Options. See "THE MERGER--Payment of Merger Consideration and for the Eligible Options."

    Following the Effective Time and upon surrender of all of the certificates representing Common Stock or Eligible Options registered in the name of a holder of Common Stock (or indemnity satisfactory to Republic or the party designated as the paying agent (the "PAYING AGENT") if any of such certificates are lost, stolen or destroyed), together with a properly completed letter of transmittal, the Paying Agent will mail to such holder a check representing the Merger Consideration or payment for the Eligible Options.

    CONDITIONS TO MERGER

    The respective obligations of the Company, Republic and Merger Sub, to effect the Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by the party entitled to the benefit thereof, in whole or in part including: (i) the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the Stockholders; (ii) the Surviving Corporation shall have entered into Employment Agreements with Bill A. Gilliland, Chairman of the Board and Chief Executive Officer of the Company, Robert W. Hall, Vice Chairman of the Board of the Company, and John W. Gaines, Vice President--Finance, Treasurer and a Director of the Company, (collectively, the "EMPLOYMENT AGREEMENTS"); and
(iii) Republic shall have received all consents required under the Franchise Agreements (as defined in the Merger Agreement ) between the Company and the Factories (as defined in the Merger Agreement) or shall have entered into new arrangements and Franchise Agreements of the type generally in use at that time to operate a dealership of each of the Factories at the current locations of the dealerships; (iv) Republic shall have obtained any applicable dealer license or other approvals required under state laws or the applicable state motor vehicle authorities and all other governmental authorities with respect to the transactions contemplated thereby, except for any failures to obtain any such licenses or approvals which, individually or in the aggregate, do not have and could not reasonably be expected to have a material adverse effect on Republic or the Company; and (v) the divestiture of certain dealerships. See "THE MERGER--Conditions to Consummation of the Merger" and " THE MERGER--Regulatory Filings and Approvals."

    SOME OF THESE CONDITIONS TO THE CONSUMMATION OF THE MERGER, INCLUDING THE APPROVALS OF THE FACTORIES, ARE BEYOND THE CONTROL OF THE COMPANY OR REPUBLIC. WHILE REPUBLIC AND THE COMPANY HAVE AGREED TO TAKE ALL COMMERCIALLY REASONABLE ACTIONS NECESSARY TO CONSUMMATE THE MERGER, THERE CAN BE NO ASSURANCE THE COMPANY AND REPUBLIC WILL BE ABLE TO OBTAIN THE NECESSARY APPROVALS OF THE FACTORIES OR CONSUMMATE THE CONTEMPLATED DIVESTITURES.

    OPINION OF FINANCIAL ADVISOR

    Dain Rauscher Wessels, a division of Dain Rauscher Incorporated ("DAIN RAUSCHER WESSELS"), the Company's financial advisor, has delivered a written opinion to the Board, dated September 2, 1998, that, as of such date, the consideration to be received by the Stockholders in the Merger is fair to the Stockholders from a financial point of view. See "THE MERGER--Opinion of Financial Advisor" and Appendix C.

    RECOMMENDATION OF THE BOARD

    THE BOARD BELIEVES THAT THE MERGER AGREEMENT, INCLUDING THE MERGER CONSIDERATION, IS FAIR AND IN THE BEST INTERESTS OF THE STOCKHOLDERS. ACCORDINGLY, THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER. THE BOARD'S RECOMMENDATION IS BASED UPON A NUMBER OF FACTORS DESCRIBED IN THIS PROXY STATEMENT. See "THE MERGER--Reasons for the Merger; Recommendation of the Board."

    INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the Merger Agreement and the Merger, the Stockholders should be aware that certain executive officers and directors of the Company have certain interests in the Merger that may present them with potential conflicts of interest with respect to the Merger. See "THE MERGER--Interests of Certain Persons in the Merger."

    In connection with the Merger, Republic will employ Messrs. Gilliland, Hall and Gaines for four years. During the first year, Messrs. Gilliland, Hall and Gaines will receive monthly salaries of $25,000, $20,000 and $15,000, respectively, and during the final three years, each executive will receive a nominal salary. In addition, Republic will grant options to acquire common stock of Republic to the executive officers of the Company. The options will vest over a four year period and the exercise price will be the closing price of the common stock of Republic the day prior to the Closing Date.

    In addition, for a period of six years following the Effective Time, Republic has agreed not to amend, repeal or otherwise modify the indemnification or exculpation provisions of the Company's Certificate of Incorporation or Bylaws in any way that would be materially adverse to the officers, directors, employees or agents of the Company prior to or at the Effective Time. The Company as the Surviving Corporation has also agreed to purchase directors and officers insurance for such individuals for a period of six years following the Effective Time, subject to certain limits.

    The Stockholders should also be aware that the directors and executive officers of the Company hold Eligible Options to acquire, in the aggregate, 448,024 shares of Common Stock. These Eligible Options will be converted into the right to receive from Republic cash in the amount equal to the difference between $10.70 and the respective exercise prices for the Eligible Options.

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO STOCKHOLDERS

    The transfer of Common Stock pursuant to the Merger will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "CODE"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO STOCKHOLDERS." Generally, for Federal income tax purposes, a U.S. Holder (as defined herein) will recognize gain or loss equal to the difference between the amount of cash received by the U.S. Holder pursuant to the Merger and the aggregate tax basis in the Common Stock canceled pursuant to the Merger. Gain or loss will be calculated separately for each block of Common Stock canceled pursuant to the Merger. A dissenting Stockholder will recognize gain or loss for Federal income tax purposes measured by the difference between the cash received by such Stockholder resulting from an appraisal of such Stockholder's Common Stock and such Stockholder's tax basis in such Common Stock.

    Gain (or loss) will be capital gain (or loss), assuming that such Common Stock is held as a capital asset. Capital gains of individuals, estates and trusts generally are subject to a maximum Federal income tax rate of: (i) 39.6% if, at the Effective Time, the Stockholder held the Common Stock for not more than one year; and (ii) 20% if the Stockholder held such Common Stock for more than one year at such time. Capital gains of corporations generally are taxed at the Federal income tax rates applicable to corporate ordinary income. In addition, under present law, the ability to use capital losses to offset ordinary income is limited.

    APPRAISAL RIGHTS

    The Stockholders are entitled to appraisal rights under Section 262 of the DGLC. See "DELAWARE STATUTORY APPRAISAL RIGHTS." A person having a beneficial interest in Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

    Under the DGCL, the Stockholders who do not wish to accept pursuant to the Merger the consideration provided for in the Merger Agreement and who follow the procedures set forth in Section 262 will be entitled to have their Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of such Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court. The "fair value" may be more or less than the Merger Consideration. The full text of Section 262 is reprinted in its entirety as Appendix D.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated statement of operations and balance sheet data for the 1997, 1996, 1995, 1994, and 1993 fiscal years were derived from the Company's audited consolidated financial statements. The selected consolidated results of operations data for the nine months ended September 30, 1998 and 1997 and the consolidated balance sheet data at September 30, 1998 are derived from the unaudited financial statements of the Company and, in the opinion of management, reflect all of the adjustments necessary for a fair presentation of its results of operation and financial condition. All such adjustments are of a normal recurring nature. The results of operations for an interim period are not necessarily indicative of results that may be expected for a full year or any other interim period. This selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related notes included elsewhere in this Proxy Statement.

                                                                                                      NINE MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,                  SEPTEMBER 30
                                                    ------------------------------------------------  ------------------
                                                      1993      1994    1995(4)   1996(3)   1997(2)     1997    1998(1)
                                                    --------  --------  --------  --------  --------  --------  --------
                                                                    (IN THOUSANDS EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA
Revenues
  Vehicle sales...................................  $150,205  $163,721  $212,984  $283,977  $413,675  $315,043  $428,961
  Other operating revenue.........................    15,159    18,047    23,210    37,606    58,443    44,150    63,575
                                                    --------  --------  --------  --------  --------  --------  --------
  Total revenues..................................   165,364   181,768   236,194   321,583   472,118   359,193   492,536
Cost of sales.....................................   139,626   153,446   198,702   271,650   390,856   296,756   405,145
                                                    --------  --------  --------  --------  --------  --------  --------
Gross profit......................................    25,738    28,322    37,492    49,933    81,262    62,437    87,391
Selling, general and administrative...............    17,194    18,522    25,630    36,490    61,512    45,429    67,187
Depreciation and amortization.....................       992       934       951     1,207     2,658     1,814     2,868
Management fees(5)................................     2,536     3,183     4,318     --        --        --        --
Employee stock compensation(6)....................     --        --        --        1,099     --        --        --
Employee severance charge(7)......................     --        --        --        --        --        --          815
Merger related expenses(8)........................     --        --        --        --        --        --          750
Loss from sale of dealerships.....................     --        --        --        --          347       347     --
                                                    --------  --------  --------  --------  --------  --------  --------
Operating income..................................     5,016     5,683     6,593    11,137    16,745    14,847    15,771
Interest expense, net.............................    (1,848)   (1,950)   (3,088)   (3,193)   (5,819)   (4,066)   (6,660)
                                                    --------  --------  --------  --------  --------  --------  --------
Income before income taxes........................     3,168     3,733     3,505     7,944    10,926    10,781     9,111
Income tax expense................................     1,173     1,351     1,310     3,362     4,213     4,157     3,649
                                                    --------  --------  --------  --------  --------  --------  --------
Net income........................................  $  1,995  $  2,382  $  2,195  $  4,582  $  6,713  $  6,624  $  5,462
                                                    --------  --------  --------  --------  --------  --------  --------
                                                    --------  --------  --------  --------  --------  --------  --------
Basic and diluted net income per share............  $   0.20  $   0.24  $   0.22  $   0.42  $   0.49  $   0.48  $   0.40
                                                    --------  --------  --------  --------  --------  --------  --------
                                                    --------  --------  --------  --------  --------  --------  --------

                                                                                                      AS OF SEPTEMBER 30,
                                                                  AS OF DECEMBER 31,                        1998(1)
                                                    ----------------------------------------------   ----------------------
                                                     1993     1994    1995(4)    1996(3)   1997(2)
                                                    ------   ------   -------    -------   -------
                                                                     (IN THOUSANDS EXCEPT PER SHARE DATA)
CONSOLIDATED BALANCE SHEET DATA:
Working capital...................................  $  135   $   50   $   536    $33,781   $ 3,088          $ 17,443
Total assets......................................  43,513   47,579    83,407    142,446   197,273           192,997
Long-term debt....................................   7,887    7,150    11,859     10,568    44,263            41,529
Total liabilities.................................  40,774   42,538    76,306     83,928   134,011           122,273
Stockholders' equity..............................   2,739    5,041     7,101     58,518    63,262            70,724
Book Value per share..............................  $  .28   $  .51   $   .72    $  4.24   $  4.70          $   5.21

------------------------

(1) The results for the nine months ended September 30, 1998 include the results of Chaisson (as defined herein) from the date of acquisition, January 1, 1998.

(2) The results for the year ended December 31, 1997 include the results of operations of Douglas Toyota (as defined herein) and Toyota West (as defined herein) from the date of the acquisitions, April 1, 1997; and the results of operations of Nissan West (as defined herein) from its date of acquisition, July 1, 1997 and, the results of Performance (as defined herein) from January 1, 1997 through the date of disposition.

(3) The results for the year ended December 31, 1996 include the results of operations of Lynn Hickey Dodge (as defined herein) from the date of acquisition, October 1, 1996.

(4) The results for the year ended December 31, 1995 include the results of operations of Performance Nissan, Inc. from the date of acquisition, February 2, 1995, and the results of Performance Dodge, Inc. from the date of acquisition, December 4, 1995.

(5) As of January 1, 1996, the Company no longer pays management fees to Gilliland Group Family Partnership.

(6) Represents a non-cash expense relating to employee stock compensation that the Company recognized in the second quarter of 1996 in connection with a stock purchase by a Company executive. This non-cash expense represents the difference, as of April 1, 1996, between the Company's estimate of the fair value of the Common Stock issued to the executive and the cash consideration paid of $250,000.

(7) The Company recorded a pre-tax charge of $815,000 during the nine months ended September 30, 1998, representing employee severance incurred with the realignment of management and certain other personnel.

(8) The Company incurred and recorded expenses related to the Merger of approximately $750,000 during the quarter ended September 30, 1998.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE

    The Special Meeting is scheduled to be held on Tuesday, January 5, 1999, at 2:00 p.m., local time, at Amarillo National's Plaza--Two, 2nd floor conference room 500 South Taylor Street, Amarillo, Texas 79101.

PURPOSE

    At the Special Meeting, the holders of Common Stock entitled to vote at the Special Meeting will be asked to consider and vote upon the Proposal to approve the Merger Agreement, and the related Merger. Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, among other things:
(i) each issued and outstanding share of Common Stock will be converted into the right to receive $10.70 in cash, without interest; and (ii) Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Republic.

RECORD DATE

    The Board has fixed the close of business on November 23, 1998 as the Record Date for the determination of the holders of Common Stock entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 13,573,908 shares of Common Stock outstanding and held by approximately 61 holders of record.

REQUIRED VOTE

    A majority of the issued and outstanding shares of Common Stock entitled to vote at the Special Meeting must be represented, either in person or by proxy to constitute a quorum at the Special Meeting. Under the DGCL, the affirmative vote of at least a majority of the Common Stock issued and outstanding is required to approve the Merger Agreement.

    If an executed proxy is returned and the Stockholder has abstained from voting on approval of the Merger Agreement and the Merger, the Common Stock represented by such proxy will be considered present at the Special Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of approval of the Merger Agreement and the Merger. Because approval of the Merger Agreement requires the affirmative vote of at least a majority of the Common Stock issued and outstanding as of the Record Date, abstentions, failures to vote and broker non-votes will have the same effect as a vote against approval of the Merger Agreement and the Merger.

    As of the Record Date, directors and executive officers of the Company and their affiliates had the right to vote approximately 64.07% of all outstanding shares of the Common Stock entitled to vote at the Special Meeting. Each of the Voting Agreement Stockholders is a party to the Voting Agreement with Republic pursuant to which each Voting Agreement Stockholder has agreed, subject to the terms and conditions of the Voting Agreement, to vote all of the shares of Common Stock beneficially owned by each of them (representing approximately 60.18% of the outstanding shares of Common Stock entitled to vote at the Special Meeting) in favor of approval of the Merger Agreement. See "VOTING AGREEMENT." Each holder of record of shares of Common Stock on the Record Date is entitled to one vote per share of Common Stock held by such Stockholder on each proposal to be presented to Stockholders at the Special Meeting.

PROXIES

    All shares of Common Stock represented by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. Properly executed proxies that do not contain voting instructions will be voted for approval of the Merger Agreement. Stockholders are urged to mark the box on the proxy to indicate how their Common Stock is to be voted.

    It is not expected that any matter other than those referred to herein will be brought before the Special Meeting and only matters relating to the Merger may be brought before the Special Meeting unless further notice is given to the Stockholders. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their own judgment with respect to such matters, unless authority to do so is withheld in the proxy. Shares represented by proxies that have been voted against approval of the Merger Agreement will not be voted in respect of any motion made for adjournment of the Special Meeting for purposes of soliciting additional votes to approve the Merger Agreement and the Merger.

    Any Stockholder who executes and returns a proxy may revoke such proxy at any time before it is voted by: (i) notifying the Secretary of the Company in writing at 1201 South Taylor Street, Amarillo, Texas 79101; (ii) granting a subsequent proxy; or (iii) appearing in person and voting at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy.

    The expenses incurred in connection with the printing and mailing of this Proxy Statement will be borne by the Company. The Company will request banks, brokers and other intermediaries holding shares beneficially owned by others to send this Proxy Statement to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in so doing. The Company has retained Morrow & Co., Inc. to aid in the solicitation of proxies. It is estimated that the cost of these services will be approximately $3,000 plus expenses. The cost of soliciting proxies will be borne by the Company. Proxies may also be solicited by certain executive officers, directors or employees of the Company, without additional compensation. Proxies may be solicited by personal interview, mail, telephone, facsimile or other electronic transmission.

    STOCKHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THEIR PROXIES. A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK

CERTIFICATES REPRESENTING COMMON STOCK WILL BE MAILED AS SOON AS PRACTICABLE AFTER THE EFFECTIVE TIME.

                                   THE MERGER

GENERAL

    THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE TO BE EFFECTED IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED HERETO AS APPENDIX A, AND INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING DESCRIPTION OF THE MERGER AGREEMENT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT.

BACKGROUND OF THE MERGER

    BACKGROUND

    In January 1998, Mr. Gilliland received a call from an intermediary representing a privately held automotive retail group to explore the possibility of a merger with or acquisition of the Company by such group. Between January 1998 and May 7, 1998, the principals of and advisors for the two companies exchanged information about each company and had numerous discussions about the possibility of a merger or acquisition but did not come to an agreement. During this time and until the Board met on September 2, 1998 to approve the Merger, Messrs. Gilliland, Hall and Gaines met individually with or had telephone conversations with the other members of the Board to discuss the status of management's discussions about the possibility of a merger or sale of the Company.

    In April 1998, the Company began exploratory discussions with a second privately held automotive group and forwarded financial information to both the first and second groups. While in New York to make a presentation at the Morgan Stanley Dean Witter Automotive Retailing Day Industry Conference, Messrs. Gilliland and Gaines met with representatives of the second group. The parties concluded that there was too great of a difference in the valuations being discussed by the two parties and no further discussions were held with the second group.

    Following a preliminary conversation at the industry conference referred to above, on May 15, 1998, Mr. Gilliland telephoned Mr. Steve Berrard, Co-Chief Executive Officer and President of Republic, and invited Mr. Berrard to open discussions about a possible merger. Republic expressed interest and later that day, Thomas Hawkins, Senior Vice President--Corporate Development of Republic, telephoned Mr. Gilliland and invited him to meet in Washington, D.C. in connection with an industry conference. On May 18, 1998, Mr. Gilliland met in Washington D.C. with Mr. Hawkins and Thomas Butler, Vice President--Corporate Development of Republic, and discussed the broad outlines of a potential merger transaction between the two companies.

    On May 21, 1998, Republic requested financial information concerning the Company, which the Company promptly provided. On May 22, 1998, representatives of the third automotive group telephoned Mr. Gaines to discuss a possible acquisition and requested certain information regarding the Company, which also was provided the same day.

    On May 26, 1998, the Company received from Republic and executed a Use and Disclosure of Confidential Information Agreement with Republic. Discussions continued between the Company and Republic by telephone, including conversations on June 16, 1998 and June 29, 1998 between Mr. Gilliland and Mr. Hawkins, but discussions were discontinued at the end of June because there was no consensus on potential valuations of the Company.

    On June 12, 1998, Messrs. Gilliland, Hall and Gaines had a telephonic meeting with representatives from the third group and discussed the possibility of a stock-for-stock merger. Representatives of the third group suggested entering into a letter of intent that would give it certain exclusive rights. The Company informed this group that the Company was evaluating the Company's options and was not in a position to sign an exclusive agreement at that time. No further discussions were held with the third group.

    On July 17, 1998, Mr. Gilliland received a telephone call from representatives of a fourth automotive group to discuss the possibility of whether or not the Company had any interest in merging with this fourth group. Between July 19, 1998 and the middle of August 1998, the Company entered into serious discussions with the fourth group. During this time, the fourth group conducted preliminary due diligence on the Company and discussed various valuations for the Company. These discussions primarily consisted of stock-for-stock transactions with valuations ranging from $8.75 per share of Common Stock to $10.50 per share, based on the fourth group's then current stock price. Because of a significant decline in the fourth group's stock price and based on discussions with individual members of the Board, management did not believe the valuations were in a range that were adequate for a transaction of this type and no further discussions were held.

    On August 18, 1998, Mr. Gilliland telephoned Mr. Hawkins to explore the possibility of renewed discussions with Republic. From August 22, 1998 through August 24, 1998, the Company provided additional financial information to Republic and Messrs. Gilliland and Gaines had a number of telephone conversations with Republic representatives concerning the possible terms of a merger transaction.

    On August 25, 1998, Messrs. Gilliland, Hall, and Gaines, met in Fort Lauderdale with Messrs. Berrard, Hawkins, Butler and Michael Maroone, President of Republic's Automotive Retail Group, and continued their discussions. The Company's representatives indicated to Republic they were not prepared to recommend going forward at the valuations that were under discussion, and returned to Amarillo.

    On August 27 and August 28, 1998, Messrs. Gilliland and Hawkins had further telephone conversations, and discussed a proposed valuation of the Company's stock of $10.70 per share, subject to further due diligence and other terms and conditions. Based on such discussions, representatives of the Company and Republic commenced more extensive diligence and had discussions of more detailed terms of a potential merger on August 29 and August 30, 1998. Representatives met again in Amarillo from August 31, 1998 through September 2, 1998, during which time Republic conducted further due diligence and the parties negotiated the terms of a possible merger. On September 2, Republic made a firm offer at $10.70 per share on the terms set forth in the Merger Agreement.

    On the evening of September 2, 1998, the Board met with representatives of management, Dain Rauscher Wessels and Winstead Sechrest & Minick P.C., outside legal counsel. During this meeting, the Board continued the individual discussions that Messrs. Gilliland, Hall and Gaines had with the other Board members since the beginning of the year regarding the sale of the Company in general and the Merger specifically. See "--Reasons for the Merger; Recommendation of the Board." After considering the benefits of the Merger, the terms of the Merger Agreement and alternatives to the Merger, the Board unanimously approved the Merger Agreement. The Board also amended the Rights Agreement dated September 20, 1996, by and between the Company and the Bank of New York to exclude the Merger Agreement or Voting Agreement from triggering the Rights Agreement.

OPINION OF FINANCIAL ADVISOR

  GENERAL

    The Company retained Dain Rauscher Wessels to provide an opinion as to the fairness to the Stockholders, from a financial point of view, of the consideration to be received by such holders in the Merger. Dain Rauscher Wessels was selected by the Board to prepare such fairness opinion based on its expertise in transactions similar to the Merger and its historic investment banking relationship and familiarity with the Company. Dain Rauscher Wessels rendered its opinion on September 2, 1998 to the

Company's Board that, as of such date, the consideration to be received by the holders of the Common Stock in the Merger is fair to the holders of the Common Stock from a financial point of view.

    THE FULL TEXT OF DAIN RAUSCHER WESSELS' OPINION DATED SEPTEMBER 2, 1998, WHICH SUMMARIZES THE ASSUMPTIONS MADE, MATTERS CONSIDERED, THE SCOPE AND LIMITATIONS OF THE REVIEW UNDERTAKEN AND THE PROCEDURES FOLLOWED BY DAIN RAUSCHER WESSELS, IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT. THE STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY AND THE SUMMARY OF THE OPINION IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    No limitations were placed on Dain Rauscher Wessels by the Board with respect to the investigation made or the procedures followed in preparing and rendering its opinion, except that Dain Rauscher Wessels was not asked to solicit, and did not solicit, proposals from other parties regarding any sale or merger of the Company, nor did Dain Rauscher Wessels analyze or pursue any alternative transactions to the Merger. Dain Rauscher Wessels' opinion was for the information and assistance of the Board in connection with its evaluation of the Merger and is not intended to be and does not constitute a recommendation to any Stockholder as to how such Stockholder should vote on the Merger Agreement and Merger. Dain Rauscher Wessels was not requested to and did not make any recommendation as to the form or amount of consideration to be received by the Stockholders in the Merger, which was determined through negotiations between the Company and Republic.

    In connection with its review of the Merger, and in arriving at its opinion, Dain Rauscher Wessels, among other things, (i) reviewed and analyzed the financial terms of the Merger Agreement; (ii) reviewed and analyzed certain publicly available financial and other data with respect to the Company and certain other relevant historical and operating data (including internal financial forecasts of the Company on a stand-alone basis) relating to the Company made available to Dain Rauscher Wessels from published sources and from the internal records of the Company; (iii) conducted discussions with members of the senior management of the Company with respect to the business and prospects of the Company on a stand-alone basis; (iv) reviewed the reported prices and trading activity for the Common Stock; (v) compared the financial performance of the Company and the prices of the Company's Common Stock with that of certain other comparable publicly-traded companies and their securities; and (vi) reviewed the financial terms and stock price premiums paid, to the extent publicly available, of certain comparable merger transactions. In addition, Dain Rauscher Wessels conducted such other analyses and examinations and considered such other financial, economic and market criteria as it deemed necessary in arriving at its opinion.

    As set forth in its opinion, Dain Rauscher Wessels did not independently verify the accuracy and completeness of the financial and other information furnished to it by the Company. Dain Rauscher Wessels did not make an independent evaluation or appraisal of the assets and liabilities of the Company. Additionally, Dain Rauscher Wessels was not asked to and did not consider the possible effects of any litigation, other legal claims or any other contingent matters. With respect to the financial forecasts and projections used in its analysis, Dain Rauscher Wessels relied upon the assertion of the Company's management that the projections reflect the best currently available estimates and judgments of the expected future financial performance of the Company. Dain Rauscher Wessels' opinion was based upon market, economic, financial, legal and other conditions as they existed and could be evaluated as of the date of the opinion and any subsequent change in such conditions would require a reevaluation of such opinion. In addition, Dain Rauscher Wessels did not take into account any cost savings or operational efficiencies that may be achieved following the Merger with Republic, including elimination of public company expense, administrative overhead and interest cost reductions.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The summary of the Dain Rauscher Wessels analyses set forth below does not purport to be a complete description of the presentation by Dain Rauscher Wessels to the Board. In arriving at its opinion, Dain Rauscher Wessels did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Dain Rauscher Wessels believes that the information reviewed and the analyses conducted must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying Dain Rauscher Wessels' Opinion.

    In performing its analyses, Dain Rauscher Wessels considered general, economic, market, and financial conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Dain Rauscher Wessels (and summarized below) are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth herein. Additionally, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be sold.

  FINANCIAL ANALYSIS

    The following is a brief summary of certain financial analyses performed by Dain Rauscher Wessels in connection with providing its written opinion to the Board of the Company on September 2, 1998:

    DISCOUNTED CASH FLOW ANALYSIS. The discounted cash flow analysis aggregated: (i) the present value of the projected free cash flow (defined as earnings before interest and taxes ("EBIT"), less taxes, less increases in working capital, less capital expenditures, plus depreciation and amortization, plus increases in deferred tax liabilities through 2002) and (ii) the present value of a terminal value (the hypothetical value of selling the enterprise in its entirety) in the year 2002. The terminal value for the Company was determined by applying various multiples of the Company's estimated EBIT in 2002. The Company's free cash flow stream and terminal value were discounted to present values using discount rates ranging from 13% to 15%. Dain Rauscher Wessels arrived at such discount rates based upon the consideration of a number of factors, including cost of capital, required rates of return to investors, and risks attributable to the uncertainty of achieving the projected cash flows. The Merger Consideration of $10.70 per share compared favorably to all of the intrinsic values developed from this analysis.

    ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES. Dain Rauscher Wessels compared selected historical and projected financial information of the Company to publicly traded companies Dain Rauscher Wessels deemed to be comparable to the Company. Such information included the ratio of market value to historical pretax income and price per share to projected 1998 and 1999 EPS. Dain Rauscher Wessels also examined the ratio of the enterprise value (equity market value plus debt less cash) to historical revenue, EBIT, and historical earnings before interest, taxes, depreciation, and amortization ("EBITDA"). Dain Rauscher Wessels selected comparable companies that generally operate and acquire retail automotive dealerships. Companies reviewed by Dain Rauscher Wessels included Group 1 Automotive, Inc., Lithia Motors, Inc., Sonic Automotive, Inc., and United Auto Group (the "COMPARABLE COMPANIES").

    The foregoing multiples were applied to historical financial results of the Company for the latest-twelve-month ("LTM") period ended June 30, 1998 and projected financial results of the Company. Dain Rauscher Wessels determined a range of multiples for the Comparable Companies of .13 to .20 times LTM revenue,
3.3 to 9.6 times LTM EBITDA, 3.7 to 12.6 times LTM EBIT, 5.8 to 17.0 times LTM pretax income, 10.0 to 13.8 times calendar 1998 net income, and 8.1 to 10.7 times calendar 1999 net income. The median multiples for the Comparable Companies were .16 times LTM revenue, 4.3 times LTM EBITDA, 4.6 times LTM EBIT,
6.6 times LTM pretax income, 11.3 times calendar projected, forward-looking, estimated 1998 net income, and 9.4 times calendar projected 1999 net income. These multiples compared to corresponding multiples of the Company, based on a $10.70 per share purchase price for the Common Stock, of .3 times LTM Revenue,
8.1 times LTM EBITDA, 9.6 times LTM EBIT, and 14.5 times LTM pretax income. In addition, the corresponding forward-looking multiples of the Company based on estimates of 1998 and 1999 net income each compare favorably to the relevant median multiples of the

Comparable Companies. The above-mentioned multiples of the value to be paid to the Stockholders in the Merger compare favorably to the median multiples in all cases.

    ANALYSIS OF SELECTED MERGER AND ACQUISITION TRANSACTIONS. Dain Rauscher Wessels compared the proposed Merger with selected merger and acquisition transactions ("COMPARABLE TRANSACTIONS") involving target companies engaged in operating and acquiring retail automotive dealerships. In examining these transactions, Dain Rauscher Wessels analyzed certain income statement and balance sheet parameters of the acquired company relative to the consideration offered. The foregoing multiples were applied to historical financial results of the Company for the twelve-month period ended June 30, 1998. Multiples analyzed included enterprise value to LTM revenue, LTM EBIT, LTM EBITDA and market value to LTM pretax income. The enterprise value in the Comparable Transactions ranged from .1 to .3 times LTM revenue, 6.0 to 17.5 times LTM EBIT, and 5.7 to 21.5 times LTM EBITDA. The market value ranged from 6.3 to 15.5 times LTM pretax income. The median enterprise value multiples were .2 times LTM revenue, 10.1 times LTM EBIT and 8.9 times LTM EBITDA. The median market value multiple of LTM pretax income was 9.2 times. These multiples compared to corresponding multiples of the Company, based on a $10.70 per share purchase price for the Common Stock, of .3 times LTM revenue, 8.1 times LTM EBITDA, 9.6 times LTM EBIT, and 14.5 times LTM pretax income. The multiples of the value to be paid to the Stockholders in the Merger are within the range of the high and low multiples of the Comparable Transactions and compare favorably to the median multiples in all cases.

    ANALYSIS OF MARKET PERFORMANCE. Dain Rauscher Wessels compared the premium of the proposed purchase price per share of Common Stock with the premiums paid in recent merger and acquisition transactions of comparable transaction size. Dain Rauscher Wessels examined the price paid per share in recent transactions compared to the closing price per share one day prior to announcement and one month prior to announcement. The premiums paid over the closing price one day prior to announcement ranged from 1.1% to 87.5%, with a median premium of 25.2%. The premiums paid over the closing price one month prior to announcement ranged from -26.5% to 173.9% with a median premium of 38.9%. These premiums compared to per share purchase price premiums in the Merger of 67.8% over the closing price of the Common Stock on September 1, 1998 and 47.6% over the closing price of the Common Stock one month prior to announcement. The premiums to be paid to the Company are within the range of the high and low premiums of the recent transactions.

    No company or transaction used in the above analysis is identical to the Company or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the Company and those to which it is compared.

    The Company has agreed to pay Dain Rauscher Wessels a fee of $475,000 for the delivery of its written opinion that is included in this Proxy Statement. The Company has also agreed to reimburse Dain Rauscher Wessels for its reasonable out-of-pocket expenses and to indemnify Dain Rauscher Wessels against certain liabilities including those arising under the federal securities laws or relating to or arising out of Dain Rauscher Wessels' engagement by the Company.

    Dain Rauscher Wessels, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Dain Rauscher Wessels acted as a co-manager of the initial public offering of the Company on September 23, 1996. In the ordinary course of business, Dain Rauscher Wessels acts as a market maker and broker in the publicly traded securities of the Company and receives customary compensation in connection therewith, and also provides research coverage for the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD

    The Board believes that the terms of the Merger Agreement and the Merger and the other transactions contemplated thereby are fair to, and are in the best interests of, the Company and the Stockholders. Accordingly, the Board has unanimously approved the Merger Agreement and the Merger and recommends approval of the Merger Agreement by the Stockholders. In considering the recommendation of the Board with respect to the Merger Agreement and the Merger, Stockholders should be aware that certain members of the Company's management and the Board have certain interests in the Merger that are in addition to the interests of Stockholders generally. See "--Interests of Certain Persons in the Merger." In reaching its decision, the Board considered numerous factors, consulted with the Company's management and legal counsel, and received a fairness opinion from Dain Rauscher Wessels. The principal reasons, to which relative weights were not assigned, for the Board's approval and its recommendation to the Stockholders are as follows:

        (1) Information and analyses relating to the financial performance, condition, business operations and prospects of the Company, and current industry, economic and market conditions.

        (2) The possibility of alternatives to the Merger for enhancing Stockholder value, including the possibility of transactions with other parties and the valuations discussed with other parties.

        (3) The ability of the Company to compete as an independent company.

        (4) The economic terms of the Merger Agreement, including the Merger Consideration. With respect to the Merger Consideration, the Board considered that the Merger Consideration: (i) had been determined through arm's-length negotiations; and (ii) represented a premium of 67.8% over the closing price one day prior to the Board's meeting on September 2, 1998 and a premium of 47.6% over the closing price one month prior to the announcement of the Merger Agreement. See "--Opinion of Financial Advisor."

        (5) The other terms and conditions of the Merger Agreement, including the ability of the Board to pursue an unsolicited acquisition proposal should its fiduciary duties so require.

        (6) The fact that the Merger Agreement, which generally prohibits the Company from soliciting, or engaging in discussions or negotiating with, any third party regarding any potential acquisition of the Company, including a merger, acquisition or exchange of all or any material portion of the assets of, or equity interest in, the Company, does permit the Company to furnish information to, or negotiate with, any third party that has submitted a proposal for such an acquisition, provided that certain conditions are met. See "--Merger Agreement--No Solicitation." The Board believes that these provisions of the Merger Agreement do not unduly restrict the ability of a third party to make a proposal meeting the applicable conditions relating to such an acquisition, or the Board's ability to consider and act upon such a proposal if made.

        (7) The structure of the Merger, including the facts that the Merger is a "cash-for-stock" transaction rather than a "stock-for-stock" transaction, and the volatility of the current stock market.

        (8) The financial presentation of Dain Rauscher Wessels on September 2, 1998 and its September 2, 1998 oral opinion that the Merger Consideration is fair, from a financial point of view, to the Stockholders as of the date of such opinion and based upon and subject to certain assumptions, limitations and other matters stated therein and the written opinion from Dain Rauscher Wessels dated September 2, 1998. See "--Opinion of Financial Advisor."

        (9) Presentations from, and discussion with, certain executive officers of the Company, Dain Rauscher Wessels and Winstead Sechrest & Minick P.C., outside legal counsel, regarding the terms and conditions of the Merger Agreement.

    The Board also considered the following potentially negative factors in its deliberations concerning the merger:

        (1) The fact that the Merger Consideration is generally a taxable transaction to the Stockholders.

        (2) The requirements by Republic of the Voting Agreement and the payment of Republic's expenses if the Merger Agreement is terminated under certain circumstances. See "--Merger Agreement."

    After careful consideration of the foregoing factors and consultation with its legal and financial advisors, the Board unanimously approved the Merger Agreement and the Merger.

    THE BOARD BELIEVES THAT THE MERGER AGREEMENT AND THE MERGER CONSIDERATION, IS FAIR AND IN THE BEST INTERESTS OF THE STOCKHOLDERS. ACCORDINGLY, THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

MERGER CONSIDERATION

    The Merger Consideration was arrived at through arms'-length negotiations between Republic and the Company. See "--Background of the Merger." Each share of Common Stock outstanding at the Effective Time will cease to be outstanding and will be converted into the right to receive $10.70 in cash, without interest.

OPTIONS

    At the Effective Time, each Eligible Option will be automatically converted into the right to receive cash in an amount equal to the product of (i) the Merger Consideration less the exercise price and (ii) the number of shares of Common Stock for which such Eligible Option is exercisable. Pursuant to the terms of the Merger Agreement and the Stock Option Plan, all other options to purchase shares of Common Stock will be eliminated at the Effective Time.

PAYMENT OF MERGER CONSIDERATION AND FOR ELIGIBLE OPTIONS

    As soon as reasonably practicable after the Effective Time, but in no event later than ten business days following the Closing (as defined herein), the Company, as the Surviving Corporation, will cause to be sent to each holder of record of Common Stock or an Eligible Option, transmittal materials for use in exchanging all of their certificates representing Common Stock or Eligible Option. The transmittal materials will contain information and instructions with respect to the surrender of certificates of Common Stock or Eligible Options.

    STOCKHOLDERS SHOULD NOT SEND IN THEIR SHARE CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

    Following the Effective Time and upon surrender of all of the certificates representing Common Stock or Eligible Options registered in the name of a holder of Common Stock (or indemnity satisfactory to Republic or the Paying Agent if any of such certificates are lost, stolen or destroyed), together with a properly completed letter of transmittal, the Paying Agent will mail to such holder a check representing the Merger Consideration or payment for the Eligible Options.

MERGER AGREEMENT

    REPRESENTATIONS AND WARRANTIES.

    The Merger Agreement contains various customary representations and warranties of the Company and Republic made to the other relating to, among other things: (i) each of the Company's, Republic's and Merger Sub's respective organizations and similar corporate matters and the organizations and similar corporate matters regarding the respective subsidiaries of the Company and Republic; (ii) the Company's and its subsidiaries' respective capital structure;
(iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (iv) any conflicts under articles or certificates of incorporation or bylaws, required consents or approvals and violations of certain instruments or law; (v) in the case of the Company (a) documents filed with the Commission and the accuracy of the information contained therein, (b) the absence of certain specified material changes, (c) the absence of material litigation, (d) employee benefit matters, (e) the validity of title to properties, (f) identification and status of material contracts, (g) the validity of all required permits and licenses required for the Company to conduct its business, and (h) certain environmental, insurance and tax matters; and (vi) compliance with applicable laws.

    CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME.

    Pursuant to the terms of the Merger Agreement, the Company has agreed to conduct the Company's and its subsidiaries' businesses in the ordinary course consistent with past practice. More specifically, the Company has agreed that, except as contemplated by the Merger Agreement, it shall not, among other things, do any of the following without the prior written consent of Republic:
(i) sell, pledge, dispose of or encumber (or permit any subsidiary of the Company to sell, pledge, dispose of or encumber) any assets of the Company or any Subsidiary of the Company, except in the ordinary course of business consistent with past practice; (ii) amend or propose to amend its Certificate of Incorporation, or Articles of Incorporation, as applicable, or Bylaws; (iii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to such shares; (iv) redeem, purchase, acquire or offer to acquire (or permit any subsidiary of the Company to redeem, purchase, acquire or offer to acquire) any shares of its capital stock; (v) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets whether pursuant to the company stock plans or otherwise; PROVIDED that the Company may issue shares of Common Stock upon the exercise of currently outstanding options; (vi) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (vii) except for vehicle financing in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or issue any debt securities; (viii) enter into or modify any material contract, except in the ordinary course of business and consistent with past practice; (ix) terminate, modify, assign, waive, release or relinquish any material contract rights or amend any material rights or claims not in the ordinary course of business; (x) settle or compromise any material claim, action, suit or proceeding pending or threatened against the Company or any Subsidiary of the Company; (xi) grant any increase in the salary or other compensation of its employees or enter into any employment agreement or make any loan to or enter into any transaction of any other nature with any employee of the Company or any Subsidiary of the Company, except in the ordinary course of business consistent with past practice; (xii) adopt or amend, in any material respect, except as contemplated thereby or as may be required by applicable law or regulation, any collective bargaining, bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees (including, without limitation, any such plan or arrangement relating to severance or termination pay); and (xiii) take any action that would make any representation or warranty of the Company under the Merger Agreement to be inaccurate in any respect at, or as of any time prior to, the Effective Time, or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

    The Company has entered into a contract to acquire a certain dealership in Las Vegas, Nevada. The proposed purchase price is approximately $12.5 million consisting of approximately $9.0 million in cash, $3.2 million in seller financed notes and approximately $300,000 in value of the Common Stock. The Company has not obtained approval from the related manufacturer, and the purchase contract expires January 1, 1999. As a result, the Company has entered into a Stock Purchase Agreement with Republic to sell to Republic the subsidiary that operates this dealership and has the right to acquire it. The Company has advanced approximately $1.5 million towards the closing of this transaction.

    NO SOLICITATION

    The Company has agreed, pursuant to the terms of the Merger Agreement, that it shall not, until the Effective Time or the termination of the Merger Agreement, and will cause its respective officers, directors, employees, and other agents not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or "group" (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) (other than Republic or Merger Sub, or any affiliate, associate or designees thereof ) with respect to any inquiries or the making of any offer or proposal (including, without limitation, any offer or proposal to the stockholders of the Company) concerning an Acquisition Transaction (an "ACQUISITION PROPOSAL"); PROVIDED, HOWEVER, that the Company may, directly or indirectly, furnish information and access pursuant to an appropriate confidentiality agreement, in each case only in response to an unsolicited request for information or access, to any person making a written Superior Proposal (as hereinafter defined) to the Board, and may participate in discussions and negotiate with such person concerning any such Superior Proposal, if and only if the Board determines in good faith, based upon the written advice of outside counsel to the Company reasonably acceptable to Republic ("COUNSEL"), that failing to provide such information or access or to participate in such discussions or negotiations would constitute a breach of the Board's fiduciary duty under applicable law and PROVIDED, FURTHER, that nothing herein shall prevent the Board from taking, and disclosing to the Stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer; PROVIDED, FURTHER, that the Board shall not recommend that the Stockholders tender their shares of Common Stock (or approve any such Superior Proposal in any meeting of the Stockholders to approve any such Superior Proposal) in connection with any such Superior Proposal unless the Board shall have determined in good faith, based upon the written advice of Counsel, that failing to take such action would constitute a breach of the Board's fiduciary duty to the Stockholders under applicable law.

    The Board is required to: (i) notify Republic immediately if any Superior Proposal is made and shall in such notice indicate the identity of the offeror and the terms and conditions of any such Superior Proposal; and (ii) keep Republic promptly apprised of significant developments as to such Superior Proposal. The Company has agreed not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party, unless the Board has determined in good faith, based upon the written advice of Counsel to the Company, that failing to release such third party or waive such provisions would constitute a breach of the fiduciary duties of the Board to Stockholders under applicable law.

    The term "ACQUISITION TRANSACTION" means any acquisition (with certain specified exceptions) or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any of the Subsidiaries of the Company (by direct purchase from the Company, tender or exchange offer or otherwise) or any business combination, merger or similar transaction (including an exchange of stock or assets) with or involving the Company or any Subsidiary or any division of the Company. The term "SUPERIOR PROPOSAL" means an Acquisition Proposal made by a third-party after the date hereof, which was not encouraged, solicited or initiated by the Company, the Subsidiaries or any of their affiliates or any of their respective officers, directors, employees, representatives or agents, the value of which Acquisition Proposal to the Stockholders has been determined by the Board of Directors to be materially greater than the value to such Stockholders represented by the transactions contemplated thereby.

CLOSING; EFFECTIVE TIME

    The closing (the "CLOSING") of the transactions contemplated by the Agreement will take place: (i) at the offices of Morrison & Foerster L.L.P., 775 Page Mill Road in Palo Alto, California 94304, on the first business day on which the last to be fulfilled or waived of the conditions set forth in Article VII of the Merger Agreement shall be fulfilled or waived in accordance with the Agreement (the "CLOSING DATE"); or (ii) at such other place and time and/or on such other date as the Company and Republic may agree as soon as practicable following the receipt of all necessary and regulatory and Stockholders' approvals and the expiration of all mandatory waiting periods relative thereto. See "--Waiver, Amendment and Termination." The Merger will become effective at the time and on the date on which the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware (the "EFFECTIVE TIME")

CONDITIONS TO CONSUMMATION OF THE MERGER

    The respective obligations of the Company, Republic and Merger Sub, to effect the Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by the party entitled to the benefit thereof, in whole or in part: (i) the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the Stockholders; (ii) the expiration or earlier termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT") shall have occurred; and (iii) the Surviving Corporation shall have entered into the Employment Agreements.

    In addition, the obligations of Republic and Merger Sub to effect the Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction at or prior to the Effective Time of the following additional conditions, any or all of which may be waived by Republic and Merger Sub, in whole or in part: (i) no preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority shall be in effect that would restrain the effective operation of the business of the Company and the Subsidiaries from and after the Effective Time, and no proceeding challenging the Merger Agreement or the transactions contemplated thereby or seeking to prohibit, alter, prevent or materially delay the Merger shall be pending before any court, arbitrator or governmental agency, body or official; (ii) all of the representations and warranties of the Company set forth in the Merger Agreement shall have been true and correct on the date of the Merger Agreement, and (a) with respect to all such representations and warranties that are not subject to materiality (or similar) qualifiers, shall be true and correct in all material respects on the Closing Date (subject to any transactions and other actions permitted or required to be taken pursuant to the Merger Agreement), with the same force and effect as if made on such date, and (b) with respect to all such representations and warranties that are subject to materiality (or similar) qualifiers shall be true and correct on the Closing Date in accordance with their terms, with the same force and effect as if made on such date; (iii) the Company shall have performed, in all material respects, all of its covenants and obligations under the Merger Agreement; (iv) the Chief Executive Officer of the Company shall have executed and delivered to Republic a certificate, in form reasonably acceptable to Republic, certifying as to the matters set forth in clauses (ii) and (iii) above; (v) between September 3, 1998 and the Closing Date, there shall not have occurred any fact, circumstance, development or event which has or could reasonably be expected to have a Material Adverse Effect on the Company, and the Company shall have delivered to Republic a certificate, dated as of the Closing Date, to that effect; (vi) Republic shall have received an opinion of counsel to the Company reasonably acceptable to Republic, dated as of the Closing Date, in form and substance reasonably acceptable to Republic; (vii) Republic shall have received all consents required under the Franchise Agreements (as defined in the Merger Agreement ) between the Company and the Factories (as defined in the Merger Agreement) or shall have entered into new arrangements and Franchise Agreements of the type generally in use at that time to operate a dealership of each of the Factories at the current locations of the dealerships, subject only to such additional terms and conditions as are acceptable to Republic, and the Closing shall be in compliance with any agreements then in effect between Republic and any Factories; (viii) the Company and Republic shall have received such other consents to the Merger and other transactions contemplated thereby and waivers of rights to terminate or modify any rights or obligations of the Company or the Subsidiaries, from any person or entity from whom such consent or waiver is required, under any material contract or any law or regulation (other than the HSR Act, or who as a result of the transactions contemplated thereby, would have such rights to terminate or modify such material contracts, either by the terms thereof or as a matter of law, except for any failures to obtain any such consent which, individually or in the aggregate, do not have and could not reasonably be expected to have a Material Adverse Effect on Republic or the Company; and (ix) Republic shall have obtained any applicable dealer license or other approvals required under state laws or the applicable state motor vehicle authorities and all other governmental authorities with respect to the transactions contemplated thereby, except for any failures to obtain any such licenses or approvals which, individually or in the aggregate, do not have and could not reasonably be expected to have a Material Adverse Effect on Republic or the Company; and (x) the Voting Agreement shall have been observed and shall continue to be in full force and effect in accordance with their respective terms. To satisfy the conditions of the Merger, as set forth in the Merger Agreement, the Company will divest the Company's Denver, Colorado dealership, as well as the Company's interest in the pending acquisition of a California dealership. In addition, Nissan Motor Corporation U.S.A ("NISSAN") has asserted a right to require the disposition or termination of the Company's two Nissan dealerships in connection with the Merger. The Company and Republic believe Nissan's position is without any merit, and will vigorously pursue all legal remedies available in the event Nissan takes any action to attempt to enforce its asserted rights.

    The obligations of the Company to effect the Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction at or prior to the Effective Time of the following additional conditions, any or all of which may be waived by the Company, in whole or in part: (i) all of the representations and warranties of Republic and Merger Sub set forth in the Merger Agreement shall have been true and correct on the date of the Merger Agreement, and (a) with respect to all such representations and warranties that are not subject to materiality (or similar) qualifiers, shall be true and correct in all material respects on the Closing Date (subject to any transactions and other actions permitted or required to be taken pursuant to the Merger Agreement), with the same force and effect as if made on such date, and
(b) with respect to all such representations and warranties that are subject to materiality (or similar) qualifiers shall be true and correct on the Closing Date in accordance with their terms, with the same force and effect as if made on such date; (ii) Republic and Merger Sub shall have performed, in all material respects, all of their covenants and obligations under the Merger Agreement; and
(iii) no preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority shall be in effect that would prevent the consummation of the Merger as contemplated thereby.

    SOME OF THESE CONDITIONS TO THE CONSUMMATION OF THE MERGER, INCLUDING THE APPROVALS OF THE FACTORIES, ARE BEYOND THE CONTROL OF THE COMPANY OR REPUBLIC. WHILE REPUBLIC AND THE COMPANY HAVE AGREED TO TAKE ALL COMMERCIALLY REASONABLE ACTIONS NECESSARY TO CONSUMMATE THE MERGER, THERE CAN BE NO ASSURANCE THE COMPANY AND REPUBLIC WILL BE ABLE TO OBTAIN THE NECESSARY APPROVALS OF THE FACTORIES OR CONSUMMATE THE CONTEMPLATED DIVESTITURES.

WAIVER, AMENDMENT AND TERMINATION

    The Company, on the one hand, and Republic and Merger Sub, on the other hand, may, each in its sole discretion, by written notice to the other party:
(i) extend the time for the performance of any of the obligations or other actions of the other under the Merger Agreement; (ii) waive any inaccuracies in the representations or warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; (iii) waive compliance with any of the conditions of the other party contained in the Merger Agreement; or (iv) waive performance of any of the obligations of the other party under the Merger Agreement.

    The Merger Agreement may be varied, amended or supplemented at any time before or after the approval and adoption of the Merger Agreement by the Stockholders by action of the respective Boards of Directors of the Company, Republic and Merger Sub, without action by the stockholders thereof; PROVIDED that, after approval and adoption of the Merger Agreement by the Stockholders, no such variance, amendment or supplement shall, without consent of such Stockholders, reduce the amount or alter the form of the consideration that the holders of the Common Stock is entitled to receive upon the Effective Time.

    The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the
Stockholders: (i) by mutual action of the Boards of Directors of Republic and the Company; (ii) by either Republic or the Company, if the Merger shall not have been effected on or prior to the close of business on September 3, 1999, unless, in any case, such event has been caused by the breach of the Merger Agreement by the party seeking such termination; (iii) by Republic, if the Board withdraws, modifies or amends in a manner adverse to Republic its approval or recommendation of the Merger (or failed to re-affirm its approval or recommendation within ten days after Republic's request following receipt by the Company of an Acquisition Proposal) to the Stockholders, or approves, recommends or endorses any Superior Proposal; or (iv) by Republic or the Company, upon the occurrence of any material breach by the other party of any of its representations, warranties, covenants or agreements, which breach is not cured within fifteen days after written notice of such breach is delivered by the non-breaching party.

    If the Merger Agreement is terminated by Republic because the Board withdrew, modified or amended in a manner adverse to Republic, its approval or recommendation of the Merger (or failed to re-affirm its approval or recommendation within ten days after Republic's request) to the Stockholders, or approved, recommended or endorsed a Superior Proposal, the Company has an obligation to pay, within ten days of written demand from Republic, all of Republic's reasonable out-of-pocket costs and expenses.

REGULATORY FILINGS AND APPROVALS

    The Merger is subject to the requirements of the HSR Act, which provides that certain transactions may not be consummated until required information and materials have been furnished to the Antitrust Division of the Justice Department (the "ANTITRUST DIVISION") and the Federal Trade Commission (the "FTC") and certain waiting periods have expired or been terminated. On September 25, 1998, the Company and Republic filed the required information and materials with the Antitrust Division and the FTC and requested early termination of the waiting period under the HSR Act. The waiting period under the HSR Act expired on October 25, 1998. The requirements of the HSR Act will be satisfied if the Merger is consummated within one year from the expiration of the waiting period.

    However, the Antitrust Division or the FTC may challenge the Merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the Effective Time, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, or certain other persons could take action under the antitrust laws, including seeking to enjoin the Merger. Additionally, at any time before or after the Effective Time, notwithstanding that the waiting period under the HSR Act has expired, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the Merger will not be made or that, if such a challenge is made, the Company will prevail.

    The Merger is also subject to certain state statutes and regulations that require that the regulatory agencies overseeing motor vehicle sales approve the change of ownership or be given a notice of a change of ownership. In California, Nevada and Oklahoma, Republic is required to file an application for approval, and in Colorado and Texas, Republic is required to file a notice prior to the change of ownership.

    The Company is unaware of any other material governmental or regulatory approval required for consummation of the Merger, other than compliance with applicable securities laws and filings under the DGCL.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the Merger Agreement and the Merger, the Stockholders should be aware that certain executive officers and directors of the Company have certain interests in the Merger that may present them with potential conflicts of interests with respect to the Merger.

    FUTURE EMPLOYMENT

    In connection with the Merger, Republic will employ Messrs. Gilliland, Hall and Gaines for four years. Mr. Gilliland will be employed as the Chief Executive Officer of the Company and Messrs. Hall and Gaines will be employed as Vice Presidents of the Company. Each of these executives will be employed full-time for the first year following the Merger, and part-time during the final three years. During the first year, Messrs. Gilliland, Hall and Gaines will receive monthly salaries of $25,000, $20,000 and $15,000, respectively, and during the final three years, each executive will receive a nominal salary.

    Messrs. Gilliland and Hall will be subject to certain non-competition provisions that will severely restrict their ability to compete in the automobile business for a period of five years after the Closing Date.

    In addition, Republic will grant options to acquire common stock of Republic to the executive officers of the Company. Mr. Gilliland will receive options to acquire 501,818 shares. Mr. Hall will receive options to acquire 80,000 shares. Mr. Gaines will receive options to acquire 30,000 shares. R. Wayne Moore, Esq., Secretary and General Counsel, will receive options to acquire 10,000 shares. Mr. Charles D. Winton, Chief Accounting Officer, will receive options to acquire 10,000 shares. The options will vest over a four year period and the exercise price will be the closing price of the common stock of Republic the day prior to the Closing Date.

    INDEMNIFICATION

    For a period of six years following the Effective Time, Republic has agreed not to amend, repeal or otherwise modify the indemnification or exculpation provisions of the Company's Certificate of Incorporation or Bylaws in any way that would be materially adverse to the officers, directors, employees or agents of the Company prior to or at the Effective Time. The Company, as the Surviving Corporation, has also agreed to purchase directors and officers insurance for such individuals for a period of six years following the Effective Time, subject to certain limits.

    STOCK OPTION PLANS

    Each of the directors and executive officers of the Company listed below hold Eligible Options to acquire, in the aggregate, 448,024 shares of Common Stock. These Eligible Options will be converted into the right to receive from Republic cash in the amount equal to the difference of $10.70 and the exercise price. The executive officers and directors of the Company have options to acquire the number of shares at a weighted average exercise price as set forth below:

                                                                                            AMOUNT TO BE RECEIVED
                                                    NUMBER OF SHARES      WEIGHTED AVERAGE     AT CLOSING FOR
NAME                                            UNDERLYING COMMON STOCK    EXERCISE PRICE          OPTIONS
----------------------------------------------  ------------------------  ----------------  ---------------------
Bill A. Gilliland.............................            127,907            $   8.0136        $    343,609.36
Robert W. Hall................................             72,326            $   8.0193        $    193,884.31
John W. Gaines................................             61,163            $   8.0625        $    161,317.41
R. Wayne Moore................................             28,953            $   8.0625        $     76,363.54
Charles D. Winton.............................             61,163            $   8.0625        $    161,317.41
R. Douglas Spedding...........................             46,512            $   8.0625        $    122,675.40
John H. Marmaduke.............................             25,000            $   8.0875        $     65,312.50
Robert F. Green...............................             25,000            $   8.0875        $     65,312.50

ACCOUNTING TREATMENT

    The Merger will be accounted for as a "purchase" transaction under generally accepted accounting principles. Accordingly, the earnings of the Company will be combined with the earnings of Republic from and after the Effective Time and any goodwill or other intangibles recorded in the transaction will be amortized through charges to income in future periods.

                                VOTING AGREEMENT

    As further inducement for Republic to enter into the Agreement, the Voting Agreement Stockholders entered into the Voting Agreement which is attached hereto as Appendix B, whereby each of the Voting Agreement Stockholders agreed to vote all of the shares of Common Stock beneficially owned by them in favor of certain matters, including without limitation, the approval and adoption of the Merger Agreement, and against, among other things, any recapitalization, merger, stock purchase, sale of assets or other Acquisition Proposal between the Company and any person or entity other than Republic, and any action or agreement that would result in a breach of any covenant, representation or warranty or any obligation of the Company under the Merger Agreement. However, if the Company executes a definitive agreement for a Superior Proposal (a "DEFINITIVE AGREEMENT"), the Voting Agreement Stockholders' voting obligations will be suspended, and they may vote in favor of the Superior Proposal. In the event the transaction contemplated by the Definitive Agreement is consummated, each Voting Agreement Stockholder is obligated to pay Republic the amount of consideration they are to receive in such transaction (including amounts to be paid in the future or amounts held in escrow) that is in excess of the aggregate Merger Consolidation the Voting Agreement Stockholders would have received in the Merger. The Voting Agreement Stockholders beneficially own an aggregate of 8,265,224 shares of Common Stock (excluding options currently exercisable) or 60.18% of the outstanding shares of Common Stock as of the Record Date. Republic did not pay additional consideration to any Voting Agreement Stockholder in connection with the execution and delivery of the Voting Agreement.

    The Voting Agreement terminates upon the earlier to occur of: (i) the Effective Time; (ii) the termination of the Merger Agreement by mutual consent of the Company and Republic; and (iii) the later of (x) September 3, 1999 and
(y) the date on which the Definitive Agreement terminates or the principal transactions contemplated thereby are consummated and all payments owed to Republic by the Voting Agreement Stockholders under the Voting Agreement have been paid.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES
                         OF THE MERGER TO STOCKHOLDERS

    The following is a general discussion of certain United States Federal income tax consequences of the receipt of cash by a holder of Common Stock pursuant to the Merger. Except as specifically noted, this discussion applies only to a U.S. Holder.

    A "U.S. HOLDER" means a holder of Common Stock that is (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof or therein, (iii) an estate the income of which is subject to United States Federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and (y) one or more United States fiduciaries have the authority to control all substantial decisions of the trust. A "Non-U.S. Holder" is a holder of Common Stock that is not a U.S. Holder.

    The transfer of Common Stock pursuant to the Merger will be a taxable transaction for Federal income tax purposes under the Code, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for Federal income tax purposes, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received by the U.S. Holder pursuant to the Merger and the aggregate tax basis in the Common Stock canceled pursuant to the Merger. Gain or loss will be calculated separately for each block of Common Stock canceled pursuant to the Merger. A dissenting Stockholder will recognize gain or loss for Federal income tax purposes measured by the difference between the cash received by such Stockholder resulting from an appraisal of such Stockholder's Common Stock and such Stockholder's tax basis in such Common Stock.

    Gain (or loss) will be capital gain (or loss), assuming that such Common Stock is held as a capital asset. Capital gains of individuals, estates and trusts generally are subject to a maximum Federal income tax rate of (i) 39.6% if, at the Effective Time, the Stockholder held the Common Stock for not more than one year, and (ii) 20% if the Stockholder held such Common Stock for more than one year at such time. Capital gains of corporations generally are taxed at the Federal income tax rates applicable to corporate ordinary income. In addition, under present law, the ability to use capital losses to offset ordinary income is limited.

    A Stockholder that surrenders Common Stock pursuant to the Merger may be subject to 31% backup withholding unless the Stockholder provides its Taxpayer Identification Number ("TIN") and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A Stockholder that does not furnish its TIN may be subject to a penalty imposed by the Internal Revenue Service ("IRS").

    If backup withholding applies to a Stockholder, the paying agent is required to withhold 31% from payments to such Stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the Stockholder upon filing an income tax return.

    THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO COMMON STOCK RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF COMMON STOCK WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. HOLDERS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, FINANCIAL INSTITUTIONS, DEALERS IN SECURITIES OR CURRENCIES, PERSONS WHO HOLD COMMON STOCK AS A POSITION IN A "STRADDLE" OR AS PART OF A "HEDGING" OR "CONVERSION" TRANSACTION AND PERSONS THAT HAVE A FUNCTIONAL CURRENCY OTHER THAN THE U.S. DOLLAR, AND MAY NOT APPLY TO A HOLDER OF COMMON STOCK IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

                      DELAWARE STATUTORY APPRAISAL RIGHTS

    The Stockholders are entitled to appraisal rights under Section 262 of the DGCL. A PERSON HAVING A BENEFICIAL INTEREST IN COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT WHATEVER APPRAISAL RIGHTS THE BENEFICIAL OWNER MAY HAVE.

    THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262, WHICH IS REPRINTED IN ITS ENTIRETY AS APPENDIX D TO THIS PROXY STATEMENT. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the Common Stock as to which appraisal rights are asserted. As used herein, "SURVIVING CORPORATION" means the Company as the corporation surviving the Merger.

    Under the DGCL, the Stockholders who do not wish to accept pursuant to the Merger the consideration provided for in the Merger Agreement and who follow the procedures set forth in Section 262 will be entitled to have their Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of such Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court.

    Under Section 262, where an agreement of merger (E.G., the Merger Agreement) is to be submitted for approval at a meeting of stockholders, as in the case of the Special Meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section
262. This Proxy Statement shall constitute such notice to the holders of Common Stock and the applicable statutory provisions of the DGCL are attached to this Proxy Statement as Appendix D. Any Stockholder who wishes to exercise such appraisal rights, or who wishes to preserve his right to do so, should review the following discussion and Appendix D carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

    A Stockholder wishing to exercise his appraisal rights must deliver to the Secretary of the Company, before the vote on the Merger Agreement at the Special Meeting, a written demand for appraisal of his Common Stock and must not vote his Common Stock of stock in favor of approval and adoption of the Merger Agreement. Because a proxy which does not contain voting instructions will, unless revoked, be voted for approval and adoption of the Merger Agreement, a Stockholder who votes by proxy and who wishes to exercise his appraisal rights must: (i) vote against approval and adoption of the Merger Agreement; or (ii) abstain from voting on approval and adoption of the Merger Agreement. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve and adopt the Merger Agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote. In addition, a holder of Common Stock wishing to exercise his appraisal rights must hold of record such Common Stock on the date the written demand for appraisal is made and must continue to hold such Common Stock until the Effective Time.

    Only a Stockholder of record is entitled to assert appraisal rights for the Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the Stockholder of record, fully and correctly, as his or her name appears on the stock certificates. If the shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Common Stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the Common Stock held for one or more beneficial owners while not exercising such rights with respect to the Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of Common Stock as to which appraisal is sought and when no number of Common Stock is expressly mentioned, the demand will be presumed to cover all Common Stock held in the name of the record owner. Stockholders who hold their Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee. All written demands for appraisal should be delivered to R. Wayne Moore, Secretary of the Company, either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) addressed to him at Cross-Continent Auto Retailers, Inc., 1201 South Taylor, Amarillo, Texas 79101.

    Within ten days after the Effective Time, the Surviving Corporation must send a notice as to the effectiveness of the Merger to each former stockholder of the Company who has made such a written demand for appraisal and who has not voted in favor of approval and adoption of the Merger Agreement. Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation, or any Stockholder who is entitled to appraisal rights under Section 262 and has complied with the requirements of Section 262, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Common Stock. The Surviving Corporation is under no obligation to and has no present intention to file a petition in respect to the appraisal of the fair value of the Common Stock. Accordingly, it is the obligation of the Stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

    Within 120 days after the Effective Time, any Stockholder who has complied with the requirements under Section 262 for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Common Stock with respect to which demands for appraisal have been received and which have not voted in favor of approval and adoption of the Merger Agreement, and the aggregate number of holders of such Common Stock. Such statements must be mailed within ten days after a written request therefor has been received by the Surviving Corporation.

    If a petition for appraisal is duly filed by a Stockholder and a copy thereof is delivered to the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all holders of Common Stock who have demanded appraisal of their Common Stock. After notice to such Stockholders, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition to determine those Stockholders who have complied with
Section 262 and who have become entitled to appraisal rights under that section. The Delaware Court of Chancery may require the Stockholders who have demanded payment for their Stock to submit their stock certificates to the Register in Chancery for a notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such Stockholder.

    After determining the Stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their Common Stock as determined under Section 262 could be more than, the same as OR LESS THAN the Merger Consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their Common Stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court also will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose Common Stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court also may order that all or a portion of the expenses incurred by any Stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the Common Stock entitled to appraisal.

    Any Stockholder who has duly demanded an appraisal in compliance with
Section 262 will not be entitled, after the Effective Time, to vote the Common Stock subject to the appraisal demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of stock (except dividends or other distributions, other than the Merger Consideration, payable to holders of record of Common Stock as of a date prior to the Effective Time).

    If any Stockholder who demands appraisal of his Common Stock under Section 262 fails to perfect, or effectively withdraws or loses, his right to appraisal as provided in the DGCL, the Common Stock of such Stockholder will be converted into the right to receive the Merger Consideration in accordance with the Merger Agreement. A Stockholder will fail to perfect, or effectively lose or withdraw, his right to appraisal if he votes for approval and adoption of the Merger Agreement (or submits a proxy without voting instructions) or if no petition for appraisal is filed within 120 days after the Effective Time of the Merger or if the Stockholder delivers to the Company (or, after the Effective Time, to the Surviving Corporation) a written withdrawal of his demand for appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of the Surviving Corporation.

    FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

                   CERTAIN INFORMATION CONCERNING THE COMPANY

BUSINESS

  GENERAL

    The Company was incorporated in the State of Delaware in May 1996, and in June 1996 acquired all of the capital stock of eight companies under common ownership. The Company's principal executive offices are located at 1201 South Taylor Street, Amarillo, Texas 79101, and its telephone number is (806) 374-8653.

    The Company is a leading operator and acquirer of retail automotive dealerships. The Company currently owns and operates four dealerships in Texas, four in Nevada, one in Colorado and one in Oklahoma. Through these dealerships the Company offers a total of ten brands, at eleven retail locations. The Company generates its revenues from sales of new and used vehicles, fees for repair and maintenance services, sale of replacement parts, and fees and commissions from arranging financing, extended warranties, and credit insurance in connection with vehicle sales.

    The Company's founder, Chairman of the Board, and Chief Executive Officer, Bill A. Gilliland, has managed automobile dealerships since 1966 and acquired the Company's first dealership, Quality Nissan, Inc. in Amarillo, Texas in 1982. The Company continued its growth in the Amarillo area by acquiring three Chevrolet dealerships, two of which have been in continuous operation (under various owners) since the 1920s. Since the Company's September 1996 initial public offering, the Company has acquired six dealerships and, subject to the Merger Agreement and the Merger, is actively pursuing additional acquisitions.

    The Company is currently the only Chevrolet and Nissan dealer in the Amarillo, Texas market and the only BMW, Volkswagen and Audi dealer in the Las Vegas, Nevada market.

    The Company owns and/or operates the following dealerships:

DEALERSHIP NAME                                             MARKET               YEAR ACQUIRED
----------------------------------------------  ------------------------------  ---------------
Plains Chevrolet(1)...........................  Amarillo, Texas                         1991
Midway Chevrolet(1)...........................  Amarillo, Texas                         1988
Westgate Chevrolet(1).........................  Amarillo, Texas                         1991
Quality Nissan(1).............................  Amarillo, Texas                         1982
Lynn Hickey Dodge.............................  Oklahoma City, Oklahoma                 1996
Denver Toyota(2)(3)...........................  Denver, Colorado                        1997
Toyota West...................................  Las Vegas, Nevada                       1997
Nissan West(4)................................  Las Vegas, Nevada                       1997
Chaisson Motor Cars(5)........................  Las Vegas, Nevada                       1998
Chaisson BMW..................................  Henderson, Nevada                       1998
Las Vegas Honda(6)............................  Las Vegas, Nevada                           (7)
Toyota By the Bay(3)..........................  San Diego, California                       (7)

------------------------

(1) Acquired pursuant to the Reorganization

(2) Name changed from Douglas Toyota in March 1998

(3) The Company anticipates that these dealerships will be divested simultaneously with the consummation of the Merger.

(4) Name changed from Jack Biegger Nissan in August 1997

(5) Multi-line dealer selling BMW, Volkswagen, Audi, Bentley and Rolls-Royce

(6) The Company has entered into a Stock Purchase Agreement to sell to Republic the subsidiary that operates Las Vegas Honda and that has the rights to acquire it.

(7) Acquisitions are pending and are being operated pursuant to management agreements.

  ACQUISITIONS AND DIVESTITURES.

    Effective April 1, 1997, the Company acquired Toyota West Sales and Service, Inc. in Las Vegas, Nevada ("TOYOTA WEST") and Douglas Toyota, Inc. in Denver, Colorado ("DENVER TOYOTA," and collectively "SPEDDING TOYOTA"). Spedding Toyota is engaged in the retail sales of new and used vehicles and in the retail and wholesale sales of replacement parts and vehicle servicing. The total purchase price of approximately $40.7 million was funded with $28.7 million in cash, $6.0 million of which was financed with bank debt, 279,720 shares of the Company's common stock valued at approximately $5.0 million, and a seller financed note in the amount of $7.0 million which matures in 2002. The seller note was repaid in the second fiscal quarter of 1997. In connection with the acquisition of Spedding Toyota, the Company purchased one tract of land from R. Douglas Spedding, now an Officer of the Company, and one tract from RDS, Inc., which is an affiliate of Mr. Spedding, in exchange for a total of $7.5 million in seller-financed notes. The Spedding Toyota acquisition was accounted for as a purchase and the operating results of Spedding Toyota have been included in the accompanying consolidated statements of operations since April 1, 1997. To satisfy the conditions of the Merger, as set forth in the Merger Agreement, the Company will divest its Denver Toyota operations. The Company expects the divestiture to coincide with the completion of the Merger; however there can be no assurance the divestiture or the Merger will be complete.

    In 1997, the Company made the decision to divest the Performance Nissan and Performance Dodge dealerships in Oklahoma City, Oklahoma. Effective July 1, 1997, the Company sold 100% of the stock in Performance Dodge, Inc. and Performance Nissan, Inc. (collectively "PERFORMANCE"), to Benji Investments, Ltd., a Texas limited partnership controlled by Mr. Emmett M. Rice, Jr., the Company's former Chief

Operating Officer (also a stockholder and former director of the Company). The Company received 760,000 shares of Common Stock, valued at the time at a total of $8.7 million. During the quarter ended June 30, 1997, the Company recorded a loss on the disposition of $347,000, including selling expenses. In connection with the sale, the Company repaid $4.3 million in long-term debt associated with the dealerships. The Company also retained ownership of the Performance Dodge facilities and the related mortgage, and is leasing such facilities to Performance Dodge, Inc. The term of the lease is fifteen years with annual rental of approximately $253,000. Upon completion of the transaction, Mr. Emmett
M. Rice Jr. resigned his positions as Chief Operating Officer and Director of the Company.

    Effective July 1, 1997, the Company acquired Sahara Nissan, Inc. ("NISSAN WEST") in Las Vegas, Nevada. Nissan West is engaged in the retail sales of new and used vehicles and in the retail and wholesale sales of replacement parts and vehicle servicing. The total purchase price of approximately $14.3 million was funded with $11.3 million in cash, $9 million of which was financed, 125,983 shares of the Company's common stock valued at approximately $2.0 million, and $1.0 million in seller financed notes. The Nissan West acquisition was accounted for as a purchase and the operating results of Nissan West have been included in the accompanying consolidated statements of operations since July 1, 1997. Nissan has asserted a right to require the disposition or termination of Nissan West in connection with the Merger. The Company and Republic believe Nissan's position is without any merit, and will vigorously pursue all legal remedies available in the event Nissan takes any action to attempt to enforce its asserted rights.

    Effective January 1, 1998 the Company acquired JRJ Investments, Inc. ("CHAISSON") which owns Chaisson Motor Cars, a multi-line dealership operating in Las Vegas, Nevada, and Chaisson BMW, in Henderson, Nevada. The purchase price was $18.8 million, including acquisition costs. The cash portion, $14.0 million, was funded under the Company's credit line and from available working capital. The December 31, 1997 Balance Sheet included an earnest money deposit of approximately $4.0 million. The Company also issued a note for $2.8 million payable to the seller bearing interest at 8%. The Company also issued 128,205 shares of its Common Stock to the seller. The Company has guaranteed the seller a price of the Common Stock of $15.60 per share one year from the date of closing, January 5, 1999. To the extent the stock price is less than $15.60 the Company must make up the difference in cash or by issuing additional shares of Common Stock to provide a total value of $2.0 million as of January 5, 1999. At September 30, 1998, the Company would have had to pay approximately $734,000.

    At the time of the Company's acquisition of Chaisson, the Company received approval of the acquisition from the various manufacturers. However, some of the approvals were conditional. The company received a letter from Volkswagen of America, Inc. ("VOLKSWAGEN") approving the issuance of a dealer agreement subject to facility upgrade and expansion. Audi of America, Inc. ("AUDI") also issued a letter approving a dealer agreement subject to the Company's implementing the "Audi Brand Separation." The Company currently is remodeling the old Toyota West facility for a combined Volkswagen and Audi dealership. The Company believes this new facility will comply with requirements for issuance of dealer agreements by Volkswagen and Audi. In addition some of the dealer agreements relating to the dealerships related to Chaisson are up for renewal. See "--Dealership Operations--Vehicle and Parts Suppliers."

    The Company has entered into a contract to acquire a certain dealership in California. The proposed purchase price is approximately $5.5 million consisting of approximately $6.0 million consisting of approximately $4.1 million cash, $1.4 million in seller financial notes and approximately $500,000 in assumed debt. During the nine months ended September 30, 1998, the Company advanced approximately $2.1 million towards the closing of this transaction. To satisfy the conditions of the Merger, as set forth in the Merger Agreement, the Company will divest the Company's interest in this pending acquisition of this California dealership. The Company expects the divestiture to coincide with the completion of the Merger, however there can be no assurance the divestiture or the Merger will be completed.

    The Company has entered into a contract to acquire a certain dealership in Nevada. The proposed purchase price is approximately $12.5 million consisting of approximately $9.0 million in cash, $3.2 million in seller financed notes and approximately $300,000 in value of the Common Stock. The Company has advanced approximately $1.5 million towards the closing of this transaction. The Company has not obtained approval from the related manufacture and the purchase contract expires January 1, 1999. As a result the Company has entered into a Stock Purchase Agreement with Republic to sell to Republic the subsidiary that operates this dealership and has the right to acquire it.

    The Company's revenues have increased from approximately $165.4 million in 1993 to approximately $472.1 million in 1997. Pro forma sales for 1997 were approximately $532.5 million, giving a full year effect to the acquisition of Spedding Toyota, Nissan West and JRJ Investments and the divestiture of Performance. In 1997, the Company's actual gross profit percentage was 17.2%, compared to the industry average of 12.8% according to the National Automobile Dealers Association ("N.A.D.A.").

  DEALERSHIP OPERATIONS

    The Company owns ten dealerships which operate eleven retail locations. The Company also has two pending acquisitions and operates these dealerships pursuant to management agreements. Each of the Company's dealerships has a general manager who oversees all of the operations of that dealership. In addition, each dealership's new vehicle, parts and service, and finance and insurance ("F&I") departments have managers who supervise the employees in their departments and report to that dealership's general manager. All general managers report to the Company's senior management on a daily basis. The Company's senior management tracks the daily sales, inventory turnover and other operating conditions at each dealership.

    NEW VEHICLE SALES. The Company sells ten domestic and imported brands ranging from economy to luxury cars, sport utility vehicles, minivans and light trucks. The Company believes that its new vehicle sales mix is influenced by regional preferences as well as the Company's inventory management policies. In 1997, the Company sold 9,722 new vehicles generating revenues of $217.2 million, which constituted 46.0% of the Company's total revenues. The Company generated gross profit percentage for new vehicle sales of 10.5% in 1997, as compared to the industry average for 1997 of 6.4%, according to N.A.D.A.

    USED VEHICLE SALES. In 1997, the Company's used vehicle sales generated revenues of $196.5 million, which constituted 41.6% of the Company's total revenue. The Company's retail used vehicle and truck sales have grown from 4,532 units in 1993 to 13,120 units in 1997. The Company attributes this growth to acquisitions and, in part, to attractive product availability. The quality and selection of used vehicles available in the industry have improved in the last several years primarily due to an increase in the number of popular vehicles coming off short term leases. In addition, increases in new vehicle prices have prompted a growing segment of the vehicle-buying population to purchase used vehicles and trucks.

    The Company also sells used vehicles through its wholly owned subsidiary, Working Man's Credit Plan, Inc. ("WORKING MAN'S CREDIT"). Working Man's Credit sells primarily older used vehicles and finances those purchases for customers who, due to their low income levels or past credit problems, may not be able to obtain credit for the vehicles more typically sold by the Company's dealerships. Working Man's Credit sales accounted for less than 1% of the Company's total sales in each of 1997, 1996 and 1995.

    The Company sells used vehicles to retail customers and, particularly in the case of used vehicles held in inventory more than 60 days, to other dealers and to wholesalers. As the table below reflects, sales to other dealers and wholesalers are frequently at or below cost and therefore affect the Company's overall gross profit percentage on used vehicle sales. Excluding inter-dealer and wholesale transactions, the

Company's gross profit percentage on retail used vehicle sales was 13.6% in 1997, as compared to the industry average for 1997 of 10.8% according to N.A.D.A.

                                                                COMPANY'S USED VEHICLE SALES
                                                    -----------------------------------------------------
                                                    1997(1)     1996(1)     1995(1)     1994       1993
                                                    --------    --------    -------    -------    -------
                                                                   (DOLLARS IN THOUSANDS)
Retail unit sales.................................    13,120       8,145      6,170      4,816      4,532
Retail sales revenue..............................  $156,611    $104,842    $75,677    $50,019    $44,655
Retail gross profit percentage....................      13.6%       12.3%      13.7%      15.7%      16.5%
Wholesale unit sales..............................     8,274       7,423      5,372      5,201      4,983
Wholesale sales revenue...........................  $ 39,858    $ 41,423    $22,813    $22,897    $14,538
Wholesale gross profit percentage.................      (5.0)%      (1.8)%     (3.4)%     (6.0)%     (8.2)%
Total unit sales..................................    21,394      15,568     11,542     10,017      9,515
Total sales revenue...............................  $196,469    $146,265    $98,490    $72,916    $59,193
Total gross profit percentage.....................       9.8%        8.3%       9.8%       8.9%      10.4%

------------------------

(1) Figures shown reflect actual used vehicle sales activity and do not include the full year effect of the acquisitions completed in 1997, 1996 and 1995 or the divesture in 1997.

    PARTS AND SERVICE. The Company provides parts and service primarily for the vehicle makes sold by its dealerships but also services other makes of vehicles. In 1997, the Company's parts and service operations generated $36.3 million in revenues, or 7.7% of total revenues. In 1997, the Company's parts and service operation generated gross profit percentage of 51.7%, including the sale of parts at wholesale to independent repair shops, compared to an industry average of 43.2% according to N.A.D.A.

    The Company attributes its profitability in parts and service to its comprehensive management system, including the use of a variable rate pricing structure, the adoption of a team concept in servicing vehicles and the cultivation of strong customer relationships through an emphasis on preventive maintenance. Also, critical to the profitability of the Company's parts and service business is the efficient management of parts inventory.

    In charging for its mechanics' labor, the Company uses a variable rate structure designed to reflect the difficulty and sophistication of different types of repairs. The percentage mark-ups on parts are similarly varied based on market conditions for different parts. The Company believes that variable rate pricing helps the Company to achieve overall profit margins in parts and service higher than those of certain competitors who rely on fixed labor rates and percentage markups.

    The Company also believes that the profitability of its parts and service business is significantly enhanced by its use of teams in servicing vehicles. Each vehicle that is brought into one of the Company's dealerships for service typically is assigned to a team of service professionals, ranging from master technicians with multiple skills to less experienced apprentices. The experienced technicians perform more complicated repairs, while apprentices assist technicians, track down needed parts and perform basic repairs and maintenance, such as oil changes. Each team is responsible for servicing multiple vehicles each day, depending upon the complexity of the services required. When possible, the team performs multiple service functions simultaneously and, as a result, enhances productivity and completes repairs more quickly. The Company believes this team system increases the productivity of its service personnel and results in reduced training costs and higher quality repairs.

    The Company also makes extensive efforts to notify owners of vehicles purchased at the dealerships when their vehicles are due for periodic service, thereby encouraging preventive maintenance rather than repairing vehicles only after breakdowns. The Company regards its parts and service activities as an integral part of its overall approach to customer service, providing an opportunity to strengthen relationships with the Company's customers and deepen customer loyalty.

    FINANCE AND INSURANCE (F&I). The Company arranges financing for its customers' vehicle purchases, sells vehicle warranties and arranges selected types of credit insurance in connection with the financing of vehicle sales. The Company places heavy emphasis on F&I and trains its general and sales managers in F&I. This emphasis resulted in the Company's arranging financing for 76.1% of its new vehicle unit sales and 69.9% of its used vehicle unit sales in 1997, as compared to 42% and 51%, respectively, for the average U.S. dealership (1996 data). The Company receives a finance fee from the lender for arranging the financing and is typically assessed a chargeback against a portion of the finance fee if the contract is terminated prior to its scheduled maturity for any reason, such as early repayment or default. As a result, it is important that the Company arrange financing for a customer that is competitive and affordable.

    At the time of a new vehicle sale, the Company offers extended warranties to supplement the warranties offered by auto makers. Additionally, the Company sells primary warranties for used vehicles. Until July 1996, the Company sold its own warranties and is recognizing the associated revenue over the life of these warranty contracts. The Company sells warranties of third parties, recognizes the associated commission income immediately and is typically assessed a chargeback against a portion of the commissions if the contract is terminated prior to its scheduled maturity for any reason, such as early repayment or default. In 1997, the Company sold warranties on 47.5% and 55.0%, respectively, of its new and used vehicle unit sales. The Company believes these penetration rates exceed the industry averages.

    The Company arranges for credit life insurance policies to be sold to customers which provide for repayment of the vehicle loan if the obligor dies while the loan is outstanding. The Company also arranges for accident and health insurance policies, which provide payment of the monthly loan obligations during any period in which the obligor is disabled. These policies are underwritten by a third party, which pays the Company a commission upon the sale of a policy and a bonus based on whether payments are made under the policy. In 1997, the Company sold such insurance on 21.3% and 16.5%, respectively, of the new and used vehicle unit sales for which it arranged financing.

  SALES AND MARKETING

    To promote customer satisfaction and enhance profitability, the Company seeks to "match" its customers' economic situation to appropriate vehicles. The Company assesses: (i) the customer's equity position in the vehicle being traded in (I.E., the value of the vehicle relative to the amount still owed on the vehicle); (ii) the ability and willingness of the customer to make a down payment; (iii) the customer's credit profile; and (iv) the cost of the desired vehicle and the likely insurance premium the customer will be required to pay. The Company believes that its "counseling" approach during the sales process increases the likelihood that a customer will be satisfied with the vehicle purchase over a longer time period.

    The Company's marketing and advertising activities vary among its dealerships and among its markets. Generally, the Company advertises primarily through newspapers, radio or television to reach the Company's targeted customer base. Under arrangements with the auto makers, the Company receives a subsidy for its advertising expenses incurred in connection with that auto maker's vehicles.

    The Company is marketing and advertising over the Internet. The Company's Hickey Dodge, Westgate Chevrolet and Chaisson Motor Cars dealerships currently have a series of Internet web pages which have been designed to promote and advertise the dealership's products and services.

  VEHICLE AND PARTS SUPPLIERS

    The Company depends primarily on the manufacturers represented by its various dealerships for supply of new vehicles and replacement parts. As the Company acquires dealerships representing other manufacturers, the Company also will depend on those manufacturers for vehicles and parts. The majority of the Company's dealerships' used vehicle inventory is derived from trade-ins, with the remainder being obtained by purchases at auctions and from other dealers and wholesalers.

    The Company enters into agreements with the manufacturers that supply new vehicles and parts to each of its dealerships. Management currently believes that it will be able to renew each and all of these agreements upon expiration; however, there can be no assurance that each and all of these agreements will be renewed. These agreements generally limit locations of dealerships and retain manufacturer approval rights over changes in dealership management and ownership. Each manufacturer is also entitled to terminate these agreements for a dealership if the dealership is in material breach of the terms.

    The Company's agreement with the Dodge division of Chrysler Corporation ("DODGE") stipulates that the Company could lose its Dodge dealership upon any change in ownership of a controlling number of shares in the Company.

    Under the June 1996 supplemental agreements with the Chevrolet division ("CHEVROLET") of General Motors Corporation ("GM"), Chevrolet has the right, under certain circumstances, to terminate the agreements with the Company upon the acquisition by any person or entity of 20% or more of the Common Stock outstanding. In addition, the Company has agreed to comply with the General Motors (GM) Network 2000 Channel Strategy ("PROJECT 2000"). Project 2000 includes a plan to eliminate 1,500 GM dealerships by the year 2000, primarily through dealership buybacks and approval by GM of inter-dealership acquisitions, and encourages dealers to align GM divisions' brands as may be requested by GM. The June 1996 supplemental Agreements require that the Company bring any GM dealership acquired after the initial public offering into compliance with the Project 2000 plan within one year of the acquisition. Failure to achieve such compliance will result in termination of the Agreements and a buyback of the related dealership assets by GM. The Company believes that this aspect of the June 1996 supplemental Agreements does not present a significant risk to its business or future operating results.

    Under the Company's agreements with Nissan, Nissan has the right to terminate the agreements with the Company if, under certain circumstances, without Nissan's prior approval, Mr. Gilliland's ownership of common stock decreases below 20% of the total number of shares of common stock issued and outstanding or Mr. Gilliland ceases to be the Chief Executive Officer of the Company. Nissan has advised the Company that the facility where Nissan West is located does not meet Nissan's current requirements. The Company is currently in discussions with Nissan to come to a mutual agreement regarding Nissan West's facility.

    Under the agreements with Toyota Motor Sales, U.S.A., Inc. ("TOYOTA"), Toyota has the right to terminate the agreements with the Company if acceptable customer satisfaction is not maintained. Toyota also limits the number of Toyota dealerships the Company may acquire within a nine month period to one and the number of Toyota dealerships that the Company may own to nine.

    Under the Company's agreement with BMW of North America, Inc. ("BMW"), the Company sells BMWs at two locations. The primary dealership is in Henderson, Nevada. The Company also sells BMWs at a satellite location in Las Vegas, Nevada, along with other brands of vehicles. The original term of the agreement with BMW expired on June 29, 1998. BMW has verbally extended the agreement to allow the Company to make certain changes to the Company's Nevada operations, including making the satellite location exclusively BMW. Once these changes have been made, the Company expects to enter into a new written agreement with BMW. The agreement with BMW contains various provisions regarding the satellite location, including giving the Company the first option to convert it to an independent dealership if BMW determines such a dealership is required. If the Company does not exercise this option, it must close BMW operations at the satellite location.

    On February 27, 1998, Land Rover North America, Inc. ("LAND ROVER") issued a letter extending the Company's agreement with Land Rover until February 28, 1999. The extension was based on the Company's agreement to construct a new Land Rover facility in the Las Vegas, Nevada market. Land Rover indicated in a letter to the Company, dated November 5, 1998, that it has elected to exercise its right to repurchase the Land Rover operations in Las Vegas, Nevada. The Company is currently negotiating the terms of the repurchase and expects to consummate the sale by early January 1999. For the nine months ended September 30, 1998, the Company's revenue from the sale of Land Rovers constituted less than 1.0% of the Company's consolidated revenue.

    The Company's ability to expand operations depends, in part, on obtaining the consent of manufacturers to the acquisition or establishment of additional dealerships.

    The Company's total sales of new vehicles may be adversely affected by a manufacturer inability or unwillingness to furnish one or more dealerships with an adequate supply of models popular in the Company's markets. A dealership that lacks sufficient inventory to satisfy demand for a particular model may purchase additional vehicles from other franchised dealers throughout the United States, although such sales frequently are at prices higher than those charged by the manufacturer.

  COMPETITION

    The retail automotive industry in which the Company operates is highly competitive. The Company competes with both dealers offering the same product line as the Company and dealers offering other auto makers' vehicles. The Company also competes with local dealerships, large multi-franchise auto dealerships, dealership groups, auto brokers and leasing and rental companies. Some of the Company's larger competitors have greater financial resources and are more widely known than the Company. The Company may also face increased competition from certain automobile "superstores." Such "superstores" have emerged recently in various areas of the United States and are beginning to expand nationally. The Company currently competes with "superstores" in the Denver, Colorado and the Las Vegas, Nevada markets, and the Company expects other such "superstores" to expand their operations into these markets, other markets in which the Company currently operates, or new markets the Company may enter. The Company also competes with other automobile retailers that sell vehicles through non-traditional methods, such as the Internet.

    The Company believes that the principal competitive factors in vehicle sales are the marketing campaigns conducted by auto makers, the ability of dealerships to offer a wide selection of the most popular vehicles, the location of dealerships and the quality of customer service. Other competitive factors include customer preference for makes of automobiles, pricing (including manufacturer rebates and other special offers) and warranties. The Company believes that its dealerships are competitive in all of these areas.

    In addition to competition for vehicle sales, the Company also competes with other auto dealers, service stores, auto parts retailers and independent mechanics in providing parts and service. The Company believes that the principal competitive factors in parts and service sales are price, the use of factory-approved replacement parts, the familiarity with a dealer's makes and models and the quality of customer service. A number of regional or national chains offer selected parts and service at prices that may be lower than the Company's prices.

    In arranging or providing financing for its customers' vehicle purchases, the Company competes with a broad range of financial institutions. The Company believes that the principal competitive factors in offering financing are convenience, interest rates and contract terms. The Company believes that its dealerships are competitive in these areas.

    In addition to being affected by national competitive trends, the Company's success depends, in part, on regional auto-buying trends, local and regional economic factors and other regional competitive pressures. Currently, the Company sells its vehicles in the Amarillo, Texas; Oklahoma City, Oklahoma; Denver, Colorado; San Diego, California; and Las Vegas, Nevada markets. Conditions and competitive pressures affecting these markets, such as price-cutting by dealers in these areas, or in any new markets the Company may enter, could adversely affect the Company, although the retail automobile industry as a whole might not be affected.

    The Company believes that its acquisition strategies will result in broader geographic diversification and a broader diversification of manufacturer brands which could lessen the risks associated with local and regional economic factors and other competitive pressures.

  REGULATION

    The Company's operations are subject to regulation, supervision and licensing under various federal, state and local statutes, ordinances and regulations. Various state and federal regulatory agencies, such as the Occupational Safety and Health Administration and the U.S. Environmental Protection Agency, have jurisdiction over the operation of the Company's dealerships, repair shops, body shops and other operations, with respect to matters such as consumer protection, workers' safety and laws regarding clean air and water.

    The relationship between a franchised automobile dealership and a manufacturer is governed by various federal and state laws established to protect dealerships from the generally unequal bargaining power between the parties. Federal laws, as well as certain state laws, prohibit a manufacturer from terminating or failing to renew a franchise without good cause. Manufacturers are also prohibited from preventing or attempting to prevent any reasonable changes in the capital structure or the manner in which a dealership is financed. Manufacturers are, however, entitled to object to a sale or change of management where such an objection is materially related to the character, financial ability or business experience of the proposed transferee.

    Automobile dealers and manufacturers are also subject to various federal and state laws established to protect consumers, including so-called "Lemon Laws" which require a manufacturer or the dealer to replace a new vehicle or accept its return in exchange for a full refund within one year after initial purchase if the vehicle does not conform to the manufacturer's express warranties and the dealer or manufacturer, after a reasonable number of attempts, is unable to correct or repair the defect. Federal laws require certain written disclosures to be provided on new vehicles, including mileage and pricing information. In addition, the financing and insurance activities of the Company are subject to certain statutes governing credit reporting, debt collection, and insurance industry regulation.

    The imported automobiles purchased by the Company are subject to United States customs duties and, in the ordinary course of its business, the Company may, from time to time, be subject to claims for duties, penalties, liquidated damages, or other charges.

    As with automobile dealerships generally, and parts, service and body shop operations in particular, the Company's business involves the use, handling and contracting for recycling or disposal of hazardous or toxic substances or wastes. The Company believes that it does not have any material environmental liabilities and that continued compliance with environmental laws, ordinances and regulations will not, individually or in the aggregate, have a material adverse effect on the Company's results of operations or financial condition.

  EMPLOYEES

    As of October 31, 1998 the Company employed approximately 1,199 people, of whom approximately 162 were employed in managerial positions, 476 were employed in non-managerial sales positions, 202 were employed in non-managerial parts and service positions and 359 were employed in administrative support positions. None of the Company's employees are represented by a labor union.

    The Company believes that many dealerships in the retail automobile industry have difficulty attracting and retaining qualified personnel for several reasons, including the historical inability of dealerships to provide employees with a marketable equity interest in the profitability of the dealerships. The Company provides certain executive officers, managers and other employees with options to purchase

Common Stock and believes this equity incentive will be attractive to existing and prospective employees of the Company.

    The Company believes that its relationship with its employees is good. Because of its dependence on the auto makers, however, the Company may be affected by labor strikes, work slowdowns and walkouts at the auto makers' manufacturing facilities. The Company has a policy of requiring prospective employees to undergo tests for illegal substances prior to being hired and of requiring employees to consent to drug tests at the Company's discretion during their employment with the Company.

PROPERTY

    The Company's principal executive offices are located at 1201 South Taylor Street, Amarillo, Texas and are leased from The Gilliland Group Family Partnership, an affiliate of Messrs. Gilliland and Hall. The Company sold and leased back the real property where the Company has its dealerships in the Amarillo, Texas area, Denver, Colorado area and Las Vegas, Nevada area. The leases are initially for ten years and have two ten year renewal options. The Company also owns the Performance Dodge real estate in Oklahoma City, Oklahoma and leases it to Performance Dodge, Inc. under a fifteen year lease. See "-- Business--Acquisitions and Divestitures." Other than certain upgrades and requirements to provide exclusive dealerships at the Company's Nevada operations, the Company believes that its facilities are adequate for its current needs. See "Certain of--Business--Vehicle and Parts Suppliers." In connection with its acquisition strategy, the Company intends to evaluate, on a case-by-case basis, the relative benefit of owning or leasing the real estate associated with a particular dealership.

LEGAL PROCEEDINGS

    The Company is a defendant in three class action lawsuits that have been filed by several claimants against approximately 700 automobile dealerships across the State of Texas. The plaintiffs allege that the charging of the vehicle inventory taxes to vehicle purchasers constitutes fraud, violates the Texas Deceptive Trade Practices Act, and constitutes price fixing in violation of the Clayton Antitrust Act. The Texas Automobile Dealers Association has hired counsel to represent the defendants in these lawsuits. The defendants have denied the allegations and the affiliates contend that they have charged the vehicle inventory taxes to vehicle purchasers in compliance with applicable law. The Company has answered interrogatories and document production requests in one of the lawsuits. The defendants intend to vigorously defend their position.

    Certain customers of Denver Toyota have filed complaints with the Motor Vehicle Dealer Board of the State of Colorado. The Company is working with this dealer board to resolve these complaints. In addition, from time to time, the Company is named in claims involving the manufacture of automobiles, contractual disputes and other matters arising from the ordinary course of the Company's business. Currently, no legal proceedings are pending against or involve the Company, that in the opinion of management, could be expected to have a material adverse effect on the business, financial condition or results of operations of the Company.

STOCK PRICES AND DIVIDENDS

    The Company has only one class of Common Stock and it is traded on the NYSE under the trading symbol "XC." The following table sets forth for the calendar quarters indicated, the high and low sales prices for the Common Stock on the NYSE. The Common Stock was not publicly traded prior to September 24, 1996.

                                                    HIGH        LOW
                                                   -------    -------
1996
Third Quarter (September 24-30)(1)................  23         19 7/8
Fourth Quarter....................................  27 1/8     18 1/2

1997
First Quarter.....................................  23 1/2     14 3/4
Second Quarter....................................  17 7/8      9 5/8
Third Quarter.....................................  13 7/16     8
Forth Quarter.....................................  13          8

1998
First Quarter.....................................   9 3/16     6 1/4
Second Quarter....................................   9          6 15/16
Third Quarter.....................................  10          5 3/4
Fourth Quarter (through December 3, 1998).........  10          9 1/4

------------------------

(1) The Common Stock was not publicly traded prior to September 24, 1996.

    The high and low sales price per share of Common Stock on September 2, 1998, the business day preceding the announcement of the Merger, was $6 5/8 and $6 7/16, respectively, and on December 3, 1998, the last full trading day for which closing prices were available at the time of printing this Proxy Statement, was $9 7/8 and $9 13/16, respectively.

    The Company has never paid a cash dividend on its Common Stock, and it does not anticipate paying any cash dividends in the foreseeable future.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

    The following table sets forth, as of the Record Date, certain information with respect to the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) direct or indirect, of (i) each person who is the beneficial owner of more than five percent of any class of the outstanding voting securities of the Company; (ii) each director of the Company, and each executive officer of the Company, and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, all shares indicated as beneficially owned are held with sole voting and investment power.

                                                        NUMBER OF        PERCENTAGE OF
                                                      COMMON SHARES       OUTSTANDING
NAME OF BENEFICIAL OWNERS                           BENEFICIALLY OWNED   COMMON SHARES
--------------------------------------------------  ------------------   -------------
Bill Gilliland(1).................................   6,771,876(2)(3)         49.42%
Xaris, Ltd.(1)....................................   1,634,355               12.04%
Robert W. Hall(1).................................   1,693,681(3)(4)         12.41%
Twenty-Two Ten, Ltd.(1)...........................   1,524,355               11.23%
John W. Gaines....................................      31,263(5)            *
Charles D. Winton.................................      31,263(5)            *
R. Douglas Spedding...............................     322,876(6)             2.37%
R. Wayne Moore....................................      20,753(7)            *
John H. Marmaduke.................................      43,900(8)            *
Robert F. Green...................................     257,455(9)             1.89%
Heartland Advisors, Inc.(10)......................   1,467,600               10.81%
The Equitable Companies, Inc.(11).................   1,098,600                8.09%
All directors and executive officers (8
  persons)........................................   9,173,067(12)           65.74%

------------------------

   * Less than one percent.

 (1) The address is 1201 South Taylor Street, Amarillo, Texas 79101.

 (2) Includes 127,907 shares of Common Stock issuable upon the exercise of outstanding stock options and the 1,634,355 shares of Common Stock owned of record by Xaris, Ltd. Mr. Gilliland controls Xaris Management Co., Inc., the general partner of Xaris Ltd. As President and sole director, Mr. Gilliland disclaims beneficial ownership of these shares. These shares are subject to the Voting Agreement. See "VOTING AGREEMENT."

 (3) Includes 97,000 owned of record by the Gilliland Group Family Partnership. Messrs. Gilliland and Hall are managing partners of the Gilliland Group Family Partnership. Messrs Gilliland and Hall disclaims beneficial ownership of such shares except to the extent of their pecuniary interests therein. These shares are subject to the Voting Agreement. See "VOTING AGREEMENT."

 (4) Includes 72,326 shares of Common Stock issuable upon the exercise of outstanding stock options and the 1,524,355 shares of Common Stock held of record by Twenty-Two Ltd. Mr. Hall holds a controlling interest in the general partner of Twenty-Two Ltd. These shares are subject to the Voting Agreement. See "VOTING AGREEMENT."

 (5) Includes 31,163 shares of Common Stock issuable upon the exercise of outstanding stock options.

 (6) Includes 46,512 shares of Common Stock issuable upon the exercise of outstanding stock options.

 (7) Includes 19,953 shares of Common Stock issuable upon the exercise of outstanding stock options.

 (8) Includes 25,000 shares of Common Stock issuable upon the exercise of outstanding stock options.

 (9) Includes 22,000 shares of Common Stock held in the Genevieve Currie Green Revocable Living Trust, dated October 15, 1993, of which Mr. Green is the Trustee, 14,100 shares of Common Stock owned of record by Mr. Green, as Custodian for several of his children under the Uniform Gifts to Minor Act, and 3,525 shares of Common Stock of record by Mr. Green's daughter. Mr. Green disclaims beneficial ownership of these shares of Common Stock.

 (10) Based on Heartland Advisors, Inc.'s Schedule 13G/A, filed with the Commission on April 13, 1998, Heartland Advisors, Inc.'s address is 790 N. Milwaukee Street, Milwaukee, Wisconsin 53202

 (11) Based on The Equitable Companies, Inc.'s Schedule 13G, filed with the Commission on February 13, 1998, The Equitable Companies, Inc.'s address is 1290 Avenue of the Americas, New York, New York 10104.

 (12) Includes the shares of Common Stock referred to in Notes (2)-(9).

AVAILABILITY OF INDEPENDENT ACCOUNTANTS

    Representatives of PricewaterhouseCoopers LLP, independent accountants to the Company, will be present at the Special Meeting, will have the opportunity to make a statement, should they desire to do so, and are expected to be available to respond to appropriate questions.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The Company currently owns and operates a group of automobile dealerships in the Amarillo, Texas, Oklahoma City, Oklahoma, Denver, Colorado and Las Vegas, Nevada markets. The financial condition and results of operations reported herein are based upon the results of operations of the dealerships operated by the Company for the time periods reported. The Company generates its revenues from sales of new and used vehicles, fees for repair and maintenance services, sale of replacement parts, and fees and commissions from arranging financing, extended warranties, and credit insurance in connection with vehicle sales.

    The Company entered into the Merger Agreement, which provides for a wholly-owned subsidiary of Republic to be merged with and into the Company. Upon consummation of the proposed Merger, the Company will become a wholly-owned subsidiary of Republic, and the Stockholders will be entitled to receive $10.70 in cash, without interest, for each share of the Common Stock held by them. To satisfy the conditions of the Merger, as set forth in the Merger Agreement, the Company will divest the Company's Denver, Colorado dealership, and will divest the Company's interest in one of its pending acquisitions in California. The divestiture of these dealerships is expected to coincide with the completion of the Merger; however, there can be no assurance the divestitures or the Merger will be completed.

    Until the Merger is completed, the proposed Merger, and the proposed transactions contemplated thereunder, may be a distraction to certain key employees of the Company and could have a negative impact on the Company's results of operations. While the Company plans to minimize the distractions to key employees, there can be no assurance that the distraction will not occur.

    In April 1997, the Company completed the purchase of Toyota West in Las Vegas, Nevada and Denver Toyota in Denver, Colorado, from owner R. Douglas Spedding. In July 1997, the Company acquired Nissan West in Las Vegas, Nevada. In January, 1998, the Company acquired Chaisson, also in Las Vegas. The term "Acquisitions" refers collectively to the aforementioned dealerships but only for the time period in which the dealership is not included in the same periods of 1998 and 1997. The Acquisitions were accounted for as purchases and, accordingly, the operating results of the acquired dealerships have been included in the operating results of the Company since their respective dates of acquisition. The Company also has two acquisitions pending in Nevada and California and is currently operating those dealerships under management agreements.

    Effective July 1, 1997, the Company completed the sale of Performance to Benji Investments, Ltd., a Texas limited partnership controlled by Emmett M. Rice, Jr., a former Officer and Director of the Company (the "DIVESTITURE"). Because of the significant growth of the Company since its formation, as a result of the aforementioned Merger Acquisitions and the Divestiture the Company's historical results of operating its period-to-period comparisons of such results and certain financial data may not be meaningful or indicative of future results.

                      CROSS-CONTINENT AUTO RETAILERS, INC.

                         CONSOLIDATED MARGIN STATISTICS

                                        QTR. ENDED          QTR. ENDED             YTD                 YTD
                                    SEPTEMBER 30, 1998  SEPTEMBER 30, 1997  SEPTEMBER 30, 1998  SEPTEMBER 30, 1997
                                    ------------------  ------------------  ------------------  ------------------
                                                     (IN THOUSANDS, EXCEPT UNITS AND PERCENTAGES)
New vehicle sales
  Units...........................            3,719               2,891               9,946               7,393
  Revenue.........................     $     89,399        $     65,260        $    241,690        $    163,550
  Average selling price...........     $       24.0        $       22.6        $       24.3        $       22.1
Used vehicle sales(1)
  Units...........................            6,444               5,691              18,814              16,631
  Revenue.........................     $     63,208        $     52,818        $    187,272        $    151,493
  Average selling price...........     $        9.8        $        9.3        $       10.0        $        9.1
Total Vehicles Sales
  Units...........................           10,163               8,582              28,760              24,024
  Revenue.........................     $    152,607        $    118,078        $    428,962        $    315,043
Other operating revenue
  Finance and insurance...........     $      6,809        $      5,231        $     17,898        $     13,975
  Parts and service...............           13,700              10,242              38,221              26,879
  Other revenue...................            2,667               1,233               7,455               3,296
                                           --------            --------            --------            --------
    Total other operating
      revenue.....................           23,176              16,706              63,574              44,150

Total revenue.....................     $    175,783        $    134,784        $    492,536        $    359,193
                                           --------            --------            --------            --------
                                           --------            --------            --------            --------
Gross profit
  New vehicles....................     $      8,777        $      6,523        $     23,878        $     17,288
  Used vehicles(1)................            6,572               5,882              18,793              15,375
  Finance and insurance...........            6,381               4,772              16,735              12,592
  Parts and service...............            7,643               5,313              20,530              13,886
  Other revenue...................            2,667               1,233               7,455               3,296
                                           --------            --------            --------            --------
Total gross profit................     $     32,040        $     23,723        $     87,391        $     62,437
                                           --------            --------            --------            --------
                                           --------            --------            --------            --------
Gross profit percent
  New vehicles....................              9.8%               10.0%                9.9%               10.6%
  Used vehicles(1)................             10.4%               11.1%               10.0%               10.1%
  Finance and insurance...........             93.7%               91.2%               93.5%               90.1%
  Parts and service...............             55.8%               51.9%               53.7%               51.7%
  Other revenue...................            100.0%              100.0%              100.0%              100.0%
                                           --------            --------            --------            --------
Total gross profit percent........             18.2%               17.6%               17.7%               17.4%
                                           --------            --------            --------            --------
                                           --------            --------            --------            --------

------------------------

(1) Used vehicle information includes the Company's retail and wholesale used vehicle activities.

                      CROSS-CONTINENT AUTO RETAILERS, INC.

                  (1)SAME STORE COMPARISONS MARGIN STATISTICS

                                        QTR. ENDED          QTR. ENDED             YTD                 YTD
                                    SEPTEMBER 30, 1998  SEPTEMBER 30, 1997  SEPTEMBER 30, 1998  SEPTEMBER 30, 1997
                                    ------------------  ------------------  ------------------  ------------------
                                                     (IN THOUSANDS, EXCEPT UNITS AND PERCENTAGES)
New vehicle sales
  Units...........................            3,238               2,891               6,947               6,637
  Revenue.........................     $     74,347        $     65,260        $    160,287        $    149,522
  Average selling price...........     $       23.0        $       22.6        $       23.1        $       22.5
Used vehicle sales(2)
  Units...........................            5,840               5,691              13,782              14,467
  Revenue.........................     $     54,872        $     52,818        $    130,113        $    133,866
  Average selling price...........     $        9.4        $        9.3        $        9.4        $        9.3
Total Vehicles Sales
  Units...........................            9,078               8,582              20,729              21,104
  Revenue.........................     $    129,219        $    118,078        $    290,400        $    283,388
Other operating revenue
  Finance and insurance...........     $      6,168        $      5,231        $     13,223        $     12,546
  Parts and service...............           10,903              10,241              24,130              23,003
  Other revenue...................            2,303               1,233               4,948               2,944
                                           --------            --------            --------            --------
    Total other operating
      revenue.....................           19,374              16,705              42,301              38,493

Total revenue.....................     $    148,593        $    134,783        $    332,701        $    321,881
                                           --------            --------            --------            --------
                                           --------            --------            --------            --------
Gross profit
  New vehicles....................     $      7,359        $      6,523        $     15,508        $     15,761
  Used vehicles(2)................            6,092               5,882              12,950              14,631
  Finance and insurance...........            5,741               4,772              12,216              11,230
  Parts and service...............            6,030               5,313              13,027              12,364
  Other revenue...................            2,303               1,233               4,948               2,944
                                           --------            --------            --------            --------
Total gross profit................     $     27,525        $     23,723        $     58,649        $     56,930
                                           --------            --------            --------            --------
                                           --------            --------            --------            --------
Gross profit percent
  New vehicles....................              9.9%               10.0%                9.7%               10.5%
  Used vehicles(2)................             11.1%               11.1%               10.0%               10.9%
  Finance and insurance...........             93.1%               91.2%               92.4%               89.5%
  Parts and service...............             55.3%               51.9%               54.0%               53.7%
  Other revenue...................            100.0%              100.0%              100.0%              100.0%
                                           --------            --------            --------            --------
Total gross profit percent........             18.5%               17.6%               17.6%               17.7%
                                           --------            --------            --------            --------
                                           --------            --------            --------            --------

------------------------

(1) "Same Store" information relates to the dealerships for which their results of operations are included in the Consolidated Statements of Operations for the same periods of 1998 and 1997.

(2) Used vehicle information includes the Company's retail and wholesale used vehicle activities.

RESULTS OF OPERATIONS FOR THREE MONTHS ENDED SEPTEMBER 30, 1998

    REVENUES AND GROSS PROFIT

    NEW VEHICLES. Same store unit sales (which are defined as the results of the Company's dealerships which are included in the Consolidated Statements of Operation for the same periods in 1998 and 1997) increased 347 units, or 12.0%, from the third quarter of 1997 to the third quarter of 1998. The increase in same store unit sales is primarily attributable to an increase in same store unit sales in the Las Vegas, Nevada, and Denver, Colorado, markets, partially offset by a decrease in same store unit sales in the Amarillo, Texas, market. Unit sales in the Denver and Las Vegas markets increased 501 units, or 35.1%, primarily attributable to the relocation of the Company's Toyota dealerships to new larger facilities and to a continuation of manufacturer consumer incentive programs designed to stimulate retail demand for new vehicles. The consumer incentives offered by the manufacturers generally consist of discounts, rebates and favorable financing and leasing programs. Unit sales in the Amarillo market declined 263 units, or 22.4%, primarily attributable to the GM strike that caused a disruption in the availability of new vehicle inventory at the Company's Chevrolet dealerships. Same store average selling price per unit increased $387, or 1.7%, primarily attributable to model mix and manufacturer cost increases passed on in the sales price of new vehicles. As a result of these factors, same store sales increased by approximately $9.1 million, or 13.9% from the third quarter of 1997 to the third quarter of 1998. The Chaisson acquisition added approximately $15.1 million in new vehicle revenue and 481 new unit sales with an average price of $31,293.

    Same store gross profit on new vehicle sales increased approximately $836,000, or 12.8% which is primarily attributable to the increase in same store new vehicle unit sales. The Chaisson acquisition added approximately $1.4 million in gross profit with a gross profit percentage of 9.4%. The Company expects lower new vehicle sales and gross profit in the fourth fiscal quarter of 1998 as the Company enters its slower selling season.

    The table below sets forth a reconciliation of new vehicle units, revenues, and gross profit from the third quarter of 1997 to the third quarter of 1998 accounting for the variance in same store results and the Acquisitions.

                                                            UNITS      REVENUES     GROSS PROFIT
                                                          ---------  -------------  ------------
Quarter ended September 30, 1997........................      2,891  $  65,260,000  $  6,523,000
Same store variance.....................................        347      9,087,000       836,000
Acquisitions............................................        481     15,052,000     1,418,000
                                                          ---------  -------------  ------------
Quarter ended September 30, 1998........................      3,719  $  89,399,000  $  8,777,000
                                                          ---------  -------------  ------------
                                                          ---------  -------------  ------------

    USED VEHICLES. Same store unit sales increased 149 units, or 2.6%, including retail and wholesale sales primarily attributable to the Company's continued efforts to improve its used vehicle operations at its existing dealerships. Same store sales, excluding the Oklahoma City, Oklahoma market, increased by approximately $5.4 million, or 11.6%. Unit sales in Oklahoma City, Oklahoma declined by 248 units in the third quarter of 1998 compared to the third quarter of 1997. Management believes the decline in unit sales at the Oklahoma City, Oklahoma dealership is primarily attributable to the Company's continued efforts to change the sales method to eliminate low margin, highly promotional, volume selling. The Chaisson acquisition added approximately $8.3 million in used vehicle revenue and 604 used vehicle unit sales with an average price of $13,801.

    Same store gross profit excluding the Oklahoma City, Oklahoma market increased approximately $407,000, or 7.7%, from the third quarter of 1997 to the third quarter of 1998, which is primarily attributable to increased used vehicle unit sales. The Chaisson acquisition added approximately $480,000 in gross profit with a gross profit percentage of 5.7%. Chaisson's gross profit margin is lower than the

Company's other dealerships, primarily due to the fact that Chaisson sells on average a higher priced used vehicle.

    The table below sets forth a reconciliation of used vehicle units, revenues, and gross profit from the third quarter months of 1997 to the third quarter of 1998 accounting for the variance in same store results and the Acquisitions.

                                                            UNITS      REVENUES     GROSS PROFIT
                                                          ---------  -------------  ------------
Quarter ended September 30, 1997........................      5,691  $  52,818,000  $  5,882,000
Same store variance.....................................        149      2,054,000       210,000
Acquisitions............................................        604      8,336,000       480,000
                                                          ---------  -------------  ------------
Quarter ended September 30, 1998........................      6,444  $  63,208,000  $  6,572,000
                                                          ---------  -------------  ------------
                                                          ---------  -------------  ------------

    OTHER OPERATING REVENUE. Finance and insurance (F&I) revenue primarily represents fees and commissions the Company earns for selling and placing customers' retail finance and lease contracts, credit life insurance contracts and third party extended warranty contracts. Same store F&I revenue increased approximately $937,000, or 17.9%, primarily attributable to increased vehicle sales and F&I penetration rates at the Company's dealerships in the Las Vegas, Nevada and Denver, Colorado markets. The Chaisson acquisition added approximately, $641,000 in F&I revenue.

    Same store F&I gross profit increased approximately $969,000 or 20.3%, from the third quarter of 1997 to the third quarter of 1998. Gross profit percentage increased to 93.1% in the third quarter of 1998 from 91.2% in the third quarter of 1997, primarily attributable to a decrease in the cost of extended warranties period, primarily attributable to a reduction in extended warranty costs.

    Parts and service revenue represents the retail and wholesale sales of repair and replacement parts and the sale of labor for servicing customers vehicles. Same store parts and service revenue increased approximately $662,000, or 6.5%, primarily attributable to increased capacity at the Company's two recently relocated dealerships. The Chaisson acquisition added approximately $2.8 million in parts and service revenue.

    Same store parts and service gross profit increased approximately $717,000, or 13.5%. The gross profit percentage increased from 51.9% in the third quarter of 1997 to 55.3% in the third quarter of 1998, primarily attributable to a change in the mix of retail and wholesale parts and service sales. The Chaisson acquisition added approximately $1.6 million in gross profits from parts and service activities with a gross profit percentage of 57.7%.

    Other revenue primarily consists of documentation fees charged by the Company to its customers on vehicle sales. The amount of fees is usually governed by state statute, regulation or regulatory agency. Also included in the other revenue are management fee income and rental income. Same store revenue and gross profit from other revenue increased $1.1 million, or 86.8%, from the third quarter of 1997 primarily as a result of the management fee revenue from two dealerships the Company currently manages under management agreements. The Chaisson acquisition added approximately $364,000 in other revenue and gross profit primarily from documentation fees. The Company expects the management fee component of other revenue to decline as the two management agreements expire. Both management agreements, which accounted for approximately $824,000 in other revenue and gross profit for the three months ended September 30, 1998, are expected to terminate in late 1998 and early 1999.

    The table below sets forth a reconciliation of other operating revenue and gross profit by major category accounting for the variance in the same store results and the acquisitions.

                                          F&I              PARTS & SERVICE         OTHER REVENUE              TOTAL
                                 ----------------------  --------------------  ----------------------  --------------------
                                                GROSS                 GROSS                   GROSS                 GROSS
                                   REVENUE     PROFIT     REVENUE    PROFIT      REVENUE     PROFIT     REVENUE    PROFIT
                                 -----------  ---------  ---------  ---------  -----------  ---------  ---------  ---------
Quarter ended September 30,
  1997.........................   $   5,231   $   4,772  $  10,241  $   5,313   $   1,233   $   1,233  $  16,705  $  11,318
Same store variance............         937         969        662        717       1,070       1,070      2,669      2,756
Acquisitions...................         641         640      2,797      1,613         364         364      3,802      2,617
                                 -----------  ---------  ---------  ---------  -----------  ---------  ---------  ---------
Six months ended June 30,
  1998.........................   $   6,809   $   6,381  $  13,700  $   7,643   $   2,667   $   2,667  $  23,176  $  16,691
                                 -----------  ---------  ---------  ---------  -----------  ---------  ---------  ---------
                                 -----------  ---------  ---------  ---------  -----------  ---------  ---------  ---------

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (SG&A). Selling, general and administrative expenses increased approximately $8.0 million, to $24.8 million for the third quarter ended September 30, 1998. The primary reasons for the increase in selling, general and administrative expenses are the inclusion of the Chaisson acquisition which added approximately $3.4 million in expense, rent expense attributable to the sale and leaseback transaction that was completed in the second quarter of 1998 which increased expense approximated $1.0 million, and overall higher corporate and operating expenses as a result of the Company's acquisition strategy. In the comparable period last year, the Company modified pay plans of certain officers and key employees resulting in a reduction in compensation expense of approximately $1.3 million. The Company believes the selling, general and administrative expenses will increase in the future due to the Company's acquisition strategy and additional lease expense as a result of the sale and leaseback transaction.

    The Company incurred and recorded merger-related expenses of approximately $750,000 during the quarter ended September 30, 1998. The Company will record all additional merger-related expenses as incurred until the proposed Merger is consummated or abandoned.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased approximately $214,000, primarily attributable to the inclusion of amortization expense as a result of the Chaisson acquisition. The Company expects this expense to increase throughout 1998 as compared to 1997 due to a full year impact from the Acquisitions.

    INTEREST EXPENSE. The Company's interest expense, net of interest income, increased approximately $231,000 from the comparable period last year primarily due to higher debt levels and floor plan interest expense resulting from the Chaisson acquisition which was partially offset by reduced mortgage financing as a result of the sale and leaseback transaction. The Chaisson acquisition added approximately $186,000 in interest expense for the three month period ended September 30, 1998. Long-term debt increased from approximately $39.7 million at September 30, 1997 to approximately $42.4 million at September 30, 1998, primarily due to debt incurred to finance the Acquisitions. The Company expects interest expense to increase throughout 1998 due to the full year effect of the additional long-term debt and increased floor plan notes attributable to the Acquisitions. These increases will be partially offset by reduced interest associated with property mortgages which were repaid with the proceeds from the sale leaseback transaction. Net interest expense may be further impacted by the future direction of interest rates.

    INCOME TAX PROVISION. The Company's effective tax rate for the quarter ended September 30, 1998 approximated 44.8%, compared to 37.3%, for the quarter ended September 30, 1997. The Company recorded merger-related expenses of $750,000 during the quarter ended September 30, 1998, which are not deductible for purposes of calculating federal income tax. Before the charge for non-deductible merger expenses, the effective tax rate for the quarter ended September 30, 1998 approximated 36.5%. The decrease in the effective tax rate is attributable to a higher percentage of the Company's taxable income being generated in Nevada, which has no state income tax. Excluding non-deductible merger-related expenses, management expects the effective tax rate for 1998 to remain in the 36.5% to 37.5% range.

    BASIC AND DILUTED NET INCOME PER SHARE. Basic and diluted net income per share was $.13 for the third quarter of 1998 compared to $.19 for the third quarter of 1997. Excluding the non-deductible merger expenses of $750,000, the Company's basic and diluted net income per share was $.19 for the third quarter ended September 30, 1998.

RESULTS OF OPERATIONS FOR NINE MONTHS ENDED SEPTEMBER 30, 1998

REVENUES AND GROSS PROFIT.

    NEW VEHICLES. Same store unit sales increased 310 units, or 4.7%, from the first nine months of 1997 to the first nine months of 1998. The increase in same store unit sales is primarily attributable to an increase in same store unit sales in the Las Vegas, Nevada, and Denver, Colorado, markets, partially offset by a decrease in same store unit sales in the Amarillo, Texas, market. Unit sales in the Denver and Las Vegas markets increased 497 units, or 19.8%, primarily attributable to the relocation of the Company's Toyota dealerships to new larger facilities and to a continuation of manufacturer consumer incentive programs designed to stimulate retail demand for new vehicles. The consumer incentives offered by the manufacturers generally consist of discounts, rebates and favorable financing and leasing programs. Unit sales in the Amarillo market declined 336 units, or 10.7%, primarily attributable to the GM strike that caused a disruption in the availability of new vehicle inventory at the Company's Chevrolet dealerships. As a result of these factors, same store sales increased by approximately $10.8 million, or 7.2%, from the nine months ended September 30, 1997 to the nine months ended September 30, 1998. Same store sales average selling price per unit increased $544, or 2.4%. The Acquisitions added approximately $81.4 million in new vehicle revenue and 2,999 new unit sales with an average price of $27,143. The average sales price at the dealerships acquired in the Acquisitions, excluding Chaisson which sells higher priced vehicles, was $22,270.

    Same store gross profit on new vehicle sales decreased approximately $253,000, or 1.6%, primarily attributable to higher inventory costs at the Amarillo dealerships affected by the GM strike. The Company purchased new vehicle inventory from other dealers in an attempt to mitigate the effect of the GM strike. The units purchased from the other dealers were purchased at a higher cost than units purchased directly from GM. The Acquisitions added approximately $8.4 million in gross profit with a gross profit percentage of 10.3%.

    The table below sets forth a reconciliation of new vehicle units, revenues, and gross profit from the first nine months of 1997 to the first nine months of 1998 accounting for the variance in same store results, the Acquisitions and Divestiture.

                                                                              UNITS       REVENUES     GROSS PROFIT
                                                                            ---------  --------------  -------------
Nine months ended September 30, 1997......................................      7,393  $  163,550,000  $  17,288,000
Same store variance.......................................................        310      10,765,000       (253,000)
Acquisitions..............................................................      2,999      81,403,000      8,370,000
Effects of the Divestiture................................................       (756)    (14,028,000)    (1,527,000)
                                                                            ---------  --------------  -------------
Nine months ended September 30, 1998......................................      9,946  $  241,690,000  $  23,878,000
                                                                            ---------  --------------  -------------
                                                                            ---------  --------------  -------------

    USED VEHICLES. Same store unit sales decreased 685 units, or 4.7%, including retail and wholesale sales. Same store sales, excluding the Oklahoma City, Oklahoma dealership, increased by approximately $10.8 million, or 7.1%, primarily attributable to the Company's continued focus on improving used vehicle operations at its existing dealerships. Unit sales at the Oklahoma City, Oklahoma dealership declined by 1,594 units in the first nine months of 1998. Management believes the decline in unit sales at the Oklahoma

City, Oklahoma dealership is primarily attributable to a less than desirable used vehicle inventory, the Company's continued effort to change the sales method to eliminate low margin highly promotional volume selling and high personnel turnover. The Acquisitions added approximately $57.2 million used vehicle revenue and 5,032 used vehicle unit sales at an average price of $11,359.

    Same store gross profit decreased approximately $1.7 million, or 11.5%, primarily attributable to the decline in sales at the Company's Oklahoma City, Oklahoma dealership. The Acquisitions added approximately $5.8 million in gross profit with a gross profit percentage of 10.2%.

    The table below sets forth a reconciliation of used vehicle units, revenues, and gross profit from the first nine months of 1997 to the first nine months of 1998 accounting for the variance in same store results, the Acquisitions and Divestiture.

                                                                            UNITS       REVENUES     GROSS PROFIT
                                                                          ---------  --------------  -------------
Nine months ended September 30, 1997....................................     16,631  $  151,493,000  $  15,375,000
Same store variance.....................................................       (685)     (3,753,000)    (1,681,000)
Acquisitions............................................................      5,032      57,159,000      5,843,000
Effects of the Divestiture..............................................     (2,164)    (17,627,000)      (744,000)
                                                                          ---------  --------------  -------------
Nine months ended September 30, 1998....................................     18,814  $  187,272,000  $  18,793,000
                                                                          ---------  --------------  -------------
                                                                          ---------  --------------  -------------

    OTHER OPERATING REVENUE. Finance and insurance (F&I) revenue primarily represents fees and commissions the Company earns for selling and placing customers' retail finance and lease contracts, credit life insurance contracts and third party extended warranty contracts. Same store F&I revenue increased approximately $677,000, or 5.4%, primarily attributable to an increase in unit sales at the Denver, Colorado and Las Vegas, Nevada dealerships. The Acquisitions added approximately $4.7 million in F&I revenue.

    Same store F&I gross profit increased by approximately $986,000, or 8.8%, from the first nine months of 1997 to the first nine months of 1998. Same store gross profit percentage increased from 89.5% to 92.4% for the comparable nine month periods, primarily attributable to a reduction in extended warranty costs.

    Parts and service revenue represents the retail and wholesale sales of repair and replacement parts and the sale of labor for servicing customers vehicles. Same store parts and service revenue increased approximately $1.1 million, or 4.9%, in the first nine months of 1998 compared to the first nine months of 1997. Same store parts and service revenue, excluding the Oklahoma City, Oklahoma dealership, increased by approximately $2.5 million, or 13.4%, primarily attributable to increased capacity at the Company's two recently relocated dealerships. The Acquisitions added approximately $14.1 million in parts and service revenue.

    Same store parts and service gross profit increased approximately $663,000, or 5.4%. Same store gross profit percentage increased from 53.7% to 54.0% for the comparable nine months, primarily attributable to a change in the mix of retail and wholesale parts and service sales. The Acquisitions added approximately $7.5 million in parts and service gross profit at a gross profit percentage of 53.2%.

    Other revenue primarily consists of documentation fees charged by the Company to its customers on vehicle sales. The amount of fees is usually governed by state statute, regulation or regulatory agency. Also included in the other revenue is management fee income and rental income. Same store other revenue and gross profit increased $2.0 million, or 68.1%, from the first nine months of 1997 to the first nine months of 1998, primarily as a result of the management fee revenue from two dealerships the Company currently manages under management agreements. The Acquisitions added approximately $2.5 million in other revenue and gross profit primarily from documentation fees. The Acquisitions are located in states which permit higher documentation fees compared to the Company's other same store dealerships. The Company expects the management fee component of other revenue to decline as the two management agreements expire. Both management agreements, which accounted for approximately $2.0 million in other revenue and gross profit for the nine months ended September 30, 1998, are expected to terminate in late 1998 and early 1999.

    The table below sets forth a reconciliation of other operating revenue and gross profit by major category accounting for the variance in same store results, the Acquisitions and Divestiture.

                                      F&I             PARTS & SERVICE         OTHER REVENUE              TOTAL
                              --------------------  --------------------  ----------------------  --------------------
                                           GROSS                 GROSS                   GROSS                 GROSS
                               REVENUE    PROFIT     REVENUE    PROFIT      REVENUE     PROFIT     REVENUE    PROFIT
                              ---------  ---------  ---------  ---------  -----------  ---------  ---------  ---------
Nine months ended September
  30, 1997..................  $  13,975  $  12,592  $  26,879  $  13,886   $   3,296   $   3,296  $  44,150  $  29,774
Same store variance.........        677        986      1,127        663       2,004       2,004      3,808      3,653
Acquisitions................      4,675      4,519     14,091      7,503       2,507       2,507     21,273     14,529
Effects of the
  Divestiture...............     (1,429)    (1,362)    (3,876)    (1,522)       (352)       (352)    (5,657)    (3,236)
                              ---------  ---------  ---------  ---------  -----------  ---------  ---------  ---------
Nine months ended September
  30, 1998..................  $  17,898  $  16,735  $  38,221  $  20,530   $   7,455   $   7,455  $  63,574  $  44,720
                              ---------  ---------  ---------  ---------  -----------  ---------  ---------  ---------
                              ---------  ---------  ---------  ---------  -----------  ---------  ---------  ---------

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (SG&A). Selling, general and administrative expenses increased approximately $21.8 million for the comparable nine month periods of 1997 to 1998. The Acquisitions added approximately $20.8 million while the Divestiture reduced selling, general and administrative expenses approximately $5.6 million. The Company's selling, general and administrative expenses were 13.6% of revenues for the nine months ended September 30, 1998 versus 12.6% for the nine months ended September 30, 1997. This increased percentage is primarily attributable to higher corporate and operating expenses as a result of the Company's acquisition strategy and increased lease expense as a result of the sale and leaseback transaction. In the third quarter of 1997, the Company modified pay plans of certain officers and key employees resulting in a reduction in compensation expense of approximately $1.3 million. The Company expects additional lease expense for the remainder of 1998 as a result of the sale and leaseback transaction. The annualized rent expense under the contract is $4.1 million for the properties, net of the amortization of the deferred gain.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased approximately $1.1 million, or 58.1%, primarily attributable to the inclusion of amortization expense from the Acquisitions. The Company expects this expense to increase throughout 1998 due to a full year impact from the Acquisitions.

    INTEREST EXPENSE. The Company's interest expense, net of interest income, increased approximately $2.6 million from the comparable period last year due to higher debt levels and floor plan interest expense resulting from the Acquisitions. The Acquisitions added approximately $1.2 million in interest expense for the nine month period ended September 30, 1998. The Company's long-term debt increased from approximately $39.7 million at September 30, 1997 to approximately $42.4 million at September 30, 1998, primarily due to debt incurred to finance the Acquisitions. The Company expects interest expense to increase throughout 1998 due to the full year effect of the additional long-term debt and increased floor plan notes payable attributable to the Acquisitions. These increases will be partially offset by reduced interest associated with property mortgages which were repaid with the proceeds from the sale leaseback transaction. Net interest expense may be further impacted by additional borrowings to finance acquisitions and the future direction of interest rates.

    INCOME TAX PROVISION. The effective tax rate for the nine months ended September 30, 1998 was 40.0%, compared to the Company's effective income tax rate for the nine months ended September 30,

1997 of approximately 38.6%. Before the charge for non-deductible merger-related expenses, the effective rate for the nine months ended September 30, 1998 was 37.0%. Excluding non-deductible merger-related expenses, management expects its effective tax rate for 1998 to be in the 36.5% to 37.5% range.

    BASIC AND DILUTED NET INCOME PER SHARE--Basic and diluted net income per share decreased from $.48 in the first nine months of 1997 to $.40 in the first nine months of 1998. Before considering an employee severance charge and a merger-related expense charge during the nine months ended September 30, 1998, and a loss recorded on the Divestiture in 1997, basic net income per share remained unchanged at $.50. Diluted net income per share before the respective charges decreased from $.50 in 1997 to $.49 in 1998. The weighted average shares outstanding and diluted weighted average shares outstanding decreased from approximately 13.8 million to approximately 13.6 million for the nine-month periods of 1997 and 1998 primarily due to treasury shares received in the Divestiture offset by shares issued in the Acquisitions.

    The Company believes several factors are in place that will affect net income throughout the remainder of 1998 and into 1999. The Company expects lower volume of new and used vehicle sales in the fourth and first quarters as these are traditionally slower selling seasons. The Company anticipates additional non-deductible merger-related expenses will be incurred. Also the plan to divest certain operations as a result of the Merger, or any other realignment of its dealerships, may have a negative impact on revenues, gross profits, and selling, general and administrative expenses. Also, the Company expects certain dealership management agreements to expire in late 1998 and early 1999. During the nine months ended September 30, 1998, fees from these dealership management agreements accounted for approximately $2.0 million in revenue and gross profit. The Company does not expect volume or margin growth in its Amarillo, Texas market and expects negative comparisons for Oklahoma City, Oklahoma for both volume and gross profit. While the Denver, Colorado and Las Vegas, Nevada markets continue to grow, national and regional sales trends indicate flat demand for new vehicles throughout 1998.

RESULTS OF OPERATIONS 1997 V. 1996

                                                                                 SAME STORE
                                                          CONSOLIDATED         COMPARISONS(1)
                                                      --------------------  --------------------
                                                        1997       1996       1997       1996
                                                      ---------  ---------  ---------  ---------
                                                      (THOUSANDS, EXCEPT UNITS AND PERCENTAGES)
New vehicle sales
  Units.............................................      9,722      6,408      4,296      4,668
  Revenue...........................................  $ 217,206  $ 137,712  $  99,442  $ 105,215
  Average selling price.............................  $    22.3  $    21.5  $    23.1  $    22.5
Used vehicle sales (2)
  Units.............................................     21,394     15,568      9,776     11,549
  Revenue...........................................  $ 196,469  $ 146,265  $  94,068  $ 111,479
  Average selling price.............................  $     9.2  $     9.4  $     9.6  $     9.7
Total vehicle sales
  Units.............................................     31,116     21,976     14,072     16,217
  Revenue...........................................  $ 413,675  $ 283,977  $ 193,510  $ 216,694
Other Operating revenue
  Finance and insurance.............................  $  17,787  $  12,520  $   8,198  $   9,120
  Parts and service.................................     36,348     23,808     17,135     16,083
  Other revenue.....................................      4,308      1,278      1,235        817
                                                      ---------  ---------  ---------  ---------
Total other operating revenue.......................     58,443     37,606     26,568     26,020
                                                      ---------  ---------  ---------  ---------
Total Revenue.......................................  $ 472,118  $ 321,583  $ 220,078  $ 242,714
                                                      ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------
Gross Profit
  New vehicles......................................  $  22,818  $  14,856  $  10,595  $  11,544
  Used vehicles.....................................     19,269     12,140      7,013      9,398
  Finance and insurance.............................     16,082      9,975      7,046      7,443
  Parts and service.................................     18,785     11,684      8,510      8,397
  Other revenue.....................................      4,308      1,278      1,235        817
                                                      ---------  ---------  ---------  ---------
Total gross profit..................................  $  81,262  $  49,933  $  34,399  $  37,599
                                                      ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------
Gross profit percent
  New vehicles......................................       10.5%      10.8%      10.7%      11.0%
  Used vehicles.....................................        9.8%       8.3%       7.5%       8.4%
  Finance and insurance.............................       90.4%      79.7%      85.9%      81.6%
  Parts and service.................................       51.7%      49.1%      49.7%      52.2%
  Other revenue.....................................      100.0%     100.0%     100.0%     100.0%
                                                      ---------  ---------  ---------  ---------
Total gross profit percent..........................       17.2%      15.5%      15.6%      15.5%
                                                      ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------

------------------------

(1) "Same Store" information relates to the dealerships for which their results of operations are included in the Consolidated Statements of Operations for the same periods of 1997 and 1996.

(2) Used vehicle information includes the Company's retail and wholesale used vehicle activities.

  REVENUES AND GROSS PROFITS

  NEW VEHICLES.

                                                           CONSOLIDATED          SAME STORE COMPARISONS
                                                    --------------------------  -------------------------
                                                        1997          1996         1997          1996
                                                    ------------  ------------  -----------  ------------
Unit sales........................................         9,722         6,408        4,296         4,668
Average price per unit............................  $     22,342  $     21,491  $    23,148  $     22,540
New vehicle revenue...............................  $217,206,000  $137,712,000  $99,442,000  $105,215,000
New vehicle gross profit..........................  $ 22,818,000  $ 14,856,000  $10,595,000  $ 11,544,000
Gross profit percentage...........................          10.5%         10.8%        10.7%         11.0%

    Same store unit sales (which are defined as the results of the Company's Amarillo, Texas market for the year of 1997 and 1996 plus the fourth fiscal quarter of 1997 and 1996 for the Oklahoma City, Oklahoma market, exclusive of Performance) decreased 372 units, or 8.0%. Unit sales in Oklahoma City, Oklahoma declined 115 units, or 33.7%, in 1997 compared to 1996. Management believes the decline in unit sales for same store comparisons is attributed to a decrease in demand for new vehicles which is consistent with regional and national trends in 1997, a less desirable new vehicle inventory at the Company's Dodge dealership in Oklahoma City due to a manufacturer's labor strike earlier in 1997, elimination of low margin fleet sales in the Oklahoma City, Oklahoma market and a higher than expected dealership management turnover. Same store average selling prices per unit increased $608, or 2.7%, due to model mix and manufacturer cost increases passed on in the sales price of new vehicles. The results of these factors from 1996 to 1997 were an approximate $5.8 million decrease in same store revenue from new vehicle sales, of which approximately $2.4 million is attributed to the Oklahoma City, Oklahoma market. The Acquisitions added approximately $103.7 million in new vehicle revenue and 4,670 new units sales with an average price of $22,213.

    Same store gross profit on new vehicle sales decreased approximately $949,000, or 8.2%, from 1996 to 1997. This decline is primarily attributable to the decrease in new vehicle sales and to a lesser extent a decline in new vehicle gross profit percentage, both as a result of the factors discussed above. The Acquisitions added approximately $10.7 million in gross profit with a gross profit percentage of 10.3%. The table below sets forth a reconciliation of new vehicle revenue, units and gross profit from 1996 to 1997 accounting for the variance in same store results, the Acquisitions and excluding Performance:

                                                    UNITS    REVENUES    GROSS PROFIT
                                                    -----  ------------  ------------
Year ended December 31, 1996......................  6,408  $137,712,000  $ 14,856,000
Same store variance...............................   (372)   (5,773,000)     (949,000)
Acquisitions......................................  4,670   103,737,000    10,697,000
Effects of the Divestiture........................   (984)  (18,470,000)   (1,786,000)
                                                    -----  ------------  ------------
Year ended December 31, 1997......................  9,722  $217,206,000  $ 22,818,000
                                                    -----  ------------  ------------
                                                    -----  ------------  ------------

  USED VEHICLES.

                                                           CONSOLIDATED          SAME STORE COMPARISONS
                                                    --------------------------  -------------------------
                                                        1997          1996         1997          1996
                                                    ------------  ------------  -----------  ------------
Unit Sales........................................        21,394        15,568        9,776        11,549
Average price per unit............................  $      9,183  $      9,395  $     9,622  $      9,653
Used vehicle revenue..............................  $196,469,000  $146,265,000  $94,068,000  $111,479,000
Used vehicle gross profit.........................  $ 19,269,000  $ 12,140,000  $ 7,013,000  $  9,398,000
Gross profit percentage...........................           9.8%          8.3%         7.5%          8.4%

    Same store unit sales decreased 1,773 units or 15.4%, for both retail and wholesale. Unit sales in Oklahoma City, Oklahoma declined by 925 units, or 65.1%, in 1997 compared to 1996. Management believes the decline in unit sales for same store comparisons is attributed to a decrease in demand for used vehicles which is consistent with regional trends in 1997, a less than desirable used vehicle inventory at the Company's Dodge dealership in Oklahoma City, Oklahoma due to lower volume of new vehicle sales which generates a significant percentage of used vehicles available for sale from trade-ins, a Company effort to change the sales methods in Oklahoma City, Oklahoma to eliminate low margin highly promotional volume selling and higher than expected dealership management turnover. The results of these factors from 1996 to 1997 were an approximate $17.4 million decrease in same store revenue from used vehicle sales, of which approximately $8.3 million is attributed to the Oklahoma City, Oklahoma market. The Acquisitions added approximately $84.8 million used vehicle revenue and 9,454 used vehicle units sales at an average price of $8,967.

    Same store gross profit decreased approximately $2.4 million, or 25.4%, from 1996 to 1997. This decline is primarily attributable to the decrease in used vehicle sales and to a lesser extent a decline in the used vehicle gross profit percentage, both as a result of the factors discussed above. The Acquisitions added approximately $11.5 million in gross profit with a gross profit percentage of 13.6%. The Acquisitions had a higher gross profit percentage from used vehicle operations as a result of wholesaling fewer vehicles and a lower average cost of used vehicles compared to same store operations. The table sets forth a reconciliation of used vehicle revenue, units and gross profit from 1996 to 1997 accounting for the variance in same store results, the Acquisitions and excluding Performance:

                                                    UNITS     REVENUES    GROSS PROFIT
                                                    ------  ------------  ------------
Year ended December 31, 1996......................  15,568  $146,265,000  $ 12,140,000
Same store variance...............................  (1,773)  (17,411,000)   (2,385,000)
Acquisitions......................................   9,454    84,774,000    11,515,000
Effects of the Divestiture........................  (1,855)  (17,159,000)   (2,001,000)
                                                    ------  ------------  ------------
Year ended December 31, 1997......................  21,394  $196,469,000  $ 19,269,000
                                                    ------  ------------  ------------
                                                    ------  ------------  ------------

    The used vehicle analysis and tables above include the results of both the Company's retail and wholesale used vehicle activities. The tables below set forth supplemental information related to the Company's wholesale activities only:

                                                                    MARGIN STATISTICS
                                                    --------------------------------------------------
                                                          CONSOLIDATED         SAME STORE COMPARISONS
                                                    ------------------------  ------------------------
                                                       1997         1996         1997         1996
                                                    -----------  -----------  -----------  -----------
Units.............................................        8,274        7,423        4,791        5,520
Average selling price.............................  $     4,817  $     5,580  $     5,807  $     5,753
Revenue...........................................  $39,858,000  $41,423,000  $27,821,000  $31,758,000
Gross loss........................................  $ 1,996,000  $   760,000  $ 1,068,000  $   590,000
Gross loss percentage.............................          5.0%         1.8%         3.8%         1.9%

                                                            RECONCILIATION
                                                    -------------------------------
                                                    UNITS    REVENUES    GROSS LOSS
                                                    ------  -----------  ----------
Year ended December 31, 1996......................   7,423  $41,423,000  $  760,000
Same store variance...............................    (729)  (3,937,000)    478,000
Acquisitions......................................   2,588    8,692,000     457,000
Effects of the Divestiture........................  (1,008)  (6,320,000)    301,000
                                                    ------  -----------  ----------
Year ended December 31, 1997......................   8,274  $39,858,000  $1,996,000
                                                    ------  -----------  ----------
                                                    ------  -----------  ----------

    The Company believes that the factors, as discussed above, that led to a 15.4% decline in total used vehicle units significantly contributed to an increase in the wholesale loss from 1996 to 1997. Approximately $1.1 million of the 1997 wholesale losses incurred in the Oklahoma City, Oklahoma market.

  OTHER OPERATING REVENUE.

                                                                                     SAME STORE
                                                              CONSOLIDATED          COMPARISONS
                                                          --------------------  --------------------
                                                            1997       1996       1997       1996
                                                          ---------  ---------  ---------  ---------
                                                                        (IN THOUSANDS)
Revenue
  Finance and insurance.................................  $  17,787  $  12,520  $   8,198  $   9,120
  Parts and service.....................................     36,348     23,808     17,135     16,083
  Other revenue.........................................      4,308      1,278      1,235        817
                                                          ---------  ---------  ---------  ---------
    Total...............................................  $  58,443  $  37,606  $  26,568  $  26,020
                                                          ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------
Gross Profit
  Finance and insurance.................................  $  16,082  $   9,975  $   7,046  $   7,443
  Parts and service.....................................     18,785     11,684      8,510      8,397
  Other revenue.........................................      4,308      1,278      1,235        817
                                                          ---------  ---------  ---------  ---------
    Total...............................................  $  39,175  $  22,937  $  16,791  $  16,657
                                                          ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------

    Finance and insurance (F&I) revenue primarily represents fees and commissions the Company earns for selling and placing customer's retail finance and lease contracts, credit life insurance contracts and third party extended warranty contracts. Same store comparisons from 1996 to 1997 reveal a decrease in F&I revenue of $922,000, or 10.1%. Prior to July 1, 1996 the Company sold in-house warranties and deferred the revenue from the sale of these contracts. The deferred revenue is being amortized into F&I revenue on a straight line method over the life of the respective in-house warranty contracts. This revenue item decreased from approximately $2.7 million in 1996 to approximately $1.5 million in 1997, and will continue to decrease in future years. Adjusting for the amortization of in-house warranty revenue, all other same store F&I revenue increased $287,000 or 4.5%. This increase is the result of a full year, versus six months in 1996, of the sale of third party extended warranty contracts partially offset by a reduction in vehicle retail sales. The Acquisitions added approximately $8.2 million in revenue from F&I activities.

    Same store F&I gross profit percentage increased from 81.6% in 1996 to 85.9% in 1997 due to the full year impact of the sale of third party extended warranty contracts versus only six months of such revenue in 1996. Third party extended warranty contracts have minimal cost of sales and therefore have a significantly higher gross profit percentage. The Acquisitions added approximately $7.7 million in gross profit from F&I activities in 1997 at a gross profit percentage of 95%. The Acquisitions have experienced a higher gross profit percentage as they have sold third party extended warranty contracts.

    Parts and service revenue represents the wholesale and retail sales of repair and replacement parts and the sale of labor for servicing customers vehicles. Same store parts and service revenue increased approximately $1.1 million, or 6.5%, in 1997 from 1996. This increase is attributed to an increase in same store wholesale parts business and an increase in repair services provided to customers. The Acquisitions added approximately $15.3 million in revenue from their parts and service activities.

    Same store parts and service gross profit increased from 1996 to 1997 by approximately $113,000, or 1.3%. The gross profit percentage declined from 52.2% in 1996 to 49.7% in 1997. This decrease in the gross profit percentage and increase gross profit amount is attributed to the heavier weighting of the wholesale parts business which has lower gross profit and lower gross profit percentage than retail parts sales. The Acquisitions added approximately $8.7 million from parts and service activities at a gross profit percentage of 56.6%. The Acquisitions have historically been heavily weighted toward retail parts and service activities, excluding Lynn Hickey Dodge.

    Other revenue primarily consists of documentation fees charged by the Company to its customers on vehicle sales. The amount the Company can charge and application of these fees is usually governed by state statute, regulation or regulatory agency. Also included in other revenue is rental income and miscellaneous income. Same store revenue and gross profit from other revenue increased $418,000, or 51.2%, from 1996 to 1997. The primary factors causing the increase was the commencement of the lease on the property rented to Performance Dodge in connection with the sale of Performance and increased miscellaneous income. The Acquisitions added approximately $2.7 million in other revenue and gross profit primarily from documentation fees. The Acquisitions are located in states which permit higher documentation fees compared to the Company's same store dealerships.

    The table below sets forth a reconciliation of other operating revenue and gross profit by major category accounting for the variance in same store results, the Acquisitions and excluding Performance.

                                                                              PARTS AND
                                                               F&I             SERVICE        OTHER REVENUE         TOTAL
                                                         ----------------  ----------------  ----------------  ----------------
                                                                   GROSS             GROSS             GROSS             GROSS
                                                         REVENUE  PROFIT   REVENUE  PROFIT   REVENUE   PROFIT  REVENUE  PROFIT
                                                         -------  -------  -------  -------  -------   ------  -------  -------
                                                                                     (IN THOUSANDS)
Year ended December 31, 1996...........................  $12,520  $ 9,975  $23,808  $11,684  $1,278    $1,278  $37,606  $22,937
Same store variance....................................     (922)    (397)   1,052      113     418       418      548      134
Acquisitions...........................................    8,160    7,740   15,337    8,687   2,720     2,720   26,217   19,147
Effects of the Divestiture.............................   (1,971)  (1,236)  (3,849)  (1,699)   (108)     (108)  (5,928)  (3,043)
                                                         -------  -------  -------  -------  -------   ------  -------  -------
Year ended December 31, 1997...........................  $17,787  $16,082  $36,348  $18,785  $4,308    $4,308  $58,443  $39,175
                                                         -------  -------  -------  -------  -------   ------  -------  -------
                                                         -------  -------  -------  -------  -------   ------  -------  -------

    Total same store other operating revenue increased by approximately $548,000 or 2.1%, due to the increase in parts and service revenue and other revenue which was partially offset by a decrease in F&I revenue. The Acquisitions added approximately $26.2 million to other operating revenue from F&I, parts and services and other activities.

    Same store gross profit from other operating revenue increased approximately $134,000, or .8%. This increase is primarily attributed to the increase in other revenue and parts and service activities offset partially by a decrease in same store F&I activities. The Acquisitions added approximately $19.1 million in other operating revenue gross profit from F&I, parts and service and other activities.

  TOTAL REVENUE AND GROSS PROFIT.

                                                                                 SAME STORE
                                                          CONSOLIDATED          COMPARISONS
                                                      --------------------  --------------------
                                                        1997       1996       1997       1996
                                                      ---------  ---------  ---------  ---------
                                                                    (IN THOUSANDS)
Revenue
  Vehicle revenue...................................  $ 413,675  $ 283,977  $ 193,510  $ 216,694
  Other operating revenue...........................     58,443     37,606     26,568     26,020
                                                      ---------  ---------  ---------  ---------
    Total revenue...................................  $ 472,118  $ 321,583  $ 220,078  $ 242,714
                                                      ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------
Gross Profit
  Vehicle gross profit..............................  $  42,087  $  26,996  $  17,608  $  20,942
  Other operating gross profit......................     39,175     22,937     16,791     16,657
                                                      ---------  ---------  ---------  ---------
    Total gross profit..............................  $  81,262  $  49,933  $  34,399  $  37,599
                                                      ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------

    Same store total revenue decreased approximately $22.6 million, or 9.3%, from 1996 to 1997. The primary factors contributing to this decrease in same store total revenue was the decline in same store used vehicle revenue of approximately $17.4 million and the decline in new vehicle revenue of approximately $5.8 million discussed above. This total decline of approximately $23.2 million, or 10.7%, in total same store vehicle revenue was slightly offset by an increase in same store other operating revenue of $548,000 for the reasons given above. The Acquisitions added total revenue of approximately $214.7 million with approximately $188.5 million coming from vehicle sales and approximately $26.2 million coming from other operating revenue.

    Same store gross profit decreased approximately $3.2 million, or 8.5%, from 1996 to 1997. Same store gross profit percentage increased from 15.5% to 15.6% from 1996 to 1997. The primary factors contributing to the reduced gross profit from same store results was an approximately $3.3 million reduction in gross profit from new and used vehicle sales, approximately $949,000 from new vehicle sales and approximately $2.4 million from used vehicle sales, due to the factors discussed above. The reduction in same store gross profit from vehicle sales was partially offset by an increase in other operating revenue gross profit of $134,000 for the reasons outlined above. The Acquisitions added approximately $41.4 million in gross profit from their new and used vehicle sales and other operating revenue. The table below is a reconciliation of vehicle sales and other operating revenue gross profit and revenue from 1996 to 1997 accounting for the variance in same store results, the Acquisitions and excluding Performance.

                                                                       REVENUE                            GROSS PROFIT
                                                         ------------------------------------  -----------------------------------
                                                                           OTHER                                 OTHER
                                                                         OPERATING                             OPERATING
                                                         VEHICLE SALES    REVENUE     TOTAL    VEHICLE SALES    REVENUE     TOTAL
                                                         -------------   ---------   --------  -------------   ---------   -------
                                                                                      (IN THOUSANDS)
Year ended December 31, 1996...........................    $283,977       $37,606    $321,583     $26,996       $22,937    $49,933
Same store variance....................................     (23,184)          548     (22,636)     (3,334)          134     (3,200)
Acquisitions...........................................     188,511        26,217     214,728      22,212        19,147     41,359
Effects of the Divestiture.............................     (35,629)       (5,928)    (41,557)     (3,787)       (3,043)    (6,830)
                                                         -------------   ---------   --------  -------------   ---------   -------
Year ended December 31, 1997...........................    $413,675       $58,443    $472,118     $42,087       $39,175    $81,262
                                                         -------------   ---------   --------  -------------   ---------   -------
                                                         -------------   ---------   --------  -------------   ---------   -------

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (SG&A)

    Selling, general and administrative expenses, including employee stock compensation recorded in 1996 of approximately $1.1 million, increased approximately $23.9 million from 1996 to 1997. Approximately $30.9 million was added from the Acquisitions and the effects of the Divestiture was a reduction in SG&A of approximately $5.4 million. Same store and corporate expenses declined approximately $1.6 million from 1996 to 1997, or 5.9%. The primary reasons for the reduction in same store and corporate expenses relates to the absence in 1997 of approximately $1.1 million of employee stock compensation expense and a $600,000 employee bonus paid in 1996, both recorded prior to the Company's initial public offering. The Company has pursued many efforts to reduce costs such as restructuring its liability insurance program, altering pay plans and reducing the same store employee count from 657 at December 31, 1996 to 531 at December 31, 1997. These efforts have resulted in approximately offsetting the increasing cost of doing business. SG&A expense was 13.0% of revenues in 1997 versus 11.3% in 1996. This increased percentage is primarily due to the loss of operating leverage from a reduction in same store revenue and the fact that the Acquisitions have historically had higher SG&A expense compared to their revenues than same store operations.

    DEPRECIATION AND AMORTIZATION

    Depreciation and amortization increased approximately $1.5 million, or 120%, from 1996 to 1997. The primary factor behind this increase was the Acquisitions, which added approximately $1.5 million in depreciation and amortization of acquisition intangibles.

    OTHER INCOME (EXPENSE)

    Other income (expense) consists of interest income and expense. Net interest increased approximately $2.6 million from 1996 to 1997, or 82%. The reason for this increase was the increase in long-term debt from $11.9 million at December 31, 1996 to $45.0 million at December 31, 1997, incurred primarily to finance the Acquisitions and an increase in floor plan notes payable from $46.3 million at December 31, 1996 to $53.4 million at December 31, 1997, due to inventory fluctuations and the Acquisitions.

    INCOME TAX PROVISION

    Income taxes increased from approximately $3.4 million in 1996 to approximately $4.2 million in 1997, or 25%. The primary factor for the increase was a 37.5% increase in pretax profits. The effective tax rate in 1996 was 42.3% compared to 38.6% for 1997. The primary reason for a higher effective tax rate in 1996 was the establishment of a valuation allowance for certain net operating loss carry forwards.

    NET INCOME AND BASIC AND DILUTED NET INCOME PER SHARE

    Net income increased approximately $2.1 million, or 47%, in 1997 over 1996. The table sets forth a reconciliation of income before interest and taxes from 1996 to 1997 accounting for same store variance, the Acquisitions, sale of Performance, and loss on such sale (in thousands):

Income before interest and taxes year ended December 31, 1996......  $  11,137
Same store variance................................................     (1,685)
Acquisitions.......................................................      8,945
Effects of the Divestiture.........................................     (1,305)
Loss on the Divestiture............................................       (347)
                                                                     ---------
Income before interest and taxes year ended December 31, 1997......  $  16,745
                                                                     ---------
                                                                     ---------

    Basic and diluted net income per share increased from $.42 in 1996 to $.49 in 1997 or 16.7%. The weighted average shares outstanding increased from approximately 11.0 million in 1996 to approximately 13.7 million in 1997 primarily due to the shares issued in the offering, shares issued in connection with the Acquisitions and a reduction due to the treasury shares received in the sale of Performance.

RESULTS OF OPERATIONS 1996 V. 1995

    REVENUES

    The Company's total revenue increased 36.2% to $321.6 million in 1996 from $236.2 million in 1995. New vehicle sales increased 20.3% to $137.7 million in 1996 from $114.5 million in 1995, primarily because of the acquisitions in December 1995 and October 1996, of the Company's Performance Dodge and Lynn Hickey Dodge dealerships in Oklahoma City. The inclusion of the results of these two dealerships accounted for the overall increase in new vehicle sales in 1996. The increase in new vehicle revenue from the Company's Oklahoma City acquisitions was partially offset by a lower demand for new vehicles in the Company's Amarillo market. The lower demand is partially attributable to the drought conditions in West Texas during 1996, which had a negative impact on the Amarillo market area.

    Used vehicle sales increased 48.5% to $146.3 million in 1996 from $98.5 million in 1995. The inclusion of the results of the Company's Oklahoma City dealerships (purchased in 1995 and 1996) accounted for 62.7% of this increase in used vehicle sales. The remaining used vehicle revenue increase was caused primarily by a 23.7% increase in the Amarillo market. The Company attributes this increase to its market strategy for used vehicle inventory management.

    The Company's other operating revenue increased 62.0% to $37.6 million for 1996, compared to $23.2 million for 1995 largely due to the inclusion of the Company's Oklahoma City dealerships in the 1996 results of operations. The addition of the Oklahoma City dealerships accounted for approximately 65.1% of the increase in other operating revenue. The remaining increase in other operating revenue can be largely attributed to the Company, since July 1996, selling third party vendor warranties at its dealerships rather than its own warranties. Historically, the Company principally sold its own in-house extended warranty at its dealerships and recognized the resulting revenue over the term of the warranties, although it received payment in full at the time of the sale. In contrast, when the Company sells warranties of third party vendors, the Company receives and immediately recognizes commission income at the time of sale as the Company has no further obligation pursuant to the extended warranty contracts.

    GROSS PROFIT

    Gross profit increased 33.2% in 1996 to $49.9 million from $37.5 million in 1995 primarily due to the recently acquired Oklahoma City dealerships. Gross profit as a percentage of sales decreased to 15.5% in 1996 from 15.9% in 1995. The decrease in gross profit as a percentage of sales was primarily caused by reduced margins on new and used vehicles. Gross profit percentage on other operating revenue was up slightly to 61.0% in 1996 as compared to 60.8% in 1995.

    The reduction in the gross profit percentage on new vehicles (10.8% in 1996 versus 12.1% in 1995) was partially attributable to increased vehicle costs resulting from the Company's efforts to minimize the effect of inventory shortfalls caused by GM's parts plant strike in March 1996 by purchasing supplemental inventory from other dealers. The reduction was also attributable to lower gross profit percentage at the Company's Oklahoma City dealerships, which the Company believes was attributable to favorable vehicle allocations from the manufacturers related to the 1995 acquisitions.

    The reduction in the gross profit percentage on used vehicles (8.3% in 1996 versus 9.8% in 1995) was primarily attributable to increased vehicle purchase and reconditioning costs as well as greater volume of sales of used vehicles to other dealers and wholesalers (which sales are frequently at or slightly below cost). In 1996, approximately 28% of the Company's used vehicle sales were to other dealers and wholesalers as compared to approximately 23% in 1995. The increase in wholesales is primarily due to the Company maintaining its policy to limit the days' supply and age of its used vehicle inventory. Management believes this policy keeps its inventory in line with the market and minimizes carrying costs.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (SG&A)

    The Company's selling, general and administrative expenses increased to $36.5 million, or 11.4% of the Company's revenues, in 1996 from $25.6 million, or 10.9% of total revenues, in 1995.

    The increase is primarily attributable to incremental start-up expenses associated with the acquisition of the Company's Oklahoma City dealerships. These expenses relate to integrating the Company's systems into their operations and implementing the Company's strategies. The remaining portion of the increase is attributable to an increase in the Company's corporate expense resulting from the conversion from a private company to a public company.

    Furthermore, in connection with the Company's reorganization, the Company recorded an executive bonus of $600,000, which was expensed in 1996.

    The Company recorded a non-cash expense relating to employee stock compensation of approximately $1.1 million in 1996, representing the difference between the Company's estimate of the fair value, as of the grant date of April 1, 1996, of the 303,750 shares of Common Stock issued to a certain Company executive and the cash consideration paid of $250,000.

    INTEREST EXPENSE

    The Company's interest expense, net of interest income, increased approximately 3.4% to $3.2 million for 1996 compared to $3.1 million for 1995. The increase is primarily attributable to increased debt levels associated with the acquisition of Performance Dodge and Hickey Dodge dealerships, which were partially offset by a reduction in interest expense at the Company's Amarillo dealerships. Additionally, the Company recorded interest income approximating $631,000 from the investment of initial public offering proceeds for the period of September 27, 1996 through December 31, 1996.

    Net interest expense is expected to increase in 1997 as the Company uses the proceeds from the initial public offering to acquire additional dealerships and due to increased floor plan financing associated with the newly acquired dealerships.

    INCOME TAXES

    The Company's effective income tax rate increased to 42% in 1996 as compared to 37.4% in 1995 primarily due to the fact that the Company did not recognize the benefit for certain separate company losses incurred by the parent company in 1996.

    NET INCOME

    The Company's net income increased approximately 108.8% to $4.6 million in 1996 compared to $2.2 million in 1995. The increase was primarily attributable to the elimination of the management fees paid to Gilliland Group Family Partnership, and the commencement of selling third party extended warranty contracts on an exclusive basis, which was partially offset by an increase in selling, general and administrative expenses and employee stock compensation. Excluding the non-recurring stock compensation charge and the $600,000 executive bonus, the 1996 net income would have been approximately $6.1 million representing a 24% increase over 1995 income of $4.9 million, excluding the 1995 management fee paid to GGFP.

LIQUIDITY AND CAPITAL RESOURCES

    The Company requires cash primarily for financing its inventory of new and used vehicles and replacement parts, acquisitions of additional dealerships, capital expenditures and transition expenses in connection with its acquisitions. The Company has met these liquidity requirements primarily through cash flow generated from operating activities, floor plan financing, borrowings under credit agreements with manufacturer captive finance companies and commercial banks and the proceeds from its initial public offering. Floor plan financing from manufacturer captive finance companies and commercial banks represents the primary source of financing for vehicle inventories.

    During the first nine months of 1998, cash provided from operating activities totaled approximately $10.1 million, compared to net cash provided from operating activities of approximately $9.0 million during the first nine months of 1997. The increase is primarily attributable to a reduction in inventory as the Company enters the slower selling season which is traditionally the fourth and first fiscal quarters of the year. During 1997, the Company generated net cash of approximately $8.7 million from operating activities, compared to $7.7 million in 1996. The increase is primarily attributable to the decrease in same store accounts receivable and inventory levels and an increase in net income, partially offset by a decrease in accounts payable and accrued expenses and other liabilities.

    Cash provided from investing activities of approximately $13.0 million during the first nine months of 1998 related primarily to the net proceeds received on the sale and leaseback transactions offset by the acquisition of Chaisson and the construction costs related to the two new dealership facilities for Denver Toyota and Toyota West. The Company completed all of the sale and leaseback transactions during the first six months of 1998, which netted approximately $35.4 million in proceeds. During 1997, cash used in investing activities approximated $56.1 million primarily due to the acquisitions of Spedding Toyota and Nissan West as well as the construction progress payments made on the new dealership facilities in Denver and Las Vegas. Expenditures related to the purchase of the Acquisitions totaled approximately $43.3 million. Construction progress payments made in 1997 approximated $10.6 million during 1997. The Construction progress payments were funded from cash on hand and interim financing provided by an Interim Construction and Master Loan Agreement for $7.4 million. The amount outstanding at December 31, 1997 was approximately $4.8 million. Upon completion of the construction the facilities were sold to a third party under a sale and leaseback contract entered into by the Company on December 31, 1997. The Company currently anticipates that any future acquisitions will be financed with a combination of debt, stock, and cash.

    The Company finances its purchases of new vehicle inventory with manufacturer captive finance companies and commercial banks. The Company also maintains lines of credit with manufacturer captive finance companies and commercial banks for the financing of used vehicle inventories. The lenders receive a security interest in all inventory it finances. The Company makes monthly interest payments on the amount financed and must repay the principal amount of the indebtedness with respect to any vehicle within a few days of the sale of such vehicle by the Company. The Company periodically renegotiates the terms of its financing, including the interest rate. At September 30, 1998, the Company had outstanding floor plan debt of approximately $51.2 million which incurred an average annual interest rate of approximately 8.8% during the first nine months of 1998.

    The Company began financing its used vehicle operations at its Denver Toyota and Toyota West dealerships on January 16, 1998. The amount of this floor plan line is $3.0 million and is provided by R. Douglas Spedding, an officer of the Company. The notes mature on December 1, 1998 and bear an interest rate of 9%. Total amount outstanding at September 30, 1998 was approximately $2.4 million.

    Cash used in financing activities totaled approximately $31.2 million for the first nine months of 1998 compared to cash provided of approximately $4.3 million for the first nine months of 1997. The Company's cash used in financing activities for the nine months ended September 30, 1998 related primarily to the cash used in reducing floor plan debt and retiring mortgage debt and affiliate debt in connection with the sale and leaseback transaction of approximately $20.7 million. During 1997, cash provided from financing activities approximated $25.6 million. The increase was mainly attributable to $37.0 million of advances under the credit facility to fund the Acquisitions, to refinance certain debt incurred by the Acquisitions and to make deposits on pending acquisitions. The Company re-paid $7.0 million of seller notes incurred in the Spedding Toyota purchase and approximately $4.3 million of debt associated with the Divestiture and other long-term debt of approximately $6.0 million.

    The Company has entered into a contract to acquire a certain dealership in California. The proposed purchase price is approximately $6.0 million consisting of approximately $4.1 million in cash and $1.4 million in seller-financed notes and $500,000 in assumed debt. During the first nine months of 1998, the Company advanced approximately $2.1 million towards the closing of this transaction. To satisfy the conditions of the Merger, as set forth in the Merger Agreement, the Company will divest the Company's interest in this pending acquisition of this California dealership. The Company expects the divestiture to coincide with the completion of the Merger; however, there can be no assurance the divestiture or the Merger will be completed.

    The Company has entered into a contract to acquire a certain dealership in Nevada. The proposed purchase price is approximately $12.5 million consisting of approximately $9.0 million in cash, $3.2 million in seller financed notes and approximately $300,000 in value of the Company's common stock. During the first nine months of 1998 the Company advanced approximately $1.5 million towards the closing of this transaction. The Company has not obtained approval from the related manufacturer, and the Purchase Contract expires January 1, 1999. As a result, the Company has entered into a Stock Purchase Agreement with Republic to sell to Republic the subsidiary that operates this dealership and has the rights to acquire it.

    The Company has incurred a deferred tax liability of approximately $4.0 million in connection with the change in its tax basis of accounting for inventory from LIFO to FIFO effective for 1996. The Company believes that it is required to pay this liability in six annual installments, beginning in 1997, and believes that it will be able to pay such obligation with cash provided by operations.

    The Company believes that its existing capital resources, including cash on hand, cash from operations, and funds available under the credit facility will be sufficient to run the Company's operations in the ordinary course of business and fund its debt service requirements. Additional financing may be required to fund the pending Acquisitions should the Merger not be completed. To the extent the Company pursues additional acquisitions, it most likely will need to raise additional capital either through the public or private issuance of equity or debt securities or through additional bank borrowings.

SEASONALITY

    The Company generally experiences a higher volume of new and used vehicle sales in the second and third quarters of each year. If the Company acquires dealerships in other markets, it may be affected by other seasonal or consumer buying trends.

YEAR 2000 ISSUES

    The Year 2000 ("Y2K") issue is a global concern that computer programs, processors and embedded chips programmed to recognize date formats with two-digit years will not be able to distinguish between the year 1900 and the year 2000. As a result, companies are at risk for possible mistakes or system failures that could cause disruptions in their business operations. The Company has initiated its plan of action to address the Y2K issue. This plan of action is necessary to insure that the Company's hardware, software and data feeds that consider and process date sensitive information will continue to function properly after December 31, 1999.

    The Company's plan of action has identified all areas of material concern and has separated the concerns between mission critical systems and non-mission critical systems. The mission critical systems have been primarily identified as operational and financial computer systems, dealership communication systems, electronic parts cataloging systems, telecommunication systems and outside vendor systems. These mission critical systems have been and will be addressed first in the Company's Y2K plan of action. The non-mission critical systems have been primarily identified as dealership security systems and a network of personal computers.

    The Company utilizes an integrated operational and financial computer information system that supports the Company's core business processes, including vehicle sales, parts and service sales, customer financing, inventory management, payroll and accounting. The Company has identified this integrated information system as its primary mission critical system. One vendor supplies the Company's operational and financial computer software for its primary mission critical systems. On November 1, 1998, the Company upgraded its primary mission critical system to the most current release of the software that is certified Y2K compliant. All of the Company's existing dealerships are on this system except Chaisson. To install the Y2K compliant software at Chaisson, the Company will need to upgrade the dealerships' existing computer system or further expand the Company's primary computer system to include the Chaisson dealerships. The Company has developed a plan of action to bring Chaisson into Y2K compliance by the end of the first quarter of 1999.

    With the upgrade of the Company's primary mission critical system, all dealerships' electronic parts cataloging systems (EPC) and most dealership communications systems (DCS) and are now Y2K compliant. Three dealerships have ordered and are awaiting upgraded DCS's from their respective franchisors. These DCS upgrades are expected to be completed by the end of the second quarter of 1999.

    The Company's two pending Acquisitions were not included in the upgrade of the primary mission critical system. The Company has received documentation from the pending Acquisitions' primary system vendor that upgrades to bring their systems into Y2K compliance will be shipped in 1998. Should the upgrade not bring the system into Y2K compliance, the Company has contingently planned to convert the two pending Acquisitions' systems to the primary computer system used by the Company's existing dealerships which is currently Y2K compliant. The Company's plan of action for the two pending Acquisitions is contingent on the selling, assigning or divesting of its interest in the dealerships as related to the Merger.

    As of November 1, 1998, the Company had completed testing all the dealership telecommunication systems. The Company has identified four dealerships whose phone systems will need to be upgraded or replaced. The Company has also initiated a plan to send letters of compliance to major vendors used by each dealership, in order to verify Y2K compliance by the vendor. The major vendors include, but are not limited to, automobile manufacturers, automobile parts suppliers, banks, finance companies and warranty companies.

    The Company's plan of action to test all identified non-mission critical systems is in process and will be intensified once the mission critical systems issues have been addressed. The Company is currently testing all Company personal computers and related software. All personal computers and software will be Y2K compliant by the end of 1999. The Company does not anticipate any material costs related to the personal computer and software upgrades.

    The upgrade for the primary mission critical system was supplied and installed by the Company's primary vendor and all costs were covered by the Company's existing maintenance and support fees. The Company anticipates leasing the Y2K compliant upgrade for the existing system at Chaisson at a cost of approximately $126,000. The DCS upgrades yet to be installed on the primary mission critical system are anticipated to be leased at a cost of approximately $10,000 each. If the Company determines that the primary integrated computer system needs to be upgraded for the Chaisson dealerships or the pending Acquisitions, each dealership conversion will be leased at a cost of approximately $125,000. Upgrading or replacing the four dealerships' phone systems has been estimated to cost up to $200,000. The funds for updating or replacing the phone systems will be provided by funds from normal operations. The Company will be expensing Y2K costs as incurred.

    The failure to correct a material Y2K problem could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could materially and adversely affect the Company's results of operations, liquidity and financial condition. The Company is concerned that failure to correct a material Y2K problem could cause manufacturers problems in shipping inventory to the dealerships and cause financial institutions problems in financing customer purchases and providing the necessary cash flow for normal day-to-day operations. At this time, the Company cannot determine whether failure to correct a material Y2K problem will have material and adverse effects on the Company's operations. The Company believes that the plan of action for Y2K compliance it has undertaken will significantly reduce the possibility of material and adverse effects on the Company's operations.

                     PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following unaudited pro forma consolidated statement of operations for the year ended December 31, 1997 reflects the historical accounts of the Company for the year ended December 31, 1997, adjusted to give pro forma effect to: (a) the April 1997 acquisition of Spedding Toyota; (b) the July 1997 acquisition of Nissan West; (c) the January 1998 acquisition of Chaisson; and
(d) the July 1997 disposition of Performance, as if these transactions had occurred at the beginning of 1997.

    The pro forma consolidated financial data and the accompanying notes should be read in conjunction with the Company's Consolidated Financial Statements and the related notes, and the financial statements and related notes of Nissan West, which are included elsewhere in this proxy. The Company believes that the assumptions used in the following statements provide a reasonable basis on which to present the pro forma financial data. The pro forma consolidated financial data is provided for information purposes only and should not be construed to be indicative of the Company's results of operations had the transactions described above been consummated on the dates assumed and are not intended to project the Company's results of operations for any future period.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
  FOR THE YEAR ENDED DECEMBER 31, 1997 (UNAUDITED)

                                                   ACTUAL     ADJUSTED
                                       ACTUAL     SPEEDING     NISSAN        ACTUAL           ACTUAL        PRO FORMA
                                     COMPANY(1)   TOYOTA(1)   WEST(1)     CHAISSON(1)     PERFORMANCE(2)   ADJUSTMENTS   PRO FORMA
                                     ----------   ---------   --------   --------------   --------------   -----------   ---------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues
  Vehicle sales....................   $413,675     $44,738    $ 23,923      $81,823          $(31,655)      $            $532,504
  Other operating revenue..........     58,443       5,285       3,659       11,785            (5,656)                     73,516
                                     ----------   ---------   --------      -------       --------------   -----------   ---------
  Total revenues...................    472,118      50,023      27,582       93,608           (37,311)                    606,020
Cost of sales......................    390,856      41,139      22,926       79,306           (31,805)                    502,422
                                     ----------   ---------   --------      -------       --------------   -----------   ---------
  Gross profit.....................     81,262       8,884       4,656       14,302            (5,506)                    103,598
Expenses
  Selling, general and
    administrative.................     61,512       6,991       3,505       10,581            (5,601)                     76,988
  Depreciation and amortization....      2,658         102          70          480              (120)         953(3)       4,143
Loss of sale from Income before
  interest and taxes...............        347       --          --          --               --              --              347
                                     ----------   ---------   --------      -------       --------------   -----------   ---------
                                        16,745       1,791       1,081        3,241               215           (953)      22,120
Other income (expense)
  Interest income..................      1,224         181       --          --               --                (940)(4)      465
  Interest expense.................     (7,043)       (436)       (549)      (1,165)              681         (1,627)(4)  (10,139)
                                     ----------   ---------   --------      -------       --------------   -----------   ---------
  Income before income taxes.......     10,926       1,536         532        2,076               896         (3,520)      12,446
  Income tax provision.............      4,213       --          --          --                   335          231(5)       4,779
                                     ----------   ---------   --------      -------       --------------   -----------   ---------
  Net income.......................   $  6,713       1,536         532        2,076               561         (3,751)       7,667
                                     ----------   ---------   --------      -------       --------------   -----------   ---------
                                     ----------   ---------   --------      -------       --------------   -----------   ---------
Basic and diluted net income per
  share............................   $    .49                                                                           $  .56(6)
                                     ----------                                                                          ---------
                                     ----------                                                                          ---------
Weighted average common shares
  outstanding......................     13,683                                                                             13,574(6)
                                     ----------                                                                          ---------
                                     ----------                                                                          ---------

------------------------

(1) Actual results of operations reflect the historical results of the Company for the year ended December 31, 1997; the historical results of Spedding Toyota for the three months ended March 31, 1997; the historical results of Nissan West for the six months ended June 30, 1997; the historical results of Chaisson for the 12 months ended December 31, 1997.

(2) Reflects the removal of the historical results of Performance, which was sold by the Company in July 1997.

(3) Reflects the estimated additional amortization that would have been recorded had Spedding Toyota, Nissan West, and Chaisson been acquired as of the beginning of 1997. The amount of pro forma amortization is based on the period from January 1, 1997 to the date of each respective acquisition, the amount of intangible assets, and a weighted average life of the intangible assets of approximately 35 years. The amount of intangible assets, including goodwill, purchased in the acquisitions of Spedding Toyota, Nissan West, and Chaisson was approximately $37 million, $13 million, and $17.4 million, respectively. The related pro form amortization for 1997 associated with Spedding Toyota, Nissan West, and Chaisson is $270,000, $185,000, and $498,000, respectively.

(4) Reflects estimated reduction in interest income and increase in interest expense as if the acquisitions of Spedding Toyota, Nissan West, and Chaisson had occurred as of the beginning of 1997. The amount of the pro forma interest adjustments is based on the net reduction in cash and the increase in debt as a result of each acquisition, an interest rate of approximately 8.25% on debt and cash investments, and the period from January 1, 1997 to the date of each respective acquisition.

(5) Reflects the estimated income tax effect of the adjustments described in footnotes (2) through (4) above, using an incremental tax rate of 37%. Also reflects the estimated income tax adjustments as if the acquired dealerships were taxable entities, using an incremental tax rate of 37%; no income tax provision was recorded in the historical accounts of Spedding Toyota, Nissan West, and Chaisson as such dealerships operated within S Corporations and the income was passed through to the respective owners for taxation.

(6) The pro forma net income per share reflects net reduction in shares outstanding as if these acquisitions described above and the disposition of Performance had occurred as of the beginning of 1997. See the table below for a reconciliation of pro forma weighted average shares outstanding.

Actual Shares Outstanding January 1, 1997.......................  13,800,000
Shares issued for Spedding Toyota...............................    279,720
Shares issued for Nissan West...................................    125,983
Shares issued for Chaisson......................................    128,205
Shares received for Performance.................................   (760,000)
                                                                  ---------
Pro forma shares outstanding....................................  13,573,908
                                                                  ---------
                                                                  ---------

             CERTAIN INFORMATION CONCERNING REPUBLIC AND MERGER SUB

    Republic operates subsidiaries in the automotive retail and automotive rental industries. Republic owns the nation's largest chain of franchised automotive dealerships and is building a chain of used vehicle megastores that it operates under the AutoNation USA(SM) brand name. Republic also owns National, Alamo, and several other vehicle rental companies.

    Republic's automotive retail business consists of the sale, lease and financing of new and used vehicles and related automotive services and products. According to Automotive News, an industry trade publication, Republic is the single largest automotive retailer in the United States as measured by total annual revenue. Republic has organized its retail operations into ten regional districts which cover 28 major domestic markets. Republic has acquired or contracted to acquire over 350 franchised automotive dealerships which own and operate franchises granted by the manufacturers of approximately 36 different brands of cars and light trucks. Republic also owns and operates 31 AutoNation USA used vehicle megastores, and has 8 franchised AutoNation USA vehicle megastores.

    Republic's automotive rental business primarily rents vehicles on a daily or weekly basis to leisure and business travelers principally from on-airport or near airport locations through Alamo and National.

Republic's automotive rental business operates in all 50 states in the United States, and in Canada, the Caribbean, Latin America, the Pacific, Australia, Europe, Africa and the Middle East. In 1997, Republic operated an average aggregate domestic rental fleet of approximately 310,000 vehicles. According to Auto Rental News, an industry trade publication, Republic has the largest combined automotive rental fleet in the United States.

    Republic also owns approximately 63.9 percent of the outstanding shares of Republic Services, Inc. Republic Services, Inc. is one of the leading providers of non-hazardous solid waste collection and disposal services in the United States. Republic's various operating units provide solid waste collection services for commercial, industrial, municipal and residential customers, primarily in the Sunbelt and other high growth areas of the country.

    Republic was incorporated in Oklahoma in 1980 and reincorporated in Delaware in 1991. Republic's common stock, par value $.01 per share is listed on NYSE under the symbol "RII." Republic's principal executive office is located at Republic Tower, 110 S.E. 6th Street, Ft. Lauderdale, Florida 33301 and its telephone number is (954) 769-6000.

    Merger Sub was incorporated in September 1998 for purposes of the transactions contemplated by the Merger Agreement and has engaged in no other business.

               STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING
                    OF CROSS-CONTINENT AUTO RETAILERS, INC.

    If the Merger is not consummated, stockholder proposals for the 1999 Annual Meeting must be submitted to the Secretary of the Company no later than December 10, 1998, in order to be considered for inclusion in the proxy materials for such meeting. The inclusion of any such proposal will be subject to applicable rules of the Commission.

                                 OTHER MATTERS

    At the time of the preparation of this Proxy Statement, the Company had not been informed of any matters to be presented by or on behalf of the Company or its management for action at the Special Meeting other than those listed in the Notice of Special Meeting of Stockholders and referred to herein. If any other matters come before the meeting or any adjournment thereof, the persons named in the enclosed proxy will vote on such matters according to their best judgment.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, proxy statements and other information with the Commission. The Commission file number for the Company is 001-11881. Such reports and other information may be inspected and copied at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, where copies can be obtained at prescribed rates, as well as at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. The Commission also maintains a website that contains reports, proxy and other information filed electronically with the Commission, the address of which is

']http://www.sec.gov. Shares of Common Stock are listed on the NYSE and copies of documents filed with the Commission may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005, where copies may be obtained at prescribed rates.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THE MATTERS DESCRIBED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED BY THIS PROXY STATEMENT OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

    STOCKHOLDERS ARE URGED TO SIGN THE ENCLOSED PROXY, WHICH IS SOLICITED ON BEHALF OF THE BOARD, AND RETURN IT AT ONCE IN THE ENCLOSED ENVELOPE.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
REPORT OF INDEPENDENT ACCOUNTANTS..........................................................................        F-2

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995.................        F-3

CONSOLIDATED BALANCE SHEETS AT DECEMBER 31, 1997 AND 1996..................................................        F-4

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE THREE YEARS ENDED DECEMBER 31, 1997.....        F-5

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995.................        F-6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.................................................................        F-7

INDEPENDENT ACCOUNTANTS' REVIEW REPORT.....................................................................       F-29

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997......       F-30

CONSOLIDATED BALANCE SHEETS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND THE YEAR ENDED DECEMBER 31,
  1997.....................................................................................................       F-31

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997................       F-32

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED).....................................................       F-33

FINANCIAL STATEMENTS OF SAHARA NISSAN, INC.................................................................       F-39

REPORT OF INDEPENDENT ACCOUNTANTS..........................................................................       F-40

BALANCE SHEET AT JUNE 30, 1997 AND DECEMBER 31, 1996.......................................................       F-41

STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996 AND FOR THE YEAR ENDED DECEMBER
  31, 1996.................................................................................................       F-42

STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996 AND FOR THE YEAR ENDED DECEMBER
  31, 1996.................................................................................................       F-43

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE YEAR ENDED DECEMBER 31, 1996 AND SIX MONTHS ENDED
  JUNE 30, 1997............................................................................................       F-44

NOTES TO FINANCIAL STATEMENTS..............................................................................       F-45

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Cross-Continent Auto Retailers, Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Cross-Continent Auto Retailers, Inc. and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE, LLP
Fort Worth, Texas
February 13, 1998,
except as to Note 20,
which is as of February 24, 1998

                      CROSS-CONTINENT AUTO RETAILERS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                          YEAR ENDED DECEMBER 31,
                                                                                     ----------------------------------
                                                                                       1997         1996         1995
                                                                                     --------     --------     --------
                                                                                     (THOUSANDS--EXCEPT PER SHARE DATA)
Revenues
  Vehicle sales.................................................................     $413,675     $283,977     $212,984
  Other operating revenue.......................................................       58,443       37,606       23,210
                                                                                     --------     --------     --------
    Total revenues..............................................................      472,118      321,583      236,194
Cost of sales...................................................................      390,856      271,650      198,702
                                                                                     --------     --------     --------
    Gross profit................................................................       81,262       49,933       37,492
Expenses
  Selling, general and administrative...........................................       61,512       36,490       25,630
  Depreciation and amortization.................................................        2,658        1,207          951
  Management fees paid to related party.........................................        --           --           4,318
  Employee stock compensation...................................................        --           1,099        --
  Loss from sale of dealerships.................................................          347        --           --
                                                                                     --------     --------     --------
                                                                                       64,517       38,796       30,899
                                                                                     --------     --------     --------
  Income before interest and taxes..............................................       16,745       11,137        6,593

Other income (expense)
  Interest income...............................................................        1,224        1,585          830
  Interest expense..............................................................       (7,043)      (4,778)      (3,918)
                                                                                     --------     --------     --------
  Income before income taxes....................................................       10,926        7,944        3,505
  Income tax provision..........................................................        4,213        3,362        1,310
                                                                                     --------     --------     --------
    Net income..................................................................     $  6,713     $  4,582     $  2,195
                                                                                     --------     --------     --------
                                                                                     --------     --------     --------
Basic and diluted net income per share..........................................     $    .49     $    .42     $    .22
                                                                                     --------     --------     --------
                                                                                     --------     --------     --------
Weighted average common shares outstanding......................................       13,683       11,027        9,821
                                                                                     --------     --------     --------
                                                                                     --------     --------     --------

  The accompanying notes are an integral part of these consolidated financial statements.

                      CROSS-CONTINENT AUTO RETAILERS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1997       1996
                                                                          ---------  ---------
                                                                              (THOUSANDS)
                                            ASSETS
Current assets
  Cash and cash equivalents.............................................  $  15,173  $  36,946
  Accounts receivable...................................................     16,884     18,629
  Inventories...........................................................     55,807     48,168
  Other current assets..................................................      1,792      1,088
                                                                          ---------  ---------
    Total current assets................................................     89,656    104,831

Property and equipment, net.............................................     33,165     13,391
Goodwill and other intangible assets, net...............................     67,988     22,094
Other assets and deferred charges.......................................      6,464      2,130
                                                                          ---------  ---------
    Total assets........................................................  $ 197,273  $ 142,446
                                                                          ---------  ---------
                                                                          ---------  ---------
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Floor plan notes payable..............................................  $  53,368  $  46,282
  Current maturities of long-term debt..................................        727      1,345
  Accounts payable......................................................      6,117      8,623
  Due to affiliates.....................................................     15,150      5,478
  Accrued expenses and other liabilities................................     10,559      7,408
  Deferred income taxes.................................................        647      1,914
                                                                          ---------  ---------
    Total current liabilities...........................................     86,568     71,050

Long-term debt..........................................................     44,263     10,568
Other liabilities and deferred credits..................................      3,180      2,310
                                                                          ---------  ---------
    Total long-term liabilities.........................................     47,443     12,878

Stockholders' equity
  Preferred stock, $.01 par value, 10,000,000 shares authorized, none
    issued..............................................................     --         --
  Common stock, $.01 par value, 100,000,000 shares authorized,
    14,205,703 and 13,800,000 issued and outstanding at December 31,
    1997 and 1996, respectively.........................................        142        138
  Paid-in capital.......................................................     54,528     47,761
  Retained Earnings.....................................................     17,332     10,619
  Treasury stock, 760,000 shares at cost................................     (8,740)    --
                                                                          ---------  ---------
    Total stockholders' equity..........................................     63,262     58,518

Commitments and contingencies (Notes 12, 14, 16, 19 and 20)
                                                                          ---------  ---------
    Total liabilities and stockholders' equity..........................  $ 197,273  $ 142,446
                                                                          ---------  ---------
                                                                          ---------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                      CROSS-CONTINENT AUTO RETAILERS, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  FOR THE THREE YEARS ENDED DECEMBER 31, 1997

                                  (THOUSANDS)

                                               PREFERRED STOCK    COMMON STOCK     TREASURY STOCK
                                               ---------------   --------------   ----------------  PAID-IN  RETAINED
                                               SHARES   AMOUNT   SHARES  AMOUNT   SHARES   AMOUNT   CAPITAL  EARNINGS    TOTAL
                                               ------   ------   ------  ------   ------   -------  -------  --------   -------
Balance at December 31, 1994.................   --       $--       --     $--      --      $ --     $ 1,064  $  3,977   $ 5,041
Net income...................................   --       --        --     --       --        --       --        2,195     2,195
Dividends paid...............................   --       --        --     --       --        --       --         (135)     (135)
                                               ------   ------   ------  ------   ------   -------  -------  --------   -------
Balance at December 31, 1995.................   --       --        --     --       --        --       1,064     6,037     7,101
Issuance of common stock pursuant to
  reorganization.............................   --       --       9,821     98     --        --         (98)    --        --
Issuance of common stock pursuant to
  employment agreement.......................   --       --         304      3     --        --       1,346     --        1,349
Issuance of common stock pursuant to the
  initial public offering....................   --       --       3,675     37     --        --      45,449     --       45,486
Net income...................................   --       --        --     --       --        --       --        4,582     4,582
                                               ------   ------   ------  ------   ------   -------  -------  --------   -------
Balance at December 31, 1996.................   --       --      13,800    138     --                47,761    10,619    58,518
Issuance of common stock pursuant to
  acquisition................................   --       --         406      4     --        --       6,995     --        6,999
Treasury stock acquired in disposition.......   --       --        --     --       (760)    (8,740)   --        --       (8,740)
Other........................................   --       --        --     --       --        --        (228)    --         (228)
Net income...................................   --       --        --     --       --        --       --        6,713     6,713
                                               ------   ------   ------  ------   ------   -------  -------  --------   -------
Balance at December 31, 1997.................   --       $--     14,206   $142     (760)   $(8,740) $54,528  $ 17,332   $63,262
                                               ------   ------   ------  ------   ------   -------  -------  --------   -------
                                               ------   ------   ------  ------   ------   -------  -------  --------   -------

  The accompanying notes are an integral part of these consolidated financial statements.

                      CROSS-CONTINENT AUTO RETAILERS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      YEAR ENDED DECEMBER 31,
                                                                  -------------------------------
                                                                    1997       1996       1995
                                                                  ---------  ---------  ---------
                                                                            (THOUSANDS)
Cash flows from operating activities
  Net income....................................................  $   6,713  $   4,582  $   2,195
  Adjustments to reconcile net income to net cash provided
    (used) by operating activities..............................
  Depreciation and amortization.................................      2,658      1,207        951
  Net proceeds related to in-house warranties...................     --          1,586      3,345
  Amortization of deferred warranty revenue.....................     (1,467)    (2,676)    (2,136)
  Employee stock compensation...................................     --          1,099     --
  Deferred taxes and other......................................      1,690       (136)      (836)
  Loss on sale of dealership....................................        347     --         --
                                                                  ---------  ---------  ---------
                                                                      9,941      5,662      3,519
(Increase) decrease in
  Accounts receivable...........................................      6,085     (9,246)    (4,860)
  Inventory.....................................................      4,143      9,156     (8,285)
  Other assets..................................................     (2,056)      (989)    --
Increase (decrease) in
  Accounts payable--trade.......................................     (3,713)     3,768      3,275
  Accrued expenses and other liabilities........................     (5,735)      (604)       (68)
                                                                  ---------  ---------  ---------
    Net cash provided (used) by operating activities............      8,665      7,747     (6,419)
Cash flows from investing activities
  Acquisition of property and equipment.........................    (12,172)    (1,636)    (1,485)
  Acquisition of dealerships....................................    (43,309)   (20,052)      (302)
  Disposition of dealerships....................................       (569)    --         --
                                                                  ---------  ---------  ---------
    Net cash used by investing activities.......................    (56,050)   (21,688)    (1,787)
Cash flows from financing activities
  Change in floor plan notes payable............................       (741)    (1,220)     9,381
  Due to affiliates.............................................     (2,635)      (476)     3,729
  Net proceeds from borrowings..................................     46,870     --         --
  Long-term debt repayments.....................................    (10,882)    (1,515)    (1,408)
  Long-term debt repayments-related parties.....................     (7,000)    --         --
  Proceeds from common stock issuance...........................     --         45,736     --
  Dividends paid................................................     --         --           (135)
                                                                  ---------  ---------  ---------
    Net cash provided by financing activities...................     25,612     42,525     11,567
                                                                  ---------  ---------  ---------
Increase (decrease) in cash and cash equivalents................    (21,773)    28,584      3,361
Cash and cash equivalents at beginning of period................     36,946      8,362      5,001
                                                                  ---------  ---------  ---------
Cash and cash equivalents at end of period......................  $  15,173  $  36,946  $   8,362
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                      CROSS-CONTINENT AUTO RETAILERS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--GENERAL INFORMATION AND BASIS OF PRESENTATION

    Cross-Continent Auto Retailers, Inc. operates in one business segment, the retail sales and service of new and used automobiles. The Company conducts its operations in the Amarillo, Texas, Oklahoma City, Oklahoma, Las Vegas Nevada, and Denver, Colorado markets through three Chevrolet, one Dodge, two Toyota and two Nissan dealerships.

    The Company was incorporated in Delaware in May, 1996. In June, 1996, shareholders of the then six existing dealerships exchanged their shares of stock in such companies for 9,821,250 shares of the Company's stock (the "Re-organization"). The Shareholders' ownership interest in the Company immediately after the exchange was as follows:

Gilliland Group Family Partnership ("GGFP")...........................       88.2%
Emmett M. Rice, Jr....................................................       10.3%
Other.................................................................        1.5%

    All of the interests in GGFP are owned and controlled by Bill Gilliland, Chairman and CEO, Robert W. Hall, Senior Vice Chairman and son-in-law to Bill Gilliland, and Lori D'Atri, daughter of Bill Gilliland. The ownership group described above is hereinafter referred to as the Control Group.

    Prior to the Reorganization, the Company did not conduct business or have any assets and liabilities and, thus, did not operate as a stand-alone company. The term "Company," when used hereinafter, includes Cross-Continent Auto Retailers, Inc., its subsidiaries and its predecessors.

    In September 1996, the Company sold 3,675,000 shares of its common stock in an initial public offering for $14.00 per share. Net proceeds from the initial public offering, after considering underwriting commissions, printing costs, professional fees, and other direct expenses, were $45.3 million. Following the initial public offering, the Control Group remains the principal stockholder of the Company and at December 31, 1997 owned approximately 60.7% of the Company's issued and outstanding shares.

    The accompanying consolidated financial statements consist of the accounts of the Company, its subsidiaries and its predecessors. The accounts prior to the Reorganization are presented as if the Company had existed as a corporation separate from the Control Group during the periods presented and include the historical assets, liabilities, revenues and expenses that are directly related to the Company's operations. All material intercompany transactions have been eliminated. Prior to the Reorganization, certain expenses reflected in the consolidated financial statements include allocations of expenses from GGFP. These allocations include expenses for general management, use of an airplane, treasury, legal and benefits administration, insurance, tax compliance and other miscellaneous services. The allocation of expenses was generally based upon actual costs incurred and such costs were apportioned to the Company on various methods such as sales volume, employee count, profit and actual expense or time incurred as it related to the Company's business.

    Financing associated with working capital needs and mortgage financing used to purchase property for the dealership operations and their related interest expense have been historically recorded on the Company's financial statements. No other interest expense or income has been allocated to the Company in these financial statements.

    Management believes that the foregoing allocations were made on a reasonable basis; however, the allocations of costs and expenses do not necessarily indicate the costs that would have been or will be

                      CROSS-CONTINENT AUTO RETAILERS, INC.

NOTE 1--GENERAL INFORMATION AND BASIS OF PRESENTATION (CONTINUED) incurred by the Company on a stand-alone basis. Also, the financial information included in the consolidated financial statements for the periods prior to the Re-organization may not necessarily reflect the financial position, results of operations and cash flows of the Company in the future or what the financial position, results of operations and cash flows would have been if the Company had been a separate, stand-alone company during the periods presented. Since the initial public offering, the Company has incurred additional corporate expenses as a result of being a public company and no longer remits management fees to the Control Group (see Note 18).

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CASH AND CASH EQUIVALENTS--Cash and cash equivalents include cash on hand and all highly liquid investments with maturities of three months or less when purchased.

    REVENUES--Revenues from vehicle and parts sales and from service operations are recognized at the time the vehicle is delivered to the customer or service is completed.

    FINANCE FEES AND INSURANCE COMMISSIONS--Finance fees represent revenue earned by the Company for notes and leases placed with financial institutions in connection with customer vehicle financing. Finance fees are recognized in income upon acceptance of the credit by the financial institution. Insurance income represents commissions earned on credit life, accident and disability insurance contracts sold in connection with the vehicle on behalf of third-party insurance companies. Insurance commissions are recognized in income upon customer acceptance of the insurance terms as evidenced by contract execution.

    The Company is charged back for a portion of these fees and commissions should the customer terminate the contract prior to its scheduled maturity. The estimated allowance for these chargebacks ("chargeback allowance") is based upon the Company's historical experience for prepayments or defaults. Finance fees and insurance commissions, net of chargebacks, are classified as other operating revenue in the accompanying consolidated statement of operations (see Note 7).

    EXTENDED WARRANTY CONTRACTS--The Company sells extended service contracts on new and used vehicles on behalf of unrelated third parties. Commission revenue for the unrelated third-party extended service contracts is recognized at the time of sale. Until July 1996, the Company also offered its own in-house warranty contract; these contracts generally provide extended coverage for periods of one year or 12,000 miles up to six years or 100,000 miles, whichever comes first. The Company accounts for the sale of its in-house extended warranty contracts in accordance with FASB Technical Bulletin No. 90-1, ACCOUNTING FOR SEPARATELY PRICED EXTENDED WARRANTY AND PRODUCT MAINTENANCE CONTRACTS, which requires that revenues from sales of in-house extended warranty contracts be recognized ratably over the lives of the contracts. Costs directly related to sales of in-house extended warranty contracts are deferred and charged to expense proportionately as the revenues are recognized. A loss is recognized on extended warranty contracts if the sum of the expected costs of providing services under the contracts exceeds related unearned revenue.

    Revenue and commissions recognized from the sale of extended warranty contracts are classified as other operating revenue and the related costs of parts and service associated therewith are classified as cost of sales in the accompanying consolidated statement of operations.

    INVENTORIES--Vehicles are stated at the lower of cost or market, cost being determined on a specific identification basis. Parts are stated at the lower of cost or market, cost being determined on the first-in, first-out (FIFO) basis.

                      CROSS-CONTINENT AUTO RETAILERS, INC.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY AND EQUIPMENT--Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the respective lives of the assets. The ranges of estimated useful lives are as follows:

Buildings.....................................................      30 years
Furniture and equipment.......................................  3 to 7 years
                                                                     7 to 15
Leasehold improvements........................................         years

    When depreciable assets are sold or retired, the related cost and accumulated depreciation are removed from the accounts. Any gains or losses are included in selling, general and administrative expenses. Major additions and betterments are capitalized. Maintenance and repairs which do not materially improve or extend the lives of the respective assets are charged to operating expenses as incurred.

    GOODWILL AND OTHER INTANGIBLE ASSETS--Goodwill, $64,445,000 at December 31, 1997 and $20,623,000 at December 31, 1996 (net of accumulated amortization of $1,866,000 and $707,000 in 1997 and 1996, respectively), represents the excess of the purchase price over the estimated fair value of net assets of acquired businesses and is being amortized over a 40-year period. Other intangible assets of $3,543,000 at December 31, 1997 and $1,471,000 at December 31, 1996 (net of
accumulated amortization of $307,000 and $29,000 in 1997 and 1996, respectively) principally includes customer base and customer lists received in business acquisitions. Costs of such assets are assigned at the time of the acquisition based on the estimated fair value and are generally being amortized on a straight line basis over a period of 10 to 15 years.

    IMPAIRMENT OF LONG-LIVED ASSETS--Effective December 31, 1995, the Company adopted Statement of Accounting Standard ("FAS") No. 121 which requires that long-lived assets (i.e., property, plant and equipment and goodwill) held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the net book value of the asset may not be recoverable. An impairment loss is recognized if the sum of the expected future cash flows (undiscounted and before interest) from the use of the asset is less than the net book value of the asset. Generally, the amount of the impairment loss is measured as the difference between the net book value and the estimated fair value of the related assets. The adoption of this statement at December 31, 1995 has had no impact on the Company's results of operations or its financial position.

    ADVERTISING AND PROMOTIONAL COSTS--Advertising and promotional costs are expensed as incurred and are included in selling, general and administrative expense in the accompanying consolidated statement of operations. Total advertising and promotional expenses approximated $7,957,000, $3,863,000, and $ 2,638,000 in 1997, 1996 and 1995, respectively.

    ACCOUNTING FOR STOCK-BASED COMPENSATION--The Company accounts for stock-based employee compensation plans under the intrinsic method pursuant to Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (see Note 14).

    INCOME TAXES--Deferred taxes are provided on the liability method whereby deferred tax assets and liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced

                      CROSS-CONTINENT AUTO RETAILERS, INC.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and the rates on the date of enactment.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--The fair value of financial instruments is determined by reference to various market data and other valuation techniques, as appropriate. Unless otherwise disclosed, the fair value of financial instruments approximates their recorded values due primarily to the short-term nature of their related interest rate or their maturities.

    EARNINGS PER SHARE--Effective December 31, 1997, the Company adopted Financial Accounting Standard No. 128, "Earnings per Share" ("FAS 128"), which established new standards for computing and presenting earnings per share ("EPS"). The standard requires dual presentation of basic and diluted EPS on the face of the income statement for entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes the effects of potentially dilutive securities while diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised, converted, or resulted in the issuance of common stock that would then share in the earnings of the entity. In accordance with FAS 128, EPS amounts for the prior periods, including the quarterly financial data in Note 21, have been restated.

    As of December 31, 1997 and 1996, the Company had 1,149,707 and 260,394 stock options outstanding, respectively, which are potentially dilutive to the Company's basic EPS. No options or other potentially dilutive securities were outstanding prior to 1996. For 1997 and 1996, basic and diluted EPS are the same because of the insignificant effect of options on the EPS computation (the options add 102,183, and 13,180 outstanding shares, using the treasury stock method, for diluted EPS purposes in 1997 and 1996, respectively). An additional 12,100 options with an exercise price of $15.50 per share were outstanding at December 31, 1997 which were not reflected in the diluted EPS computation because the exercise price was higher than the average price of the Company's stock during the period such options were outstanding; accordingly, such options would have been anti-dilutive.

    In prior periods, the Company had not reported EPS prior to October 1, 1996 because the capital structure of the Company before the Reorganization and initial public offering were not comparable with the capital structure after the Reorganization and initial public offering. However, in February 1998, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 98 ("SAB 98"), which requires, among other things, entities, following an initial public offering, to report EPS for all periods presented even if the capital structure prior to the offering is not comparable to the capital structure after the offering. In accordance with SAB 98, the Company reported, on the Statement of Operations, EPS for all periods presented as if the 9,821,250 shares issued in the June 1996 Reorganization had been outstanding at the beginning of each period presented.

    OTHER OPERATING REVENUE--Other operating revenue primarily consists of finance fees, insurance commissions, sales for parts and service and revenue recognized from the sale of in-house and third party extended warranty contracts.

    RECLASSIFICATIONS--Certain prior year amounts have been reclassified to conform to the 1997 presentation.

                      CROSS-CONTINENT AUTO RETAILERS, INC.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PERVASIVENESS OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and related revenues and expenses, and disclosure of gain and loss contingencies at the date of the financial statements. Actual results could differ from those estimates.

NOTE 3--ACQUISITIONS AND DISPOSITIONS

    Effective February 2, 1995, the Company acquired Performance Nissan, Inc. (formerly Jim Glover Nissan, Inc.) in Oklahoma City, Oklahoma. Performance Nissan is engaged in the retail sales of new and used vehicles and in the retail and wholesale of replacement parts and vehicle servicing. The total purchase price of approximately $1.4 million was funded originally by bank debt. The acquisition was accounted for as a purchase, and the operating results of Performance Nissan have been included in the accompanying consolidated statements of operations since the date of acquisition through the date of disposition. The cost of the acquisition has been allocated on the basis of the estimated fair market value of the assets acquired and the liabilities assumed.

    A summary of the purchase price allocation for Performance Nissan is presented below (in thousands):

Net working capital.................................................  $      76
Equipment...........................................................         61
Goodwill............................................................      1,300
                                                                      ---------
    Total...........................................................  $   1,437
                                                                      ---------
                                                                      ---------

    Effective December 4, 1995, the Company acquired Performance Dodge, Inc. (formerly Jim Glover Dodge, Inc.) in Oklahoma City, Oklahoma. Performance Dodge is engaged in the retail sales of new and used automobiles and in the retail and wholesale of replacement parts and vehicle servicing. The total purchase price of approximately $5.9 million was financed with debt proceeds of $3.7 million and a mortgage of $1.85 million. The remaining purchase price approximating $302,000 was provided with available cash. The acquisition was accounted for as a purchase, and the operating results of Performance Dodge have been included in the accompanying consolidated statements of operations since the date of the acquisition through the date of disposition. The cost of the acquisition has been allocated on the basis of the estimated fair market value of the assets acquired and the liabilities assumed.

    A summary of the purchase price allocation for Performance Dodge is presented below (in thousands):

Net working capital.................................................  $   1,160
Property and equipment..............................................      1,992
Goodwill............................................................      2,700
                                                                      ---------
    Total...........................................................  $   5,852
                                                                      ---------
                                                                      ---------

    Effective July 1, 1997, the Company sold 100% of the stock in Performance Dodge, Inc. and Performance Nissan, Inc. ("Performance"), to Benji Investments, Ltd., a Texas limited partnership controlled by Emmett M. Rice, Jr., the Company's former Chief Operating Officer (also a shareholder and

                      CROSS-CONTINENT AUTO RETAILERS, INC.

NOTE 3--ACQUISITIONS AND DISPOSITIONS (CONTINUED) former Director of the Company). The Company received 760,000 shares of the Company's stock valued at a total of $8.7 million. During the quarter ended June 30, 1997, the Company recorded a loss on the disposition of $347,000, including selling expenses. In connection with the sale, the Company repaid $4.3 million in long-term debt associated with these dealerships. The Company also retained ownership of the Performance Dodge facilities and the related mortgage, and is leasing such facilities to Performance Dodge. The term of the lease is fifteen years with annual rental of approximately $253,000. Upon completion of the transaction, Mr. Emmett M. Rice, Jr. resigned as an Officer and Director of the Company. The combined revenue and operating loss for these dealerships included in the Consolidated Statement of Operations for 1997, 1996, and 1995 are as follows (in thousands):

                                                       YEAR ENDED DECEMBER 31,
                                                   -------------------------------
                                                     1997       1996       1995
                                                   ---------  ---------  ---------
Revenue..........................................  $  37,312  $  37,567  $  78,869
Operating loss...................................  $     561  $     338  $     306

    Effective October 1, 1996, the Company acquired Hickey Dodge ("Hickey") in Oklahoma City, Oklahoma. Hickey is engaged in the retail sales of new and used automobiles and in the retail and wholesale of replacement parts and vehicle servicing. The total purchase price of approximately $20 million was financed with proceeds from the Company's initial public offering. The acquisition was accounted for as a purchase, and the operating results of Hickey have been included in the accompanying consolidated statements of operations since the date of the acquisition. The cost of the acquisition has been allocated on the basis of the estimated fair market value of the assets acquired and the liabilities assumed.

    A summary of the purchase price allocation for Lynn Hickey Dodge is presented below (in thousands):

Net working capital................................................  $   4,760
Property and equipment.............................................        430
Goodwill and other intangibles.....................................     14,862
                                                                     ---------
    Total..........................................................  $  20,052
                                                                     ---------
                                                                     ---------

    Effective April 1, 1997, the Company acquired Toyota West Sales and Service, Inc. in Las Vegas, Nevada and Douglas Toyota, Inc. in Denver, Colorado (collectively "Spedding Toyota"). Spedding Toyota is engaged in the retail sales of new and used vehicles and in the retail and wholesale sales of replacement parts and vehicle servicing. The total purchase price of approximately $40.7 million was funded with $28.7 million in cash, $6 million of which was financed with bank debt, 279,720 shares of the Company's common stock valued at approximately $5.0 million, and a seller financed note in the amount of $7 million which matures in 2002. The seller note was repaid in the second fiscal quarter of 1997 with proceeds from the Company's credit facility (see Note 10). In connection with the acquisition of Spedding Toyota, the Company purchased two tracks of land from R. Douglas Spedding, now an Officer of the Company, in exchange for a total of $7.5 million in seller-financed notes. The principal amount, together with interest at the prime rate, matures October, 1998. The land will be used to relocate both the Spedding dealerships to newly constructed facilities. The Spedding Toyota acquisition was accounted for as a purchase and the operating results of Spedding Toyota have been included in the accompanying consolidated statements of

                      CROSS-CONTINENT AUTO RETAILERS, INC.

NOTE 3--ACQUISITIONS AND DISPOSITIONS (CONTINUED) operations since April 1, 1997. The cost of the Spedding Toyota acquisition, including acquisition costs, has been allocated on the basis of the estimated fair market value of the assets acquired and the liabilities assumed.

    A summary of the purchase price allocation for Spedding Toyota is presented below (in thousands):

Net working capital................................................  $   2,330
Property and equipment.............................................      1,264
Goodwill and other intangibles.....................................     37,120
                                                                     ---------
    Total..........................................................  $  40,714
                                                                     ---------
                                                                     ---------

    Effective July 1, 1997, the Company acquired Sahara Nissan, Inc. ("Nissan West") in Las Vegas, Nevada. Nissan West is engaged in the retail sales of new and used vehicles and in the retail and wholesale sales of replacement parts and vehicle servicing. The total purchase price of approximately $14.3 million was funded with $11.3 million in cash, $9 million of which was financed with borrowings on the Company's credit facility (see Note 10), 125,983 shares of the Company's common stock valued at approximately $2.0 million, and $1.0 million in seller financed notes. The Nissan West acquisition was accounted for as a purchase and the operating results of Nissan West have been included in the accompanying consolidated statements of operations since July 1, 1997. The cost of the Nissan West acquisition, including acquisition costs, has been allocated on the basis of the estimated fair market value of the assets acquired and the liabilities assumed.

    A summary of the purchase price allocation for Nissan West is presented below (in thousands):

Net working capital................................................  $     899
Property and equipment.............................................        476
                                                                     ---------
Goodwill and other intangibles.....................................     12,900
                                                                     ---------
    Total..........................................................  $  14,275
                                                                     ---------
                                                                     ---------

    The unaudited consolidated statement of operations data is presented below on a pro forma basis as though the acquisition of Lynn Hickey Dodge, Spedding Toyota and Nissan West had all occurred as of the beginning of 1996 (in thousands, except per share data).

                                                           UNAUDITED
                                                     ----------------------
                                                        1997        1996
                                                     ----------  ----------
Pro forma revenue..................................  $549,478.00 $691,529.00
Pro forma net income...............................  $ 7,293.00  $11,298.00
Pro forma basic and diluted net income per share...  $     0.53  $     0.80

    The adjustments to arrive at pro forma revenue include additional revenue based on the historic revenue of Lynn Hickey Dodge, Spedding Toyota and Nissan West prior to the acquisition of each. Adjustments to net income to arrive at pro forma net income include additional amortization expense related to purchased goodwill, increased interest expense associated with acquisition debt, and the tax effects of these adjustments.

                      CROSS-CONTINENT AUTO RETAILERS, INC.

NOTE 3--ACQUISITIONS AND DISPOSITIONS (CONTINUED)
    The pro forma results of operations information is not necessarily indicative of the operating results that would have occurred had the acquisitions been consummated as of the beginning of each period, nor is it necessarily indicative of future operating results.

NOTE 4--MAJOR SUPPLIERS

    The Company owns and operates three Chevrolet, two Nissan, one Dodge and two Toyota automobile dealerships. The Company enters into agreements ("Agreements{s}"), with the manufacturers that supply new vehicles and parts to each of its dealerships. The Company's existing Chevrolet Agreements have remaining terms of approximately two years, expiring in 2000. The Nissan Agreements expire in 1999 and 2002. The Dodge Agreement has no stated expiration date. The Toyota Agreements expire in 1999. Management currently believes that it will be able to renew each and all of the Agreements upon expiration; however, there can be no assurance that each and all of the Agreements will be renewed.

    The Agreements generally limit locations of dealerships and retain manufacturer approval rights over changes in dealership management and ownership. Each manufacturer is also entitled to terminate the Agreement for a dealership if the dealership is in material breach of the terms. The Agreement with Dodge stipulates that the Company could lose its Dodge dealership upon any change in ownership of a controlling number of shares in the Company. Under the June 1996 supplemental Agreements with Chevrolet, Chevrolet has the right, under certain circumstances, to terminate the Agreements with the Company upon the acquisition by any person or entity of 20% or more of the Common Stock outstanding. In addition, the Company has agreed to comply with the General Motors (GM) Network 2000 Channel Strategy ("Project 2000"). Project 2000 includes a plan to eliminate 1,500 GM dealerships by the year 2000, primarily through dealership buybacks and approval by GM of inter-dealership acquisitions, and encourages dealers to align GM divisions' brands as may be requested by GM. The June 1996 supplemental Agreements require that the Company bring any GM dealership acquired after the initial public offering into compliance with the Project 2000 plan within one year of the acquisition. Failure to achieve such compliance will result in termination of the Agreements and a buyback of the related dealership assets by GM. The Company believes that this aspect of the June 1996 supplemental Agreements does not present a significant risk to its business or future operating results. Under the Company's Agreements with Nissan, Nissan has the right to terminate the Agreements with the Company if, without Nissan's prior approval, Mr. Gilliland's ownership of common stock decreases below 20% of the total number of shares of common stock issued and outstanding or Mr. Gilliland ceases to be the Chief Executive Officer of the Company. Under the Agreements with Toyota, Toyota has the right to terminate the Agreements with the Company if acceptable customer satisfaction is not maintained. Toyota also limits the number of Toyota dealerships the Company may acquire within a nine month period to one as well as an aggregate limit of nine Toyota dealerships that the Company may own.

    The Company's ability to expand operations depends, in part, on obtaining the consent of manufacturers to the acquisition or establishment of additional dealerships.

NOTE 5--ACCOUNTS RECEIVABLE

    Contracts in transit and vehicle receivables primarily represent receivables from manufacturer's captive finance companies such as General Motor Acceptance Corporation (GMAC), Chrysler Credit Corporation and Toyota Motor Credit Corporation and banks and finance companies which provide funding for customer vehicle financing. These receivables are normally collected in less than 30 days from

                      CROSS-CONTINENT AUTO RETAILERS, INC.

NOTE 5--ACCOUNTS RECEIVABLE (CONTINUED)
the sale of the vehicle. Trade receivables primarily relate to the sale of parts to commercial customers and finance fees representing amounts due from financial institutions earned from arranging financing for the Company's customers. Amounts due from manufacturers represent receivables for parts and service work performed on vehicles pursuant to the manufacturers warranty coverage. Receivables from manufacturers also include amounts due in connection with the purchase of vehicles ("holdback") pursuant to the dealership agreement; such amounts are generally remitted to the Company on a monthly or quarterly basis.

    The accounts receivable balances at December 31, 1997 and 1996 are comprised of the following (in thousands):

                                                                DECEMBER 31,
                                                            --------------------
                                                              1997       1996
                                                            ---------  ---------
Contracts in transit and vehicle receivables..............  $  10,432  $  12,615
Trade.....................................................      3,300      2,801
Due from manufacturers....................................      2,421      2,552
Other.....................................................      1,072        796
                                                            ---------  ---------
                                                               17,225     18,764
Less allowance for doubtful accounts......................       (341)      (135)
                                                            ---------  ---------
    Total accounts receivable.............................  $  16,884  $  18,629
                                                            ---------  ---------
                                                            ---------  ---------

NOTE 6--CONCENTRATIONS OF CREDIT RISK

    Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents and accounts receivable. The Company invests a substantial portion of its excess cash with manufacturers' captive finance companies, and, to a lesser extent, with financial institutions with strong credit ratings. Cash invested with the manufacturers' captive finance companies can be withdrawn at any time. At December 31, 1997, the amounts invested with the captive finance companies approximated $13,657,000 with interest rates of 8.25% to 9.25%. At times, amounts invested with financial institutions may be in excess of FDIC insurance limits. As of December 31, 1997, the Company has not experienced any losses on its cash equivalents.

    Concentrations of credit risk with respect to customer receivables are limited primarily to manufacturers' captive finance companies, financial institutions and banks. Credit risk arising from receivables from commercial customers is minimal due to the large number of customers comprising the Company's customer base. The Company's operations and therefore it customers are concentrated in Amarillo, Texas and Las Vegas, Nevada. During the year ended December 31, 1997 the percentage of the Company's sales generated from its dealerships located in Las Vegas, Nevada and Amarillo, Texas approximated 20.2% and 44.2%, respectively. Management believes that the percentage derived from its Las Vegas, Nevada dealerships will increase during 1998 as these dealerships were acquired during 1997.

                      CROSS-CONTINENT AUTO RETAILERS, INC.

NOTE 7-- PROVISION FOR FINANCE FEES AND INSURANCE AND WARRANTY COMMISSION CHARGEBACKS

            Presented below is the change in the allowance for estimated future chargebacks for finance fees and insurance and warranty commission for the years ended December 31, 1997, 1996 and 1995 (in thousands):

                                                        YEAR ENDED DECEMBER 31,
                                                    -------------------------------
                                                      1997       1996       1995
                                                    ---------  ---------  ---------
Balance at January 1..............................  $   2,209  $   2,056  $   1,595
Provision.........................................      3,390      2,016      1,917
Acquisitions and dispositions.....................      1,694     --         --
Actual chargebacks................................     (3,242)    (1,863)    (1,456)
                                                    ---------  ---------  ---------
Ending allowance balance at December 31,..........  $   4,051  $   2,209  $   2,056
                                                    ---------  ---------  ---------
                                                    ---------  ---------  ---------

NOTE 8--INCOME TAX MATTERS

    Components of income tax expense consist of the following (in thousands):

                                                          YEAR ENDED DECEMBER 31,
                                                      -------------------------------
                                                        1997       1996       1995
                                                      ---------  ---------  ---------
Current
  Federal...........................................  $   2,273  $   3,041  $   1,910
  State.............................................        461        457        265
Deferred............................................      1,479       (136)      (865)
                                                      ---------  ---------  ---------
  Total income tax expense..........................  $   4,213  $   3,362  $   1,310
                                                      ---------  ---------  ---------
                                                      ---------  ---------  ---------

    Income tax expense for the year ended December 31, 1997, 1996 and 1995 is different than the amount computed by applying the U.S. federal income tax rate to income before income taxes. The reasons for these differences are as follows (in thousands except percentages):

                                                         YEAR ENDED DECEMBER 31,
                                                     -------------------------------
                                                       1997       1996       1995
                                                     ---------  ---------  ---------
Income before income taxes.........................  $  10,926  $   7,944  $   3,505
Statutory tax rate.................................         34%        34%        34%
Federal income tax at statutory rate...............      3,715      2,701      1,192
State income tax, net of federal benefit...........        220        229         97
Valuation allowance................................     --            405     --
Other..............................................        278         27         21
                                                     ---------  ---------  ---------
Total income tax expense...........................  $   4,213  $   3,362  $   1,310
                                                     ---------  ---------  ---------
                                                     ---------  ---------  ---------
Effective tax rate.................................       38.6%      42.3%      37.4%
                                                     ---------  ---------  ---------
                                                     ---------  ---------  ---------

                      CROSS-CONTINENT AUTO RETAILERS, INC.

NOTE 8--INCOME TAX MATTERS (CONTINUED)
    The net deferred tax liability consists of the following components as of December 31, 1997 and 1996 (in thousands):

                                                                DECEMBER 31,
                                                            --------------------
                                                              1997       1996
                                                            ---------  ---------
Deferred tax liabilities
  Goodwill amortization...................................  $  (1,138) $    (619)
  Inventory...............................................     (2,689)    (3,260)
                                                            ---------  ---------
  Other...................................................       (337)      (279)
                                                            ---------  ---------
                                                               (4,164)    (4,158)
                                                            ---------  ---------
Deferred tax assets
  Deferred warranty revenue...............................        897      1,669
  Chargeback allowance....................................      1,458        817
  Net operating loss carryforward.........................        511      1,207
  Other...................................................        157         50
                                                            ---------  ---------
                                                                3,023      3,743
  Valuation Allowance.....................................       (405)      (405)
                                                            ---------  ---------
                                                                2,618      3,338
                                                            ---------  ---------
  Net deferred tax liability..............................  $  (1,546) $    (820)
                                                            ---------  ---------
                                                            ---------  ---------
The net deferred tax liability is classified as follows
  Other assets--non-current...............................  $  --      $   1,094
  Deferred tax liability--current.........................       (647)    (1,914)
  Deferred tax liability--non-current.....................       (899)    --
                                                            ---------  ---------
  Net deferred tax liability..............................  $  (1,546) $    (820)
                                                            ---------  ---------
                                                            ---------  ---------

    As of December 31, 1997, the Company has net federal and state operating loss carryforwards of approximately $3.6 million, which expire in 2001. Future utilization of certain of these loss carryforwards may be limited, and as a result, management has provided a valuation allowance of $405,000.

    The Company changed its tax basis method of valuing inventories from the LIFO method to the FIFO and specific identification methods in 1996. The balance of the LIFO reserve as of the date of the change is being amortized into taxable income over a six year period, thereby increasing current taxes payable. This amortization will create a corresponding reduction in the deferred tax liability related to inventory and will not impact the Company's effective tax rate.

NOTE 9--INVENTORIES

    The inventory balances are comprised of the following (in thousands):

                                                                DECEMBER 31,
                                                            --------------------
                                                              1997       1996
                                                            ---------  ---------
Inventories at cost
  New vehicles and demonstrators..........................  $  40,046  $  30,341
  Used vehicles...........................................     13,001     15,366
  Parts and accessories...................................      2,760      2,461
                                                            ---------  ---------
    Total inventory.......................................  $  55,807  $  48,168
                                                            ---------  ---------
                                                            ---------  ---------

                      CROSS-CONTINENT AUTO RETAILERS, INC.

NOTE 10--DEBT

    Notes payable and long-term debt (in thousands):

                                                              DECEMBER 31,
                                                          --------------------
                                                            1997       1996
                                                          ---------  ---------

Floor plan note payable to
  General Motors Acceptance Corporation (GMAC) with
  interest at prime(1) less .25%, collateralized by
  vehicle inventory.....................................  $  32,854  $  32,110

Floor plan note and credit line payable to
  Chrysler Credit Corporation (CCC) with interest at
  prime(1) plus .75% to 1.50%, collateralized by vehicle
  inventory and other dealership assets.................     13,290     14,172

Floor plan note payable to Toyota Motor Credit
  Corporation (TMCC) with interest at prime(1) plus .50%
  collateralized by vehicle inventory...................      7,224     --

Mortgage loans at prime(1), less .25% to
  prime(1) plus 1.0% maturing in 2000 through 2002,
  monthly principal payments aggregating $45,500 plus
  interest, collateralized by related property..........      7,062      7,618

Notes Payable to Jack Biegger Revocable
  Living Trust with interest at 6.45%, monthly principal
  payments of $12,410 including interest, maturing July
  1, 2002...............................................        589     --

Note Payable to Dale M. Edwards Revocable Trust
  with interest at 6.45%, monthly principal payments of
  $7,133 including interest, maturing July 1, 2002......        339     --

Note Payable to Chase Bank Texas, Credit Facility, with
  interest at London Interbank Offered Rates (LIBOR)
  plus 2.00%, or prime(1) plus .25%. The LIBOR rate at
  December 31, 1997 was 5.8125%.........................     37,000     --

Note Payable to GMAC with interest at prime(1)
  less .25%, collateralized by property and inventory...     --          4,295
                                                          ---------  ---------

                                                             98,358     58,195

  Debt payable within one year..........................

    Floor plan notes payable............................    (53,368)   (46,282)

    Current maturities..................................       (727)    (1,345)
                                                          ---------  ---------

      Total long-term debt..............................  $  44,263  $  10,568
                                                          ---------  ---------
                                                          ---------  ---------

------------------------

(1) The prime interest rate at December 31, 1997 was 8.50%, and was 8.25% at December 31, 1996.

                      CROSS-CONTINENT AUTO RETAILERS, INC.

NOTE 10--DEBT (CONTINUED)

    Due to affiliates (in thousands):

                                                                 DECEMBER 31,
                                                             --------------------
                                                               1997       1996
                                                             ---------  ---------
Land purchase notes payable to R. Douglas
  Spedding with interest at prime(1) maturing October 31,
    1998, collateralized by the related property...........  $   7,500  $  --
Construction note payable to R. Douglas
  Spedding with interest at prime(1) plus 1%, maturing
    October 31, 1998, collateralized by the related
    property...............................................      4,807     --
Due to affiliates on demand, with an average rate of 8.0%
  at December 31, 1997, and 1996...........................      2,843      5,478
                                                             ---------  ---------
  Debt payable within one year.............................  $  15,150  $   5,478
                                                             ---------  ---------
                                                             ---------  ---------
  Scheduled maturities.....................................  $  12,307  $  --
                                                             ---------  ---------
                                                             ---------  ---------

    Scheduled maturities of long-term debt, including amounts due to affiliates subsequent to December 31, 1997 are as follows (in thousands):

1998...............................................................  $  13,034
1999...............................................................        740
2000...............................................................     39,231
2001...............................................................      2,191
2002...............................................................      2,101
                                                                     ---------
  Total............................................................  $  57,297
                                                                     ---------
                                                                     ---------

    During 1997 the Company capitalized $649,000 of interest cost relating to construction of certain dealership facilities. No interest was capitalized in previous years.

    Management believes that the fair value of the Company's long-term debt approximates its recorded value based on the floating nature of the related interest rates.

    See Note 18 for information on amounts due to affiliates.

    On June 26, 1997 the Company entered into a credit facility with Chase Bank Texas. The Company may draw advances under the facility for acquisitions and general corporate purposes. The facility is revolving in nature in that the Company may draw funds and repay advances under the terms, but at no time can the maximum amount outstanding exceed $40 million. Three million dollars ( $3.0 million) was available at December 31, 1997. The note is secured by the stock of the Company's subsidiaries except for those that have entered into dealer agreements with Nissan Motor Corporation In U.S.A. The credit facility has a three year term which expires on June 26, 2000, and the full amount of any outstanding balance is then due and payable. The Company may repay any advance under the facility prior to maturity without prepayment penalty or premium. The Company has the option of two alternative interest rates based on the London Interbank Offered Rate (LIBOR) and the Chase Bank Texas base rate as they may exist from time to time. The interest rate on LIBOR based loans is the LIBOR rate for the time period of

                      CROSS-CONTINENT AUTO RETAILERS, INC.

NOTE 10--DEBT (CONTINUED)
the advance plus a margin of 1.25 to 2.00 percentage points depending upon the Company's leverage ratio. The interest rate of base rate loans is the Chase Bank Texas base rate plus a margin of 0 to .25 percentage points depending upon the Company's leverage ratio. Of the $37 million outstanding under the facility at December 31, 1997 $30 million had an interest rate of 7.8125% and $7 million had interest rate of 8.75%. The Company also pays a commitment fee for the unused portion of the line of .25 to .50 percentage points depending upon the leverage ratio of the Company. The note agreement contains several affirmative and negative covenants including a leverage test, a cash flow test, a minimum net worth test, a fixed charged coverage test, an interest coverage test, restrictions on the payment of dividends, limits on maintenance type capital expenditures and limits on the increase of additional debt and liens.

NOTE 11--ACCRUED EXPENSES AND OTHER LIABILITIES (IN THOUSANDS)

                                                                 DECEMBER 31,
                                                             --------------------
                                                               1997       1996
                                                             ---------  ---------
Payroll and bonuses........................................  $   1,655  $   1,625
Deferred warranty revenue-current portion..................      1,029      2,216
Chargeback allowance.......................................      4,051      2,209
Other......................................................      3,824      1,358
                                                             ---------  ---------
                                                             $  10,559  $   7,408
                                                             ---------  ---------
                                                             ---------  ---------

NOTE 12--PROPERTY AND EQUIPMENT (IN THOUSANDS)

                                                                DECEMBER 31,
                                                            --------------------
                                                              1997       1996
                                                            ---------  ---------
Land......................................................  $   9,358  $   1,858
Buildings.................................................     11,584      9,863
Construction in progress..................................     10,509        670
Furniture, fixtures and equipment.........................      7,900      6,407
                                                            ---------  ---------
                                                               39,351     18,798
Less: accumulated depreciation............................     (6,186)    (5,407)
                                                            ---------  ---------
                                                            $  33,165  $  13,391
                                                            ---------  ---------
                                                            ---------  ---------

    As of December 31, 1997, construction in progress primarily represents cost accumulated in the construction of the Toyota dealership facilities in Denver, Colorado and Las Vegas, Nevada as discussed in Notes 3 and 18. Total construction contract commitments associated with these projects total approximately $14.6 million, including costs incurred to date. As discussed in
Note 20, the Company has signed an agreement to sell and leaseback these facilities upon completion in the first half of 1998.

NOTE 13--EMPLOYEE BENEFIT PLANS

    The Company's defined contribution plan, available to substantially all employees, permits eligible participants to contribute from 1% to 15% of their annual compensation. The Company may make

                      CROSS-CONTINENT AUTO RETAILERS, INC.

NOTE 13--EMPLOYEE BENEFIT PLANS (CONTINUED) voluntary contributions to the plan. The Company has not made any contributions to the plan for the three years ended December 31, 1997.

NOTE 14--STOCK OPTIONS AND STOCK PLANS

    The Company has adopted a Stock Option Plan for the purpose of attracting and retaining employees, officers, directors and independent contractors of the Company, or any Subsidiary or Affiliate of the Company, and to furnish additional incentives to such persons by encouraging them to acquire a proprietary interest in the Company. The Company has reserved 1,380,000 shares of stock for option grants under the Plan. The term (not to exceed ten years), vesting period and exercise price of options granted under the Plan are at the discretion of the Board of Directors, with the exception of Incentive options the exercise price of which shall not be less than the fair market value at the date of grant. It is the Company's intention to generally grant options with an exercise price equal to the fair value at the date of grant.

    The following tables summarize stock options information for 1997 and 1996. There were no options granted prior to 1996.

                                                       1997                        1996
                                            --------------------------  --------------------------
                                                          WEIGHTED                    WEIGHTED
                                                           AVERAGE                     AVERAGE
                                             SHARES    EXERCISE PRICE    SHARES    EXERCISE PRICE
                                            ---------  ---------------  ---------  ---------------
Options outstanding, beginning of year....    260,394     $   16.44        --            --
  Granted.................................  1,065,479     $    8.69       260,394     $   16.44
  Exercised...............................     --            --            --            --
  Canceled................................    176,166     $   18.85        --            --
                                            ---------                   ---------
Options outstanding, end of year..........  1,149,707     $    8.89       260,394     $   16.44
                                            ---------                   ---------
                                            ---------                   ---------
Options exercisable, end of year..........    969,861     $    9.16       180,394     $   15.19
Options available for grant, end of
  year....................................    360,601                   1,249,914

                                                    OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                                       ---------------------------------------------  ------------------------
                                                         WEIGHTED         WEIGHTED                  WEIGHTED
                                        NUMBER OF    AVERAGE REMAINING     AVERAGE     NUMBER OF     AVERAGE
                                         OPTIONS        CONTRACTUAL       EXERCISE      OPTIONS     EXERCISE
RANGE OF EXERCISED PRICES              OUTSTANDING     LIFE (MONTHS)        PRICE     EXERCISABLE     PRICE
-------------------------------------  -----------  -------------------  -----------  -----------  -----------
$ 0.00 - $ 0.01......................      25,000              110        $    0.01       --        $  --
  7.70 -   9.62......................     861,213              115             8.05      723,189         8.05
  9.63 -  11.55......................     105,000              114            10.00      101,000        10.00
 11.56 -  13.47......................       6,000              113            13.08        1,200        13.08
 13.48 -  15.40......................     139,394              104            14.00      139,394        14.00
 15.41 -  19.25......................      13,100              111            15.79        5,078        16.24

    The tables above include actions taken by the Company during the third quarter of 1997. The Company modified the pay plans of certain officers and key employees for the three months ended September 30, 1997 resulting in a reduction in compensation expense of approximately $1.3 million. As part of the modified pay plans, the Company granted to these officers and employees options to purchase 492,214 shares of the Company's common stock at an exercise price of $8.06 per share representing the

                      CROSS-CONTINENT AUTO RETAILERS, INC.

NOTE 14--STOCK OPTIONS AND STOCK PLANS (CONTINUED) market price of the shares on the date of grant. The options were fully vested when granted. The Company advanced to these officers and employees an aggregate of approximately $821,000 which is to be repaid to the Company by no later than February 1999.

    The Company canceled 169,038 previously issued options at an exercise price range of $18.00 to $19.25 per share. The Company issued new options with an exercise price of $8.06 per share which was the market price on the measurement date.

    The Company has adopted the disclosure-only provision of the Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." The following table presents pro forma net income assuming the Company recognized compensation expense for stock options granted using estimated fair market value method instead of the intrinsic value method.

                                                              YEAR ENDED DECEMBER
                                                                      31,
                                                              --------------------
                                                                1997       1996
                                                              ---------  ---------
Net income (in thousands)
  As reported...............................................  $   6,713  $   4,582
  Pro-forma.................................................      3,925      3,794
Basic and diluted net income per share
  As reported...............................................  $     .49  $     .42
  Pro-forma.................................................        .29        .34

    The weighted average fair market value at grant date of the 1,040,479 and 260,394 options issued at market during 1997 and 1996 was $6.35 and $8.63 per option, respectively. The grant date fair market value of 25,000 options with an exercise price below market price granted during 1997 was $18.74 per option. Such market value estimates were derived from the Black Scholes option-pricing model as of the date of each grant using the following weighted average assumptions for the 1997 and 1996 grants; dividend yield of 0.0%; expected volatility of 45% and 28%, respectively; risk free interest rate of 6.1% and 6.4%, respectively; and expected lives of seven years.

    The Company may grant shares of restricted stock, which are subject to forfeiture, under such conditions and for such period of time (not less than one year) as the Company may determine. The conditions or restrictions of any restricted stock awards may include restrictions on transferability, requirements of continued employment, individual performance or the Company's financial performance. The Company has not made any grants of restricted stock to date.

    Pursuant to an agreement dated April 1, 1996 between a former Company executive and GGFP, GGFP agreed to sell 3% (equal to 303,750 shares) of the common stock of the Company on a fully diluted basis for $250,000. In the second quarter of 1996, the Company recorded a non-cash charge of $1,099,000 for compensation, which represents the difference between the estimated fair value, as of April 1, 1996, of the common stock purchased ($1,349,000) and the cash consideration paid. In 1997, the Company recorded approximately $56,000 of compensation expense related to certain options granted in 1997 with an exercise price that was below the market value of the Company's common stock at the measurement date.

                      CROSS-CONTINENT AUTO RETAILERS, INC.

NOTE 15--STOCKHOLDERS' RIGHTS AGREEMENT

    Immediately prior to the completion of the initial public offering, the Company adopted a stockholder rights agreement (the "Rights Agreement"). Pursuant to the Rights Agreement, each shareholder of the Company has been issued one right for each share of common stock owned. Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company. Each right becomes exercisable upon certain events involving the acquisition of or stated intention by an entity to acquire 19.9% of the Company's common stock. Upon the occurrence of such an event, each right entitles its holder to purchase common stock of the Company or, in certain circumstances, of the acquirer, worth twice as much as the exercise price. The Company may, at the discretion of the Board of Directors lower this threshold of 19.9% to 10% of the common stock then outstanding. If the Company is unable to issue a sufficient number of shares of common stock to permit the exercise in full of the rights for common stock, it will issue shares of junior preferred stock upon exercise of the rights. The junior preferred stock is non-redeemable and junior to any other preferred stock of the Company. The provisions of the junior preferred stock are designed to provide that each one one-hundredth of a share of junior preferred stock issuable upon exercise of a right approximates the value of one share of common stock. Each whole share of junior preferred stock will accrue a quarterly dividend of $1 and a dividend equal to 100 times any dividend paid on the common stock. Upon liquidation of the Company, each whole share of junior preferred stock will have a liquidation preference of $100 plus an amount equal to 100 times the amount paid on any shares of common stock. Each share of junior preferred stock will entitle its holder to 100 votes on matters submitted to the Company's stockholders, which votes will be cast with the votes of the holders of common stock. If the Company were merged, consolidated or involved in a similar transaction, each share of junior preferred stock would entitle its holder to receive 100 times the amount received by holders of common stock in the merger or similar transaction.

NOTE 16--COMMITMENTS AND CONTINGENCIES

    Richard V. Holland, a former general manager of Westgate Chevrolet, Inc., a subsidiary of the Company, has brought a lawsuit against the Company, Gilliland Group, Inc., an affiliate of the Control Group, and Emmett Rice, Jr., a former officer and director of the Company, Richard V. Holland v. Gilliland Group, Inc., et al., Cause No. 97-00028 in the 261st Judicial District Court of Travis County, Texas. Mr. Holland is claiming that the defendants breached an oral employment agreement by which Mr. Holland was to allegedly receive ten percent (10%) of the stock of Westgate Chevrolet, Inc. The Company and the other defendants have specifically denied the existence of any such agreement and intend to vigorously defend their position. The lawsuit is in its early stages and no discovery has taken place, other than exchanging written interrogatories and requests for production of documents. Depositions are scheduled to be conducted in the near future. The Company believes, based on opinion of counsel, that there is less than a reasonable likelihood that the plaintiff will be successful.

    The Company is a defendant in three class action lawsuits that have been filed by several claimants against approximately 700 automobile dealerships across the State of Texas. The plaintiffs allege that the charging of the vehicle inventory taxes to vehicle purchasers constitutes fraud, violates the Texas Deceptive Trade Practices Act, and constitutes price fixing in violation of the Clayton Antitrust Act. The Texas Automobile Dealers Association has hired counsel to represent the defendants in these lawsuits. The defendants have denied the allegations and the affiliates contend that they have charged the vehicle inventory taxes to vehicle purchases in compliance with applicable law. The lawsuits are in their early stages and no discovery has been conducted other than the Company has answered interrogatories and

                      CROSS-CONTINENT AUTO RETAILERS, INC.

NOTE 16--COMMITMENTS AND CONTINGENCIES (CONTINUED) document production request in one of the lawsuits. The defendants intend to vigorously defend their position.

    The Company has not recorded any liability in the accompanying Consolidated Balance Sheets for any of the above described claims.

    The Company is a party to various other legal actions arising in the ordinary course of its business. While it is not feasible to determine the outcome of these actions, the Company's information available at this time, including discussions with legal counsel, does not indicate that these matters will have a material adverse effect upon the financial condition, results of operations or cash flows of the Company.

    The Company is also subject to federal and state environmental regulations, including rules relating to air and water pollution and the storage and disposal of gasoline, oil, other chemicals and waste. Local, state and federal regulations also affect automobile dealerships' advertising, sales, service and financing activities. The Company believes that it complies with all applicable laws relating to its business.

    The Company has certain financial guarantees outstanding representing conditional commitments issued by the Company to guarantee the payment of certain customer's loans. These financial guarantees have historically represented an immaterial portion of its sales. The Company's exposure for financial guarantees is less than the customers full contractual obligations outstanding under such financial guarantees which at December 31, 1997 were less than $5.0 million. No material loss is anticipated as a result of such guarantees.

    The Company has entered into a contract to acquire a certain dealership in California. The proposed purchase price is approximately $5.5 million consisting of approximately $4.0 million cash, $1.4 million in seller financed notes and $100,000 in value of the Company's common stock. In January 1998 the Company advanced approximately $1.7 million towards the closing of this transaction. The Company expects to complete the transaction by the end of the second fiscal quarter of 1998. The Company has been managing the dealership since December 1, 1997 under a management agreement. The Company provides management of day to day operations in exchange for a non-refundable fee equal to the dealership's net profit before tax during the period of the management agreement. The fee for December 1997 was approximately $31,000.

    The Company has entered into a contract to acquire a certain dealership in Nevada. The proposed purchase price is approximately $12.5 million consisting of approximately $9.0 million in cash, $3.2 million in seller financed notes and approximately $300,000 in value of the Company's common stock. The Company expects to complete this transaction by the end of the second fiscal quarter of 1998. The Company began managing the dealership under a management agreement on February 1, 1998. The agreement requires the Company to provide management of day to day operations in exchange for a non-refundable fee equal to the dealership's net profit before tax during the period of the management agreement less a fixed amount of $70,000 per month.

                      CROSS-CONTINENT AUTO RETAILERS, INC.

NOTE 17--SUPPLEMENTAL CASH FLOW INFORMATION (IN THOUSANDS)

                                                                            DECEMBER 31,
                                                                   -------------------------------
                                                                     1997       1996       1995
                                                                   ---------  ---------  ---------
Interest paid....................................................  $   6,468  $   4,772  $   3,697
Income taxes paid................................................  $   2,699  $   3,177  $   1,707

    The Company acquired two dealerships during 1995, both of which were financed primarily with debt. During 1996, the Company purchased another dealership which was partially financed with debt (see Note 3). The Company also recognized stock compensation expense aggregating $1,099,000 for stock purchased by an employee (see Note 14). In 1997 the Company acquired three dealerships which were partially financed with debt and Company common stock (see Note 3). Also, the disposal of two dealerships in Oklahoma City, Oklahoma in 1997 resulted in the Company receiving consideration of approximately $8.7 million in treasury stock.

NOTE 18--RELATED PARTY TRANSACTIONS

    Until October 1, 1996, the Company received services provided by GGFP which included treasury, risk management, tax compliance, employee benefits administration and other miscellaneous services. The costs associated with these services were allocated to the Company as described in Note 1. During fiscal 1996 and 1995, allocated expenses from GGFP to the Company approximated, $1,302,000 and $1,090,000, respectively. These allocations are classified as selling, general and administrative expense in the accompanying Consolidated Statement of Operations. During 1997 the Company provided certain services, primarily payroll related, to GGFP. GGFP reimbursed the Company approximately $351,000 for these services. The Company no longer provides these services to GGFP.

    The Company from time to time used an airplane that was beneficially owned by Bill Gilliland and Robert W. Hall, Chairman and Senior Vice Chairman, respectively. The Company paid the owners $20,000 per month for fixed cost, $500 per hour for operating expenses and actual fuel cost when the airplane was used by the Company. During 1997, 1996 and 1995 the Company paid the owners an aggregate of $502,000, $175,000 and $199,000 respectively under the current and similar arrangements. In the fourth quarter of 1997, this agreement was amended due to a change in equipment. The new owner is Bill Gilliland. The agreement provides for the Company to pay the owner $20,000 per month for fixed cost, $800 per hour for operating expenses and actual fuel cost when the airplane is used by the Company. No payments were made under the new arrangement in 1997. The Company believes that these fees are no less favorable to the Company than could be obtained in an arm's-length transaction between unrelated parties. The Company anticipates that as it pursues its acquisition strategy, its use of this airplane will increase and its costs associated with the plane will correspondingly increase.

    In addition to the corporate allocations described above, prior to 1996, the Company paid the Control Group a management fee for executive management services. This fee was generally based upon the profits earned and the level of executive management services rendered. These fees are shown separately on the face of the accompanying Consolidated Statement of Operations. Commencing in 1996, the Company ceased to pay management fees to the Control Group.

    In general, the Company is required to pay for all vehicles purchased from the manufacturers upon delivery of the vehicles to the Company. Manufacturer's captive finance companies provide financing for all new vehicles and certain used vehicles. This type of financing is known as "floor plan financing" or

                      CROSS-CONTINENT AUTO RETAILERS, INC.

NOTE 18--RELATED PARTY TRANSACTIONS (CONTINUED)
"flooring." Under this arrangement with the finance companies, the Company may deposit funds with such finance companies in an amount up to a certain percentage of the outstanding floor plan balance. Such funds earn interest at approximately the same rate charged on outstanding floor plan balances. From time to time certain Company executives and other affiliates will advance funds to the Company primarily for the purpose of investing excess cash with the finance companies. The Company acts only as an intermediary in this process. At December 31, 1997 and 1996, funds advanced and outstanding from affiliates approximated $2,843,000 and $5,260,000, respectively. Aggregate amounts outstanding pursuant to these arrangements at December 31, 1997 and 1996 are included in Due to Affiliates in the accompanying balance sheet. The amount of interest accrued pursuant to these arrangements during 1997, 1996 and 1995 approximated $259,000, $464,000, and $226,000, respectively.

    GGFP was the contracting agent for the construction of certain facilities for the Company during 1997 and 1996. The total cost of the facilities approximated $448,000 and $1,013,000 for 1997 and 1996, respectively. Such amounts include approximately $106,000 and $41,000 for 1997 and 1996, respectively, as payment to GGFP for architectural and construction management fees.

    The Company leases its corporate offices, which were expanded in 1997, from GGFP under a five-year lease extending through June 2001 for an annual rent of approximately $123,000.

    Subsequent to the acquisition of Toyota West Sales & Service, Inc. and Douglas Toyota, Inc. (see Note 3), the seller, R. Douglas Spedding became an officer of the Company. In connection with the acquisition of Toyota West Sales & Service, Inc. and Douglas Toyota, Inc., the Company purchased two tracks of land from R. Douglas Spedding in exchange for a total of $7.5 million in seller-financed notes (see Note 10). The tracks of land will be used to relocate the Las Vegas, Nevada and Denver, Colorado dealerships to newly constructed facilities. In connection with interim financing on construction projects at the two new locations the Company entered into an Interim Construction and Master Loan Agreement ("Loan Agreement") with R. Douglas Spedding (see Note 10 ). The Loan Agreement provides interim financing of $7.4 million at an interest rate of prime plus 1% for construction of new automobile dealership facilities in Las Vegas, Nevada and Denver, Colorado. At December 31, 1997 the amount outstanding pursuant to the Loan Agreement approximated $4,807,000 and had an interest rate of 9.5%. Total interest paid during 1997 to R. Douglas Spedding and his affiliates was approximately $204,000.

    Upon the Company's acquisition of Spedding Toyota, the seller R. Douglas Spedding, agreed to reimburse the Company for the cost of repair work for customers who had purchased an extended warranty from Spedding Toyota prior to the acquisition. In 1997 Mr. Spedding reimbursed the Company $446,000 for the cost of such repair work. The Company also agreed to reimburse Mr. Spedding for his office facilities in Denver, Colorado until he is relocated to the new facility under construction in Denver, Colorado. The Company reimbursed Mr. Spedding $155,000 in 1997 for the office cost.

    During 1997, the Company sold 100% of the stock in Performance Dodge, Inc. and Performance Nissan, Inc. to Benji Investments, Ltd., a Texas limited partnership controlled by Emmett M. Rice, Jr., the Company's former Chief Operating Officer (also a shareholder and former Director of the Company). The Company recorded a loss on the disposition of $347,000 (see Note 3).

NOTE 19--LEASES

    The Company leases, under operating leases, land and buildings relating to certain of its dealerships and certain computer equipment. The property leases expire in 1998 through 2006 and have renewal

                      CROSS-CONTINENT AUTO RETAILERS, INC.

NOTE 19--LEASES (CONTINUED)
options ranging from 5 to 7 years (see Note 18 regarding leases with related parties). Additionally, the Company has an option to purchase a portion of the property on which Quality Nissan, Inc. operates for $400,000 upon expiration of that lease in 1998. The total rent expense under all operating leases approximated $2,308,000, $667,000 and $301,000 in 1997, 1996 and 1995,
respectively.

    The aggregate minimum rental commitments for all non-cancelable operating leases are as follows (in thousands):

Fiscal year:
    1998...........................................  $   2,558
    1999...........................................      2,445
    2000...........................................      2,322
    2001...........................................      2,133
    2002...........................................      1,865
                                                     ---------
    Thereafter.....................................      5,244
                                                     ---------
                                                     $  16,567
                                                     ---------
                                                     ---------

NOTE 20--SUBSEQUENT EVENTS

    On December 31, 1997, the Company entered into a contract with a third party to sell all of its dealership real property in Amarillo, Texas and the dealership real property under construction in Denver, Colorado and Las Vegas, Nevada. The Company agreed to a sale price of $35.3 million. In connection with the sale, the Company exercised its option to purchase certain real property under lease used by its Quality Nissan dealership in Amarillo, Texas for $400,000, (see Note 19) and included the property in the sale. The Company will leaseback all the property for a term of ten years with two ten year renewal options. The initial annual lease rate for all the property is approximately $3.9 million triple net with annual escalation not to exceed 2.5% per year beginning the fourth year of the initial lease term. The Company will use the proceeds to retire approximately $5.5 million in existing mortgages, $7.5 million in existing land purchase notes, (see Notes 10 and 18) and $4.8 million in construction notes. The remainder of the proceeds will be used to complete the construction of the property in Las Vegas, Nevada and Denver, Colorado and general corporate purposes including the reduction of other debt, acquisitions and working capital needs. A gain of approximately $3.6 million on the transaction will be deferred and amortized into income as a reduction of lease costs over the lease term. Part of the transaction was completed on February 24, 1998 with the Company receiving $13.2 million sale proceeds for its Amarillo, Texas property and paid off existing mortgages of approximately $5.5 million. The balance of the transaction for the two properties in Las Vegas, Nevada and Denver, Colorado is expected to be completed by the end of April, 1998 after all construction is completed.

    Effective January 1, 1998 the Company completed its previously announced acquisition of JRJ Investments, Inc. which owns Chaisson Motor Cars, a multi-line dealership operating in Las Vegas, Nevada, and Chaisson BMW, in Henderson, Nevada. The purchase price was $18.2 million. The cash portion, $13.4 million, was funded under the Company's credit facility and from available working capital. The December 31, 1997 Balance Sheet included a deposit of approximately $4.0 million toward closing the transaction. The Company also issued a note for $2.8 million payable to the seller bearing interest at 8%. The note calls for payments in equal monthly installments of approximately $56,000 for five years. The

                      CROSS-CONTINENT AUTO RETAILERS, INC.

NOTE 20--SUBSEQUENT EVENTS (CONTINUED)
note may be repaid in full at anytime without premium or penalty. The Company also issued 128,205 shares of its Common Stock to the seller. The Company has guaranteed the seller a price of the Common Stock of $15.60 per share one year from the date of closing, January 5, 1999. To the extent the stock price is less than $15.60 the Company must make up the difference in cash or by issuing additional shares of common stock to provide a total value of $2.0 million as of January 5, 1999. JRJ Investments, Inc. was operated by the Company from November 1, 1997 through December 31, 1997 under a management agreement. The Company provided management of day to day operations in exchange for a non-refundable fee equal to the dealership's net profit before tax during the time of the management agreement less a fixed amount of $20,000 per month. The Company recorded approximately $228,000 from the operation of the management agreement in the fourth quarter of 1997.

    On January 16, 1998, the Company entered into floor planning notes with R. Douglas Spedding, an officer of the Company, for $3,000,000. The purpose of the arrangement is to provide financing for the Company's used vehicle operation at its Toyota dealerships in Denver, Colorado and Las Vegas, Nevada. The notes mature on June 1, 1998 and bear interest at 9%. The amount of the note is settled and adjusted the tenth day of each month to be equal to 60% of the borrowing base, defined as the aggregate value of the used vehicles at the two dealerships as shown on the previous month financial statement less any other used vehicle floor planning debt.

NOTE 21--QUARTERLY DATA (UNAUDITED)

                                                                                THREE MONTHS ENDED
                                                                  -----------------------------------------------
                                                                   MARCH 31     JUNE 30     SEPT. 30    DEC. 31
                                                                  -----------  ----------  ----------  ----------
                                                                         (THOUSANDS EXCEPT PER SHARE DATA)
YEAR ENDED DECEMBER 31, 1997
Net sales and operating revenue.................................   $  89,022   $  135,387(1) $  134,784(2) $  112,925
Gross profit....................................................   $  15,183   $   23,531  $   23,723  $   18,825
Net income......................................................   $   2,146   $    1,866  $    2,612  $       89
Basic and diluted net income per share..........................   $     .16   $      .13  $      .19  $      .01

YEAR ENDED DECEMBER 31, 1996
Net sales and operating revenue.................................   $  71,229   $   70,012(1) $   76,582 $  103,759(3)
Gross profit....................................................   $  11,333   $    9,987  $   12,054  $   16,558
Net income (loss)...............................................   $   1,599   $      570(4) $    1,635 $    1,917
Basic and diluted net income (loss) per share...................   $     .16   $     (.06) $      .16  $      .14

------------------------

(1) Includes results of operations for Douglas Toyota, Inc. and Toyota West Sales & Service, Inc. from April 1, 1997.

(2) Includes results of operations of Sahara Nissan, Inc. from July 1, 1997.

(3) Includes results of operations for Lynn Hickey Dodge from October 31, 1996.

(4) Includes non-cash compensation charge of $1,099,000 relating to an executive stock purchase agreement and a charge of $600,000 relating to an executive bonus.

                     INDEPENDENT ACCOUNTANTS' REVIEW REPORT

To:  The Board of Directors and Stockholders of
    Cross-Continent Auto Retailers, Inc.

    We have reviewed the accompanying condensed consolidated balance sheet of Cross-Continent Auto Retailers, Inc. and its subsidiaries (the "Company") as of September 30, 1998, and the related condensed consolidated statements of income for the three and nine month periods ended September 30, 1998 and 1997, and cash flows for the nine month periods ended September 30, 1998 and 1997. These financial statements are the responsibility of the Company's management.

    We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

    Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

    We previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of the Company as of December 31, 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended (not presented herein) and in our report dated February 13, 1998, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the accompanying consolidated balance sheet information as of December 31, 1997, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

PricewaterhouseCoopers LLP

Fort Worth, Texas
November 12, 1998

                      CROSS-CONTINENT AUTO RETAILERS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS--EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                                       THREE MONTHS ENDED    NINE MONTHS ENDED
                                                         SEPTEMBER 30,         SEPTEMBER 30,
                                                      --------------------  --------------------
                                                        1998       1997       1998       1997
                                                      ---------  ---------  ---------  ---------
Revenues
  Vehicle sales.....................................  $ 146,220  $ 119,411  $ 276,354  $ 196,965
  Other operating revenue...........................     21,002     15,976     40,399     27,444
                                                      ---------  ---------  ---------  ---------
    Total revenues..................................  $ 167,222  $ 135,387  $ 316,753  $ 224,409

Cost of sales.......................................  $ 137,357  $ 111,856  $ 261,402  $ 185,695
                                                      ---------  ---------  ---------  ---------
  Gross profit......................................  $  29,865  $  23,531  $  55,351  $  38,714
                                                      ---------  ---------  ---------  ---------

Operating expenses
  Selling, general and administrative...............  $  22,262  $  17,742  $  42,381  $  28,643
  Depreciation and amortization.....................        912        617      1,839        998
  Employee severance charge (Note 9)................     --         --            815     --
  Merger related expenses (Note 2)..................
  Loss from sale of dealerships (Note 6)............     --            347     --            347
                                                      ---------  ---------  ---------  ---------
    Total operating expenses........................  $  23,174  $  18,706  $  45,035  $  29,988
                                                      ---------  ---------  ---------  ---------

  Income before interest and taxes..................  $   6,691  $   4,825  $  10,316  $   8,726

Other income (expense)
  Interest income...................................  $     136  $      96  $     294  $     832
  Interest expense..................................     (2,500)    (1,735)    (4,770)    (2,946)
                                                      ---------  ---------  ---------  ---------
  Income before income taxes........................      4,327      3,186      5,840      6,612
  Income tax provision..............................      1,617      1,320      2,182      2,600
                                                      ---------  ---------  ---------  ---------
    Net Income......................................  $   2,710  $   1,866  $   3,658  $   4,012
                                                      ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------

Basic and diluted net income per share..............  $    0.20  $    0.13  $    0.27  $    0.29
                                                      ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------

Weighted average common shares outstanding:
  Basic.............................................     13,574     14,049     13,567     13,925
  Diluted...........................................     13,734     14,049     13,723     13,925

   The accompanying notes are an integral part of these financial statements.

                      CROSS-CONTINENT AUTO RETAILERS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                     ASSETS

                                                               SEPTEMBER 30,    DECEMBER 31,
                                                                   1998             1997
                                                              ---------------  --------------
                                                                (UNAUDITED)
Current assets
  Cash and cash equivalents.................................     $   7,141       $   15,173
  Accounts receivable.......................................        24,778           16,884
  Inventories...............................................        60,347           55,807
  Other current assets......................................         1,543            1,792
                                                              ---------------  --------------
    Total current assets....................................        93,809           89,656

Property and equipment, net.................................         9,228           33,165
Goodwill and other intangible assets, net...................        83,604           67,988
Other assets................................................         6,356            6,464
                                                              ---------------  --------------
    Total assets............................................     $ 192,997       $  197,273
                                                              ---------------  --------------
                                                              ---------------  --------------

                            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Floor plan notes payable..................................     $  51,239       $   53,368
  Current maturities of long-term debt......................           876              727
  Accounts payable..........................................         7,303            6,117
  Due to affiliates.........................................         2,400           15,150
  Accrued expenses and other liabilities....................        13,152           10,559
  Deferred income taxes.....................................         1,396              647
                                                              ---------------  --------------
    Total current liabilities...............................        76,366           86,568

Long-term debt..............................................        41,529           44,263
Other liabilities and deferred credits......................         4,378            3,180
                                                              ---------------  --------------
    Total long-term liabilities.............................        45,907           47,443

Stockholders' equity
  Preferred stock, $.01 par value, 10,000,000 shares
    authorized, none issued.................................        --               --
  Common stock, $.01 par value, 100,000,000 shares
    authorized, 14,205,703 issued...........................           142              142
  Paid-in capital...........................................        55,054           54,528
  Retained earnings.........................................        22,794           17,332
  Treasury stock, 631,795 and 760,000 shares at cost at
    September 30, 1998 and December 31, 1997,
    respectively............................................        (7,266)          (8,740)
                                                              ---------------  --------------
    Total stockholders' equity..............................        70,724           63,262

Commitments and contingencies

    Total liabilities and stockholders' equity..............     $ 192,997       $  197,273
                                                              ---------------  --------------
                                                              ---------------  --------------

   The accompanying notes are an integral part of these financial statements.

                      CROSS-CONTINENT AUTO RETAILERS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                           NINE MONTHS ENDED
                                                                             SEPTEMBER 30,
                                                                          --------------------
                                                                            1998       1997
                                                                          ---------  ---------
Cash flows from operating activities
  Net income............................................................  $   5,462  $   6,624
  Adjustments to reconcile net income to net cash used in operating activities
    Depreciation and amortization.......................................      2,868      1,814
    Amortization of deferred warranty revenue...........................     (1,189)    (1,907)
    Deferred taxes and other............................................     --           (748)
  (Increase) decrease in
    Accounts receivable.................................................     (4,552)     4,178
    Inventory...........................................................      9,677      3,812
    Other assets........................................................       (227)    (2,135)
  Increase (decrease) in
    Accounts payable--trade.............................................     (3,760)    (4,067)
    Accrued expenses and other liabilities..............................      1,787      1,383
                                                                          ---------  ---------
      Net cash used in operating activities.............................     10,066      8,954
                                                                          ---------  ---------

Cash flows from investing activities
  Acquisition of property and equipment.................................     (2,291)    (1,504)
  Construction costs....................................................     (6,131)    (4,935)
  Acquisition of dealerships............................................    (13,964)   (41,620)
  Proceeds from sale/leaseback..........................................     35,450     --
                                                                          ---------  ---------
      Net cash provided by (used in) investing activities...............     13,064    (48,059)
                                                                          ---------  ---------

Cash flows from financing activities
  Change in floor plan notes payable....................................    (12,359)      (903)
  Net proceeds from borrowings..........................................     --         30,037
  Long-term debt repayments.............................................     (6,053)   (17,702)
  Due to affiliates.....................................................       (443)    (7,121)
  Proceeds from borrowings--affiliates..................................      3,008     --
  Debt repayments--affiliates...........................................    (15,315)    --
                                                                          ---------  ---------
      Net cash provided by (used in) financing activities...............    (31,162)     4,311
                                                                          ---------  ---------

Decrease in cash and cash equivalents...................................     (8,032)   (34,794)
Cash and cash equivalents at beginning of period........................     15,173     36,946
                                                                          ---------  ---------
Cash and cash equivalents at end of period..............................  $   7,141  $   2,152
                                                                          ---------  ---------
                                                                          ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                      CROSS-CONTINENT AUTO RETAILERS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                               SEPTEMBER 30, 1998

NOTE 1. UNAUDITED INTERIM FINANCIAL INFORMATION

    The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. This interim report should be read in conjunction with the consolidated financial statements and notes related thereto, and management's discussion and analysis of results of operations and financial condition included in Cross-Continent Auto Retailers, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997. Unless the context indicates otherwise, references to "C-CAR" or the "Company" are to Cross-Continent Auto Retailers, Inc. and its subsidiaries. The accompanying unaudited consolidated financial statements have been subject to review by the Company's independent accountants whose report is included herein.

NOTE 2. MERGER

    The Company entered into an Agreement and Plan of Merger, dated as of September 3, 1998 (the "Merger Agreement"), which provides for a wholly-owned subsidiary of Republic Industries, inc. ("Republic") to be merged with and into the Company ("Merger"). Upon consummation of the proposed Merger, the Company will become a wholly-owned subsidiary of Republic, and the Company's stockholders will be entitled to receive $10.70 in cash, without interest, for each share of the Company's common stock held by them. The Merger is subject to certain closing conditions including government and manufacturer approvals and the approval of the Company's stockholders. Consummation of the Merger is also conditioned on the divestiture of the Company's dealership in Denver, Colorado, and the divestiture, or assignment, of the Company's interest in one of its pending acquisitions (see Note 8). The divestitures, or assignments, of these dealerships are expected to coincide with the completion of the Merger. The merger is expected to close in the first quarter of 1999; however, there can be no assurance that the Merger, or the transactions contemplated thereunder, will be completed.

    Nissan has asserted a right to require the disposition or termination of the Company's two Nissan dealerships in connection with the Merger. The Company and Republic believe Nissan's position is without any merit, and will vigorously pursue all legal remedies available in the event Nissan takes any action to attempt its asserted rights.

    The Company incurred and recorded merger-related expenses of approximately $750,000 during the quarter ended September 30, 1998. The Company will record all additional merger-related expenses as incurred until the proposed Merger is consummated or abandoned.

NOTE 3. NET INCOME PER COMMON SHARE

    As of September 30, 1998, the Company had 1,159,541 stock options outstanding with exercise prices ranging from $8.00 to $19.25 which have been excluded from the diluted earnings per share calculations as the effect of such would have been anti-dilutive. The Company is contingently committed to issue additional shares in connection with the Chaisson (as hereinafter defined) acquisition (See Note 5). The Company has included 74,000 shares and 124,000 shares in the diluted share calculations for the three and

                      CROSS-CONTINENT AUTO RETAILERS, INC.

                               SEPTEMBER 30, 1998

NOTE 3. NET INCOME PER COMMON SHARE (CONTINUED) nine months ending September 30, 1998, as if it were the end of the contingent period. The actual contingent period ends January 5, 1999.

NOTE 4. RELATED PARTY TRANSACTIONS

    In connection with its business travel, the Company from time to time uses an airplane that is owned and operated by Plains Air, Inc. Plains Air, Inc. is owned by Bill A. Gilliland, Chairman of the Board and Chief Executive Officer. Currently, the Company pays Plains Air, Inc. $20,000 per month for fixed costs, $800 per hour for operating expenses and actual fuel cost when the airplane is used by the Company. During the three months ended September 30, 1998 and 1997, the Company paid Plains Air, Inc. an aggregate of approximately $102,000 and $130,000, respectively, for the use of the airplane; for the nine months ended September 30, 1998 and 1997, the Company paid approximately $407,000 and $399,000, respectively. In July, the Company began using an airplane owned by R. Douglas Spedding, an officer of the Company, in addition to the airplane above. The Company pays R. Douglas Spedding $800 per hour for operating expenses. For the three and nine months ended September 30, 1998, the Company paid R. Douglas Spedding approximately $69,000 for the use of the plane.

    In general, the Company is required to pay for all vehicles purchased from the manufacturers upon delivery of the vehicles to the Company. The Company purchases new vehicles and certain used vehicles through financing obtained from manufacturer's captive finance companies and a certain bank. This type of financing is known as "floor plan financing" or "flooring." Under arrangements with the manufacturer's captive finance companies, the Company may deposit funds with such finance companies in an amount up to a certain percentage of the outstanding floor plan balance. Such funds earn interest at approximately the same rate charged on outstanding floor plan balances. From time to time certain Company executives and other affiliates will advance funds to the Company primarily for the purpose of investing excess cash with the finance companies. The Company acts only as an intermediary in this process. As of September 30, 1998, the Company had withdrawn and repaid all advanced funds and interest earned. The amount of interest accrued pursuant to these arrangements during the three months ended September 30, 1998 approximated $62,000. The amount of interest accrued during the nine months ended September 30, 1998 and 1997 approximated $160,000 and $193,000, respectively.

    Subsequent to the acquisition of Toyota West Sales & Service, Inc. and Douglas Toyota, Inc. (See Note 5), the seller, R. Douglas Spedding, became an officer of the Company. In connection with the acquisition of Toyota West Sales & Service, Inc. ("Toyota West") and Douglas Toyota, Inc. ("Denver Toyota"), the Company purchased two tracts of land from R. Douglas Spedding in exchange for a total of $7.5 million in seller-financed notes. The plots of land were used to relocate the Las Vegas, Nevada and the Denver, Colorado dealerships to newly constructed facilities. In connection with interim financing on construction projects at the two new locations, the Company entered into an Interim Construction and Master Loan Agreement ("Loan Agreement") with R. Douglas Spedding. The Loan Agreement provided interim financing up to $7.7 million for use on construction of the new automobile dealership facilities in Las Vegas, Nevada and Denver, Colorado. Interest accrued at the prime rate plus 1% payable monthly, and any outstanding balance, if any, was to be payable on October 31, 1998. Upon completion of the sale and leaseback transaction for Denver Toyota and Toyota West (see Note 7), the Company retired approximately $7.7 million of the outstanding Loan Agreement and $7.5 million of the seller-financed land notes. The Loan Agreement and all seller-financed land notes and related interest have been paid in full.

                      CROSS-CONTINENT AUTO RETAILERS, INC.

                               SEPTEMBER 30, 1998

NOTE 4. RELATED PARTY TRANSACTIONS (CONTINUED)
Interest on the construction and land notes totaled approximately $514,000 for the nine-month period ended September 30, 1998, respectively.

    On January 16, 1998, the Company entered into a floor plan financing arrangement with R. Douglas Spedding, an officer of the Company, for $3.0 million. The purpose of the arrangement is to provide financing for the Company's used vehicle operation at its Toyota dealerships in Denver, Colorado and Las Vegas, Nevada. The notes mature on December 1, 1998 and bear interest at 9%. Total amount outstanding at September 30, 1998 was $2.4 million. The aggregate amount outstanding is included in due to affiliates in the accompanying balance sheet. Interest on the floor plan notes for the three and nine months ended September 30, 1998 totaled approximately $54,000 and $148,000, respectively.

NOTE 5. ACQUISITIONS

    Effective January 1, 1998 the Company acquired JRJ Investments, Inc. ("Chaisson") which owns Chaisson Motor Cars, a multi-line dealership operating in Las Vegas, Nevada, and Chaisson BMW, in Henderson, Nevada. The purchase price was $18.8 million, including acquisition costs. The cash portion, $14.0 million, was funded under the Company's credit line and from available working capital. The Company also issued a note for $2.8 million payable to the seller bearing interest at 8%; principal and interest on the note are payable monthly over five years. The Company also issued 128,205 shares of its Common Stock to the seller. The Company has guaranteed the seller a price of the Common Stock of $15.60 per share one year from the date of closing, January 5, 1999. To the extent the stock price is less than $15.60 the Company must make up the difference in cash or by issuing additional shares of common stock to provide a total value of $2.0 million as of January 5, 1999. The acquisition has been accounted for as a purchase and the results of Chaisson's operations have been included in the Company's consolidated statement of operations since January 1, 1998. A summary of the purchase price allocation for Chaisson is presented below (in thousands):

Property and equipment.............................................  $   1,620
Goodwill and other intangibles.....................................     17,197
                                                                     ---------
    Total..........................................................  $  18,817
                                                                     ---------
                                                                     ---------

    Effective July 1, 1997, the Company acquired Sahara Nissan, Inc. ("Nissan West") for approximately $14.3 million. Effective April 1, 1997, the Company acquired Toyota West Sales & Service, Inc. ("Toyota West"), and Douglas Toyota, Inc. ("Denver Toyota"), for an aggregate purchase price of approximately $40.7 million. Each of these transactions have been accounted for as a purchase and the results of operations from these dealerships have been included in the Company's consolidated statement of operations since the date of acquisition.

    The unaudited consolidated statement of operations data as of September 30, 1997 is presented below on a pro forma basis as though the acquisitions of Chaisson, Nissan West, Toyota West, and Denver Toyota

                      CROSS-CONTINENT AUTO RETAILERS, INC.

                               SEPTEMBER 30, 1998

NOTE 5. ACQUISITIONS (CONTINUED)
(collectively, the "Acquisitions") had all occurred as of January 1, 1997 (in thousands, except per share data):

                                                      THREE MONTHS ENDED   NINE MONTHS ENDED
                                                      SEPTEMBER 30, 1997   SEPTEMBER 30, 1997
                                                      -------------------  ------------------
Pro forma revenue...................................      $   156,702          $  506,610
Pro forma net income................................      $     2,606          $    7,087
Pro forma net income per share......................      $       .19          $      .51
Pro forma weighted average shares...................           13,574              13,827

    The adjustments to arrive at pro forma revenue include the historic revenue of the Acquisitions prior to the purchase of each. Pro forma net income includes historic income of the Acquisitions adjusted for additional amortization expense related to purchased goodwill and other intangibles, increased interest expense associated with the debt incurred in the Acquisitions and the tax effects of these adjustments.

    The pro forma results of operations information is not necessarily indicative of the operating results that would have occurred had the Acquisitions occurred as of January 1, 1997, nor is it necessarily indicative of future operating results.

NOTE 6. DISPOSITION

    Effective July 1, 1997, the Company sold 100% of the stock in Performance Dodge, Inc. and Performance Nissan, Inc. ("Performance"), both in the Oklahoma City, Oklahoma market, to Benji Investments, Ltd., a Texas limited partnership controlled by Emmett M. Rice, Jr., the Company's former Chief Operating Officer (also a shareholder and former Director of the Company), in exchange for 760,000 shares of the Company's stock valued at a total of $8.7 million. During the quarter ended June 30, 1997, the Company recorded an estimated loss on the disposition of $347,000, which included estimated selling expenses. In conjunction with the sale, the Company repaid $4.3 million in long-term debt associated with the acquisition of these dealerships. The Company also retained ownership of the Performance Dodge facilities and the related mortgage, and is leasing such facilities to Benji, Investments, Ltd. The combined revenue and operating loss from these dealerships for the six-month periods ended June 30, 1998 and 1997 are presented (in thousands) below:

                                                               SIX MONTHS ENDED
                                                                   JUNE 30
                                                             --------------------
                                                               1998       1997
                                                             ---------  ---------
Revenue....................................................  $  --      $  37,312
Operating loss.............................................     --           (561)

NOTE 7. SALE AND LEASEBACK TRANSACTIONS

    On December 31, 1997, the Company entered into a contract with a third party to sell all of its dealership real property in Amarillo, Texas and the recently constructed dealership properties located in Denver, Colorado and Las Vegas, Nevada. The total sales price approximated $36.0 million. In connection with the sale, the Company exercised its option to purchase certain real property under lease used by its Quality Nissan dealership in Amarillo, Texas for $400,000, and included the property in the sale. The

                      CROSS-CONTINENT AUTO RETAILERS, INC.

                               SEPTEMBER 30, 1998

NOTE 7. SALE AND LEASEBACK TRANSACTIONS (CONTINUED)
Company has leased back all the property for a term of ten years with two ten-year renewal options. The initial annual lease rate for all the property is approximately $4.1 million triple net with annual escalation not to exceed 2.5% per year beginning the fourth year of the initial lease term. On February 24, 1998 the Company completed the sale of the Amarillo properties. The Company received proceeds of $13.2 million and retired existing mortgages of approximately $5.5 million. The Denver, Colorado transaction was completed on March 31, 1998. The Company received $8.9 million in sales proceeds and retired approximately $3.4 million in interim construction notes and $2.0 million in land purchase notes. The Las Vegas, Nevada transaction was completed on May 19, 1998. The Company received approximately $13.8 million in sales proceeds and retired approximately $4.3 million in interim construction notes and $5.5 million in land purchase notes. The remaining proceeds will and have been used for general corporate purposes including the reduction of other debt, acquisitions and working capital needs. A gain of approximately $2.5 million has been deferred and is being amortized into income as a reduction of lease costs over the lease term.

NOTE 8. PENDING ACQUISITIONS

    The Company has entered into a contract to acquire a certain dealership in California. The proposed purchase price is approximately $6.0 million consisting of approximately $4.1 million in cash, $1.4 million in seller-financed notes and $500,000 in assumed debt. During the nine months ended September 30, 1998, the Company advanced approximately $2.1 million towards the closing of this transaction. Consummation of the Merger (Note 2) is conditioned on the divestiture, or assignment, of the Company's interest in its pending acquisition of the California dealership. The Company expects that the divestiture, or assignment, will coincide with the completion of the Merger; however, there can be no assurance the divestiture or the Merger will be completed.

    The Company has entered into a contract to acquire a certain dealership in Nevada. The proposed purchase price is approximately $12.5 million consisting of approximately $9.0 million in cash, $3.2 million in seller-financed notes and approximately $300,000 in value of the Company's common stock. The Company has not obtained approval from the related manufacturer, and the purchase contract expires January 1, 1999. As a result, the Company has been negotiating with and intends to enter into an agreement with Republic to sell or assign its interest in this Nevada dealership to Republic. The Company has advanced approximately $1.5 million toward the closing of this transaction.

    The Company is currently managing the dealerships discussed above under management agreements. Under the agreements, the Company provides management of day-to-day operations in exchange for non-refundable fees equal to the dealerships' pre-tax profits above a fixed monthly amount. During the three months and nine months ended September 30, 1998, the Company recognized approximately $824,000 and $2.0 million, respectively, in management fee income, which is reflected in other operating revenue in the accompanying consolidated statements of operations. Because of the planned divestiture and/or assignment of pending acquisitions, the Company does not expect to earn management fees after 1998.

NOTE 9. EMPLOYEE SEVERANCE CHARGE

    The Company recorded a pre-tax charge of $815,000 during the nine months ended September 30, 1998, representing employee severance incurred with the realignment of management and certain other personnel.

                      CROSS-CONTINENT AUTO RETAILERS, INC.

                               SEPTEMBER 30, 1998

NOTE 10. CONTINGENCIES

    The Company is subject to certain agreements with the various manufacturers that supply new vehicles and parts to each of its dealerships. These agreements generally limit the locations of dealerships, contain provisions regarding the adequacy of facilities and retain manufacturer approval rights over changes in dealership management and ownership. Each manufacturer is also entitled to terminate these agreements for a dealership if the dealership is in material breach of the terms: Nissan Motor Corp., U.S.A. ("Nissan") has advised the Company that the facility where Nissan West is located does not meet Nissan's current requirements. Also, the Company has agreed to make certain changes at its BMW of north America, Inc. ("BMW") located in Las Vegas, Nevada, including making the location exclusively a BMW retail location. The Company is developing a facilities plan to meet the requirements of Nissan and BMW and believes it will be able to satisfy the requirements of these manufacturers without any significant interruption of business. However, there can be no assurance that these plans will be acceptable to Nissan or BMW, as the case may be.

    The Company is a defendant in three class action lawsuits that have been filed by several claimants against approximately 700 automobile dealerships across the State of Texas. The plaintiffs allege that the charging of the vehicle inventory taxes to vehicle purchases constitutes fraud, violates the Texas Deceptive Trade Practices Act, and constitutes price fixing in violation of the Clayton Antitrust Act. The Texas Automobile Dealers Association has hired counsel to represent the defendants in these lawsuits. The defendants have denied the allegations and the affiliates contend that they have charged the vehicle inventory taxes to vehicle purchasers in compliance with applicable law. The Company has answered interrogatories and document production request in one of the lawsuits. The defendants intend to vigorously defend their position.

    From time to time, the Company is named in claims involving the manufacture of automobiles, contractual disputes and other matters arising in the ordinary course of the Company's business. Currently, no legal proceedings are pending against or involve the Company, that, in the opinion of management, could be expected to have a material adverse effect on the business, financial condition or results of operations of the Company.

SAHARA NISSAN, INC.
FINANCIAL STATEMENTS
DECEMBER 31, 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Cross-Continent Auto Retailers, Inc.

    In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Sahara Nissan Inc. at December 31, 1996 and the results of their operations and their cash flows for the year ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICEWATERHOUSE LLP
Fort Worth, Texas

April 30, 1997

                              SAHARA NISSAN, INC.

                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                                     DECEMBER
                                                                                        31,
                                                                                       1996
                                                                                    -----------
                                                                        JUNE 30,
                                                                          1997
                                                                       -----------
                                                                       (UNAUDITED)
                                            ASSETS

Current assets:
  Cash and cash equivalents..........................................   $     294    $       1
  Accounts receivable................................................       1,849        3,075
  Inventories........................................................       7,373        7,037
  Prepaid assets.....................................................          12       --
                                                                       -----------  -----------
    Total current assets.............................................       9,528       10,113
Property and equipment, net..........................................       1,624        1,672
Other assets.........................................................          21           21
                                                                       -----------  -----------
                                                                        $  11,173    $  11,806
                                                                       -----------  -----------
                                                                       -----------  -----------

                             LIABILITIES AND STOCKHOLDERS' EQUITY

Floor plan notes payable.............................................  $    6,185   $    5,534
Accounts payable.....................................................         212          378
Accrued expenses.....................................................         948          582
Notes payable to affiliates..........................................       3,625        3,390
                                                                       -----------  -----------
    Total current liabilities........................................      10,970        9,884
                                                                       -----------  -----------
Capital lease debt...................................................       1,230        1,236
Deferred warranty revenue............................................         421          375
                                                                       -----------  -----------
    Total long-term liabilities......................................       1,651        1,611
                                                                       -----------  -----------

Stockholders' equity (deficit):
  Common stock, no par value, 2,500 shares authorized, 750 shares
    issued and outstanding...........................................         150          150
  Retained earnings (deficit)........................................      (1,598 )        161
                                                                       -----------  -----------
                                                                           (1,448 )        311
Commitments and contingencies (Notes 9 and 10)
                                                                       -----------  -----------
                                                                       $   11,173   $   11,806
                                                                       -----------  -----------
                                                                       -----------  -----------

                              SAHARA NISSAN, INC.

                            STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                                                 SIX MONTHS ENDED
                                                                                     JUNE 30,         YEAR ENDED
                                                                               --------------------  DECEMBER 31,
                                                                                 1997       1996         1996
                                                                               ---------  ---------  ------------
                                                                                   (UNAUDITED)
Revenues:
  Vehicle sales..............................................................  $  23,923  $  23,847   $   56,756
  Other operating revenue....................................................      3,659      3,215        6,980
                                                                               ---------  ---------  ------------
    Total revenues...........................................................     27,582     27,062       63,736
Cost of sales................................................................     22,926     22,570       53,904
                                                                               ---------  ---------  ------------
    Gross profit.............................................................      4,656      4,492        9,832
                                                                               ---------  ---------  ------------
Expenses:
  Selling, general and administrative expenses...............................      3,505      2,897        6,246
  Depreciation and amortization..............................................         70         66          151
                                                                               ---------  ---------  ------------
                                                                                   3,575      2,963        6,397
                                                                               ---------  ---------  ------------
Operating Income.............................................................      1,081      1,529        3,435
Interest expense on notes payable to affiliates..............................        171        158          314
Other interest expense.......................................................        378        259          591
                                                                               ---------  ---------  ------------
Net income...................................................................  $     532  $   1,112   $    2,530
                                                                               ---------  ---------  ------------
                                                                               ---------  ---------  ------------

                              SAHARA NISSAN, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                  SIX MONTHS ENDED
                                                                                      JUNE 30,         YEAR ENDED
                                                                                --------------------  DECEMBER 31,
                                                                                  1997       1996         1996
                                                                                ---------  ---------  ------------
                                                                                    (UNAUDITED)
Cash flows from operating activities:
  Net income..................................................................  $     532  $   1,112   $    2,530
  Adjustments to reconcile net income to net cash provided by (used in)
    operating activities:
    Depreciation and amortization.............................................         70         66          151
    (Increase) decrease in:
      Accounts receivable.....................................................      1,226       (488)      (1,493)
      Inventory...............................................................       (336)      (502)      (1,602)
      Prepaid and other assets................................................         12        (17)          (6)
  Increase (decrease) in:
      Accounts payable........................................................       (166)      (174)          57
      Accrued and other liabilities...........................................        366        238          108
                                                                                ---------  ---------  ------------
Net cash provided by (used in) operating activities...........................      1,704        235         (255)
                                                                                ---------  ---------  ------------

Cash flows used in investing activities:
  Purchase of property and equipment..........................................     --            (50)         (89)
                                                                                ---------  ---------  ------------

Cash flows from financing activities:
  Change in floor plan notes payable..........................................        651        771        2,660
  Change in notes payable to affiliates.......................................        235        425          170
  Distributions to stockholders...............................................     (2,291)    (1,376)      (2,477)
  Principal payments on capital lease debt....................................         (6)        (5)          (9)
                                                                                ---------  ---------  ------------
Net cash provided by (used in) financing activities...........................     (1,411)      (185)         344
                                                                                ---------  ---------  ------------
Increase in cash..............................................................        293     --           --
Cash at beginning of period...................................................          1          1            1
                                                                                ---------  ---------  ------------
Cash at end of period.........................................................  $     294  $       1   $        1
                                                                                ---------  ---------  ------------
                                                                                ---------  ---------  ------------

Supplemental cash flow information:
  Cash paid for interest......................................................  $     533  $     436   $      887
                                                                                ---------  ---------  ------------
                                                                                ---------  ---------  ------------

                              SAHARA NISSAN, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                    FOR THE YEAR ENDED DECEMBER 31, 1996 AND
                         SIX MONTHS ENDED JUNE 30, 1997

                                 (IN THOUSANDS)

                                                                                  COMMON STOCK         RETAINED
                                                                            ------------------------   EARNINGS
                                                                              SHARES       AMOUNT      (DEFICIT)     TOTAL
                                                                            -----------  -----------  -----------  ---------
Balance at December 31, 1995..............................................         750    $     150    $     108   $     258
Net income................................................................                   --            2,530       2,530
Distributions to stockholders.............................................                   --           (2,477)     (2,477)
                                                                                   ---        -----   -----------  ---------
Balance at December 31, 1996..............................................         750          150          161         311
Net income (unaudited)....................................................                   --              532         532
Distributions to stockholders (unaudited).................................                   --           (2,291)     (2,291)
                                                                                   ---        -----   -----------  ---------
Balance at June 30, 1997 (unaudited)......................................         750    $     150    $  (1,598)  $  (1,448)
                                                                                   ---        -----   -----------  ---------
                                                                                   ---        -----   -----------  ---------

                                 SAHARA NISSAN

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BUSINESS OPERATIONS--Sahara Nissan, Inc. ("Sahara Nissan" or the "Company") sells new and used automobiles under the name "Sahara Nissan" through a dealer agreement with Nissan Motor Corporation U.S.A. In addition, the Company retails and wholesales replacement parts and provides vehicle servicing in the Las Vegas, Nevada area.

    UNAUDITED INTERIM PERIODS--The following notes, insofar as they are applicable to June 30, 1997 and the six-month periods ended June 30, 1997 and 1996, are unaudited. These interim financial statements have been prepared on the same basis as the annual financial statements included herewith. In the opinion of management, all adjustments, consisting only of ordinary recurring accruals considered necessary to fairly state the unaudited financial position at June 30, 1997 and the unaudited results of operations and cash flows for the six months ended June 30, 1997 and 1996 have been included. Results for the six months ended June 30, 1997 and 1996 are not necessarily indicative of results which may be expected for any other interim period or for any year as a whole.

    MAJOR SUPPLIER--Sahara Nissan purchases substantially all of its new vehicles and parts inventory from Nissan Motor Corporation U.S.A. ("Nissan") at the prevailing prices charged by the automobile manufacturer/distributor.

    CASH AND CASH EQUIVALENTS--Cash and cash equivalents include cash on hand and all highly liquid investments with maturities of three months or less when purchased.

    REVENUES--Revenues from vehicle and parts sales and from service operations are recognized at the time the vehicle is delivered to the customer or service is completed.

    FINANCE FEES AND INSURANCE COMMISSIONS--Finance fees represent revenue earned on notes placed with financial institutions in connection with customer vehicle financing. Finance fees are recognized in income upon acceptance of credit by the financial institution. Insurance income represents commissions earned on credit life, accident and disability insurance sold in connection with vehicles on behalf of third-party insurance companies. Insurance commissions are recognized in income upon customer acceptance of the insurance terms as evidenced by contract execution.

    Sahara Nissan is charged back for a portion of the finance fees and insurance commissions when the customer terminates the finance contract prior to its scheduled maturity. The estimated allowance for these chargebacks ("chargeback allowance") is based upon the historical experience for prepayments or defaults on the finance contracts. Finance fees and insurance commissions, net of chargebacks, are classified as other operating revenue in the accompanying statement of operations. See Note 8 for an analysis of the allowance for estimated chargebacks.

    EXTENDED WARRANTY CONTRACTS--Sahara Nissan sells extended service contracts on new and used vehicles; these contracts generally provide extended warranty coverage for periods of one year or 12,000 miles, up to six years or 72,000 miles, whichever comes first. The Company accounts for the sale of certain of these extended warranty contracts in accordance with FASB Technical Bulletin No. 90-1, "Accounting for Separately Priced Extended Warranty and Product Maintenance Contracts," which requires that revenues from the sales of certain extended warranty contracts be recognized ratably over the lives of the contracts. Costs directly related to the sale of these contracts are deferred and charged to expense proportionately as the revenues are recognized. Repair costs associated with the warranty obligation are

                                 SAHARA NISSAN

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) charged to expense as incurred. The Company also sells extended service contracts on behalf of unrelated third parties on which the Company recognizes commission revenue at the time of the sale.

    INVENTORIES--Vehicles are stated at the lower of cost or market, cost being determined on the specific identification basis. Parts are stated at the lower of cost or market, cost being determined on the first-in, first-out (FIFO) basis.

    PROPERTY AND EQUIPMENT--Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the respective lives of the assets. The ranges of estimated useful lives are as follows:

Furniture and fixtures...............  5 to 7 years
Machinery and equipment..............  5 to 10 years
Leasehold improvements...............  Lesser of the life of the lease or asset

    When depreciable assets are sold or retired, the related cost and accumulated depreciation are removed from the accounts. Any gains or losses are included in selling, general and administrative expenses. Major additions and betterments are capitalized. Maintenance and repairs which do not materially improve or extend the lives of the respective assets are charged to operating expenses as incurred.

    IMPAIRMENT OF LONG-LIVED ASSETS--Long-lived assets (i.e., property and equipment) held and used by an entity are reviewed for impairment whenever events or changes in circumstances indicate that the net book value of the asset may not be recoverable. An impairment loss will be recognized if the sum of the expected future cash flows (undiscounted and before interest) from the use of the asset is less than the net book value of the asset. Generally, the amount of the impairment loss is measured as the difference between the net book value of the assets and the estimated fair value of the related assets. No impairment losses have been incurred or recognized during the periods presented.

    ADVERTISING AND PROMOTIONAL COSTS--Advertising and promotional costs are expensed as incurred and are included in selling, general and administrative expense in the accompanying statement of operations. Total advertising and promotional expenses approximated $816,000 in 1996.

    OTHER OPERATING REVENUE--Other operating revenue primarily consists of finance fees, insurance commissions, sales for parts and service and revenue recognized from extended warranty contracts.

    FEDERAL INCOME TAXES--Sahara Nissan, Inc. is organized as a subchapter S corporation under the Internal Revenue Code; therefore, the income earned by the Company is reported on the personal tax returns of the stockholders. Consequently, no provision for income taxes has been recorded in the accompanying financial statements.

    MANAGEMENT ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. The actual outcome associated with such estimates could differ from the estimates made in the preparation of the financial statements.

                                 SAHARA NISSAN

NOTE 2--MAJOR SUPPLIERS AND FRANCHISE AGREEMENTS

    The Company enters into agreements ("Dealer Agreements") with Nissan Motor Corporation U.S.A. for the supply of its new vehicles and parts. Sahara Nissan's overall sales could be adversely impacted by Nissan's inability or unwillingness to supply the dealerships with an adequate supply of popular models. The Company's Dealer Agreement renews annually. Management currently believes that it will be able to continue to renew the Dealer Agreement; however, there can be no assurance that such agreement will be renewed.

NOTE 3--ACCOUNTS RECEIVABLE

    The accounts receivable balance at December 31, 1996 consists of the following (in thousands):

                                                                                         1996
                                                                                       ---------
Contracts in transit and vehicle receivables.........................................  $   2,245
Due from automakers..................................................................        515
Trade and other......................................................................        315
                                                                                       ---------
  Total accounts receivable..........................................................  $   3,075
                                                                                       ---------
                                                                                       ---------

    Contracts in transit and vehicle receivables primarily represent receivables from financial institutions and other regional banks which provide financing to customers for vehicle purchases. These receivables are normally collected in less than 30 days of the sale of the vehicle. Trade receivables primarily relate to the sale of parts to commercial customers, as well as finance fees due from financial institutions associated with vehicle financing provided to the Company's customers. Amounts due from automakers primarily represent receivables for parts and service work performed on vehicles pursuant to the automakers' warranty coverage (principally, Nissan). Receivables from automakers also include amounts due from automakers in connection with the purchase of vehicles (including holdback and other credits) pursuant to the dealership agreement; such amounts are generally remitted to Sahara Nissan on a monthly or quarterly basis.

NOTE 4--INVENTORIES

    The inventory balance is comprised of the following (in thousands):

                                                                     DECEMBER
                                                                        31,
                                                                       1996
                                                                    -----------
                                                        JUNE 30,
                                                          1997
                                                       -----------
                                                       (UNAUDITED)
New vehicles and demonstrators.......................   $   6,062    $   5,085
Used vehicles........................................         954        1,548
Parts and accessories................................         357          404
                                                       -----------  -----------
                                                        $   7,373    $   7,037
                                                       -----------  -----------
                                                       -----------  -----------

                                 SAHARA NISSAN

NOTE 5--PROPERTY AND EQUIPMENT (IN THOUSANDS)

                                                                                  DECEMBER 31,
                                                                                      1996
                                                                                  -------------
Furniture and fixtures..........................................................    $     185
Machinery and equipment.........................................................          519
Capital lease...................................................................        1,285
Leasehold improvements..........................................................          623
                                                                                       ------
                                                                                        2,612
Less: accumulated depreciation..................................................         (940)
                                                                                       ------
  Total property and equipment..................................................    $   1,672
                                                                                       ------
                                                                                       ------

    Depreciation expense during fiscal 1996 was $151,000.

    The Company leases its dealership facility from its majority shareholder. The noncancellable lease began on July 1, 1995 and expires in 2015. Monthly lease payments are $36,500. The lease, excluding that portion associated with the land (i.e., buildings and improvements), has been accounted for as a capital lease in the accompanying financial statements. As of December 31, 1996, the minimum future lease commitments associated with the buildings and improvements portion of this lease are as follows (in thousands):

1997...............................................................  $     224
1998...............................................................        224
1999...............................................................        224
2000...............................................................        224
2001...............................................................        224
Thereafter.........................................................      3,024
                                                                     ---------
                                                                         4,144
Less: amount representing interest.................................     (2,898)
                                                                     ---------
Capital lease obligation...........................................  $   1,246
                                                                     ---------
                                                                     ---------

    The remainder of the lease payments associated with the land portion of the lease are $214,000 per year. See operating lease commitments in Note 10.

    The property recorded under capital lease has a gross carrying value of $1,276,000 with accumulated depreciation of $96,000 as of December 31, 1996. For the year ending December 31, 1996, the Company recorded $64,000 in depreciation expense in connection with the leased property. The Company is also liable for all utilities, insurance and maintenance expense.

NOTE 6--FLOOR PLAN NOTES PAYABLE

    The Company finances its new and used vehicle purchases through a certain commercial bank under a floor plan line of credit. Floor plan notes payable bear interest at the finance company's prime rate plus 1% (approximately 9.0% at December 31, 1996). The notes are collateralized by all of Sahara Nissan's tangible and intangible personal property, including, but not limited to, substantially all new, used and

                                 SAHARA NISSAN

NOTE 6--FLOOR PLAN NOTES PAYABLE (CONTINUED) demonstrator vehicles, parts and accessories inventory, accounts receivable, and machinery and equipment. The notes are generally due within ten days of the sale of the vehicles or within three days after receiving the sales proceeds, whichever is sooner and accordingly, have been classified as current in the accompanying balance sheets.

    Sahara Nissan also has a line of credit with its shareholders. Outstanding balances under the line of credit are payable on demand. The line may be withdrawn at the shareholders' options and is guaranteed by the Company's new and used vehicles (subordinated to the rights of the bank). At December 31, 1996, the outstanding balance under this line of credit was $3,390,000. For the period ending December 31, 1996, the Company paid $314,000 in interest to its shareholders on the line of credit. The line of credit bears interest at a rate established by the shareholder/lender which is generally based on the Company's floor plan interest rate. At December 31, 1996, the rate was 9.25%. At June 30, 1997, the balance outstanding on this line of credit was $3,625,000 (unaudited) and the interest rate was 9.5%.

NOTE 7--ACCRUED EXPENSES AND OTHER LIABILITIES (IN THOUSANDS)

                                                                                          1996
                                                                                        ---------
Payroll and bonuses...................................................................  $      35
Chargeback allowance..................................................................        226
Sales tax.............................................................................        111
Third-party warranty reserve..........................................................         87
Other.................................................................................        123
                                                                                        ---------
                                                                                        $     582
                                                                                        ---------
                                                                                        ---------

NOTE 8--PROVISION FOR FINANCE AND INSURANCE COMMISSION CHARGEBACKS

    Presented below is the change in the allowance for estimated finance and insurance chargebacks for the fiscal year 1996 (in thousands):

                                                                                          1996
                                                                                        ---------
Chargeback allowance at January 1.....................................................  $     167
Provision.............................................................................        190
Actual chargebacks....................................................................       (131)
                                                                                        ---------
Chargeback allowance at December 31...................................................  $     226
                                                                                        ---------
                                                                                        ---------

NOTE 9-- CONCENTRATIONS OF CREDIT RISK AND OTHER RISKS AND UNCERTAINTIES

    Financial instruments, which potentially subject Sahara Nissan to concentration of credit risk, consist principally of cash, cash equivalents and accounts receivable. Sahara Nissan had no credit losses on its cash or cash equivalents during the periods presented.

    Concentrations of credit risk with respect to customer receivables are limited primarily to automakers and certain financial institutions. Credit risk arising from receivables from commercial customers is minimal due to the large number of customers comprising Sahara Nissan's customer base; however, they are concentrated in Sahara Nissan's market area, Las Vegas, Nevada. Because the Company's vehicle and

                                 SAHARA NISSAN

NOTE 9-- CONCENTRATIONS OF CREDIT RISK AND OTHER RISKS AND UNCERTAINTIES (CONTINUED)
other sales are generated in the Las Vegas area, a severe economic downturn could negatively impact the Company's operating results.

    The Company receives certain cash incentives from Nissan under various programs based on models purchased and the sales volume of certain models. During 1996, the Company recognized approximately $1,907,000 for factory incentives, which has been recorded as a reduction of cost of sales. During the six months ended June 30, 1997, the Company recognized $689,000 (unaudited) for factory incentives. These incentive programs are provided at the discretion of the manufacturer. Management expects the incentive programs to continue; however there can be no assurance that the incentive programs will continue at the same level.

    As discussed in note 2, the Company purchases its new vehicles and certain parts and accessories from Nissan. Many of the vehicles, components of other vehicles and certain parts are sourced from Japan; the cost of such inventory is impacted by changes in the exchange rate between the United States dollar and the Japanese yen. A significant weakening of the dollar against the yen could increase the Company's cost of inventory.

    From time to time, Sahara Nissan is named in claims involving the manufacture and selling of automobiles, contractual disputes and other matters arising in the ordinary course of business. Currently, no legal proceedings are pending against or involve Sahara Nissan that, in the opinion of management, could be expected to have a material adverse effect on the financial condition or results of operations of Sahara Nissan in the year of ultimate resolution.

    Sahara Nissan is also subject to federal and state environmental regulations, including rules relating to air and water pollution and the storage and disposal of gasoline, oil and other chemicals and waste. Local, state and federal regulations also affect automobile dealership advertising, sales, service and financing activities. Sahara Nissan believes that it complies with all applicable laws relating to its business.

NOTE 10--COMMITMENTS

    The Company leases, under operating leases, certain dealership facilities, computer equipment and storage facilities. Rent expense on all operating leases approximated $213,984 for the year ended December 31, 1996. Future aggregate minimum rental commitments for noncancellable operating leases, including the land portion of the dealership facility lease (see Note 5), are as follows (in thousands):

1997................................................................  $     245
1998................................................................        218
1999................................................................        214
2000................................................................        214
2001................................................................        214
Thereafter..........................................................      3,959
                                                                      ---------
                                                                      $   5,064
                                                                      ---------
                                                                      ---------

                                 SAHARA NISSAN

NOTE 11--RELATED PARTY TRANSACTIONS

    The Company leases the property from one of its shareholders. See Note 5. The Company also has a line of credit with its shareholders. See Note 6.

NOTE 12--SUBSEQUENT EVENTS

    The stockholders of Sahara Nissan executed a purchase and sale agreement dated February 28, 1997, whereby the stockholders agreed to sell all of the stock in Sahara Nissan to Cross-Continent Auto Retailers, Inc. ("C-CAR"). The purchase price consists of cash consideration of $9 million, 125,984 shares of C-CAR common stock and a five-year, $600,000 note bearing interest at prime, payable monthly with the principal payable in full on February 28, 2002.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of September 3, 1998, is entered into by and among Cross Continent Auto Retailers, Inc., a Delaware corporation (the "Company"), Republic Industries, Inc., a Delaware corporation ("Purchaser"), and RI/ BG Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Purchaser ("Merger Sub").

                                    RECITALS

    WHEREAS, the Boards of Directors of Purchaser, Merger Sub and the Company each have determined that it is in the best interests of their respective stockholders for Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein; and

    WHEREAS, the Company, Purchaser and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

    NOW, THEREFORE, in consideration of the premises, and of the representation, warranties, covenants and agreements contained herein the parties hereto hereby agree as follows:

                                   ARTICLE 1.
                      THE MERGER; CLOSING; EFFECTIVE TIME

1.1. THE MERGER.

    Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Section 2.1. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

1.2. CLOSING.

    The closing of the Merger (the "Closing") shall take place (i) at the offices of Morrison & Foerster LLP, 755 Page Mill Road, Palo Alto, California 94304, on the first business day on which the last to be fulfilled or waived of the conditions set forth in Article VII hereof shall be fulfilled or waived in accordance with this Agreement, or (ii) at such other place and time and/or on such other date as the Company and Purchaser may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

1.3. EFFECTIVE TIME.

    At the completion of the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to Article VIII hereof, the Company and the Purchaser will cause a Certificate of Merger (the "Delaware Certificate of Merger") to be executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time and on the date on which the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware, and such time is hereinafter referred to as the "Effective Time."

                                  ARTICLE II.
               CERTIFICATE OF INCORPORATION, BYLAWS AND OFFICERS
                   AND DIRECTORS OF THE SURVIVING CORPORATION

2.1. THE CERTIFICATE OF INCORPORATION.

    The Certificate of Incorporation of the Company in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

2.2. THE BYLAWS.

    The Bylaws of the Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

2.3. OFFICERS AND DIRECTORS.

    The directors and officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

                                  ARTICLE III.
               CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

3.1. CONVERSION OR CANCELLATION OF SHARES.

    The manner of converting or canceling shares of the Company and Merger Sub in the Merger shall be as follows:

        (a) At the Effective Time, each share ("Share") of the Company's common stock, $0.01 par value per share (together with all rights associated therewith pursuant to the Rights Agreement, as hereinafter defined, "Common Stock"), issued and outstanding immediately prior to the Effective Time, other than Shares that are held by stockholders ("Dissenting Stockholders") exercising appraisal rights pursuant to Section 262 of the DGCL, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash (the "Merger Consideration") equal to $10.70. All such Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such certificate in accordance with Section 3.2 or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 262 of the DGCL.

        (b) At the Effective Time, each Share issued and held in the Company's treasury at the Effective Time, shall, by virtue, of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

        (c) At the Effective time, each share of Common Stock par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the holders of such shares, be converted into one Share of the Surviving Corporation.

3.2. PAYMENT FOR SHARES.

    From and after the Closing, Purchaser shall ensure that the paying agent appointed by Purchaser with the Company's prior reasonable approval (the "Paying Agent") has, as and when needed, amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Section 3.1(a) hereof to (a) holders of Shares issued and outstanding immediately prior to the Effective Time, and (b) the Eligible Option Holders (as hereinafter defined). After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of shares of capital stock of the Company which were outstanding immediately prior to the Effective Time. Promptly after the Effective Time, but in any event no later than ten (10) business days after the Closing Date, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares or an Eligible Option Holder a form (mutually agreed to by Purchaser and the Company) of letter of transmittal and instructions for use in effecting (i) the surrender of the certificates which, immediately prior to the Effective Time, represented any of such Shares in exchange for payment therefor, with respect to stockholders, and (ii) the payment to the Eligible Option Holders of all amounts payable thereto pursuant to Section 3.5. Upon on surrender to the Paying Agent of such certificates (with respect to the stockholders) and delivery of the letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation shall promptly cause to be paid to each person entitled thereto (1) a check in the amount equal to the Merger Consideration multiplied by the number of Shares held by such person, with respect to the stockholders, and (2) with respect to an Eligible Option Holder, a check in the amount payable to such Eligible Option Holder pursuant to Section 3.5, in each case, less any required tax withholdings. No interest will be paid or will accrue on the amount payable to any person hereunder. In the case of a stockholder, if payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. Two hundred and seventy (270) days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of certificates formerly representing Shares outstanding on the Effective Time or Eligible Option Holders, as applicable, and thereafter such persons shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to the cash payable hereunder. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing Shares or any Eligible Option Holder for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with this Section.

3.3. DISSENTER'S RIGHTS.

    If any Dissenting Stockholder shall be entitled to be paid the "fair value" of his or her Shares, as provided in Section 262 of the DGCL, the Company shall give Purchaser notice thereof and Purchaser shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Stockholder shall thereupon be treated as though such Shares had been converted into the Merger Consideration pursuant to Section 3.1.

3.4. TRANSFER OF SHARES AFTER THE EFFECTIVE TIME.

    No transfers of Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.

3.5. COMPANY OPTIONS.

    At the Effective Time, each option (each such option, a "Company Option") to purchase shares of Common Stock outstanding immediately prior to the Effective Time with an exercise price per share less than the Merger Consideration shall automatically be converted into the right to receive cash in the amount of the product of (a) the Merger Consideration minus such exercise price, multiplied by
(b) the number of shares of Common Stock for which such Company Option is exercisable. All other Company Options outstanding as of the Effective Time shall automatically be terminated effective as of the Effective Time. The holders of all Company Options subject to automatic conversion pursuant to this
Section 3.5 are herein referred to as the "Eligible Option Holders."

                                  ARTICLE IV.
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Purchaser and Merger Sub as follows:

4.1. ORGANIZATION AND QUALIFICATION.

    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it in now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for any failures to so qualify or to be in good standing which, individually or in the aggregate, does not have and can not reasonably be expected to have a Material Adverse Effect (as hereinafter defined). True and complete copies of the Certificate of Incorporation and the Bylaws of the Company (the "Organizational Documents") have been delivered to Purchaser. The Organizational Documents are in full force and effect. The Company is not in violation of any provision of the Organizational Documents.

4.2. SUBSIDIARIES.

    (i) Except for shares of the Subsidiaries (as hereinafter defined), the Company does not own of record or beneficially, directly or indirectly, (a) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or (b) any equity or other interest in any partnership, joint venture or other non-corporate business enterprise. Each Subsidiary is a corporation or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite corporate or partnership, as applicable, power and authority to own or lease and operate its properties and to carry on its business as it is now being conducted. Each Subsidiary is duly qualified as a foreign corporation or partnership, as applicable, to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for any failures to so qualify or to be in good standing which, individually or in the aggregate, does not have and cannot reasonably be expected to have a Material Adverse Effect. Each Subsidiary and its jurisdiction of formation is set forth in Schedule 4.2(a) attached hereto. None of the Subsidiaries is in violation of any provision of its organizational documents, true and complete copies of which have been delivered to Purchaser.

    (ii) Except as set forth on Schedule 4.2(b), all the outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable and are owned directly by the Company, free and clear of any liens, claims, charges, encumbrances or adverse claims, and there are no proxies outstanding or restrictions on voting with respect to any such shares.

   (iii) For purposes of this Agreement, the term "Subsidiary" shall mean any corporation or other business entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time owned by the Company and/or one or more other Subsidiaries.

4.3. AUTHORITY.

    (i) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby, other than the approval and adoption of this Agreement by a majority of the stockholders of the Company in the manner set forth in Section 6.3, to the extent required by applicable law. This Agreement has been duly executed and delivered by the Company and, subject (as to the obligation to consummate the Merger) to such stockholder approval, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

    (ii) Without limiting the provisions of Section 4.3(i) above, the Board of Directors of the Company, at a meeting duly called and held has, in light of and subject to the terms and conditions set forth herein, (a) determined that this Agreement, the Voting Agreement (as hereinafter defined) the Merger and the other transactions contemplated hereby and by the Voting Agreement are fair and in the best interests of the stockholders of the Company, and (b) resolved to recommend approval and adoption of this Agreement and the Merger.

   (iii) The Board of Directors of the Company has received an opinion (the "Fairness Opinion") from Dain Rauscher Wessels (the "Advisor"), the Company's financial advisor to the effect that, as of the date of such opinion, the consideration to be received by the holders of Shares in the Merger is fair to such holders from a financial point of view. Such opinion has not been withdrawn, revoked or modified. A true and complete copy of such opinion has been delivered to Purchaser.

    (iv) The Company and its Board of Directors have authorized and taken all necessary action to amend the Rights Agreement between the Company and the Bank of New York, as Rights Agent, dated as of September 20, 1996 (the "Rights Agreement"), without redeeming the Rights (as defined in the Rights Agreement), such that none of the execution, delivery or performance of this Agreement or the Voting Agreement or the consummation of the transactions contemplated hereby or thereby will (a) cause any Rights issued pursuant to the Rights Agreement to become exercisable or to separate from the stock certificate to which they are attached, (b) cause Purchaser, Merger Sub or any of their affiliates to be an Acquiring Person (as defined in the Rights Agreement), or (c) trigger other provisions of the Rights Agreement, including giving rise to a Distribution Date (as defined in the Rights Agreement), and such amendment shall be in full force and effect at all times from and after the date hereof through the Effective Time. As of the date hereof and at all times on or prior to the Effective Time, the restrictions to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of the this Agreement and the Voting Agreement and to the consummation of the Merger and the other transactions contemplated by this Agreement and the Voting Agreement. Prior to the execution of the Voting Agreement, the Board of Directors of the Company approved the Voting Agreement and the transactions contemplated thereby. The foregoing actions by the Company's Board of Directors are irrevocable (without limiting the Company's Board of Director's rights with respect to a Superior Proposal (as hereinafter defined)) and the same shall survive any termination of this Agreement.

4.4. NONCONTRAVENTION.

    Except as set forth on Schedule 4.4 attached hereto, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, will not (i) violate or conflict with any provision of any law applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets is bound, (ii) require the consent, waiver, approval, license or authorization of, notification of, or any filing by the Company with any governmental authority or any other person or entity (other than the filing of a pre-merger notification report under the HSR Act (as hereinafter defined), the filing with and clearance by the Securities Exchange Commission (the "SEC") of the Proxy Statement (as hereinafter defined) and the approval of the Company's stockholders in the manner set forth in
Section 6.3), (iii) conflict with or result in any breach of any provision of the Organizational Documents of the Company or the respective organizational documents of the Subsidiaries, or (iv) violate, conflict with, result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, payment, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to any provision of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which the Company or any Subsidiary is subject or by which the Company or any Subsidiary or any of their property or assets is bound, except with respect to clauses (i),
(ii) and (iv) where such violations, conflicts, breaches, defaults, or the failure to give such notice, make such filing, or obtain such authorizations, consents or approvals, would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect (as hereinafter defined) on the Company. As used in this Agreement, the term "Material Adverse Effect" shall mean, with respect to any party, a material adverse effect on the business, assets (including intangible assets), condition (financial or other), prospects or operating results of such party and its subsidiaries, taken as a whole, including, in the case of a "Material Adverse Effect" on the Company, such an effect on the value thereof to the Purchaser or the ability of such party to consummate the Merger.

4.5. CAPITALIZATION.

    The authorized capital stock of the Company consists in its entirety of (i) 100,000,000 shares of Common Stock, and (ii) 10,000,000 shares of preferred stock. As of the date hereof, 13,573,908 shares of Common Stock were issued and outstanding, all of which were duly and validly issued, fully paid and nonassessable, and no shares of preferred stock were issued and outstanding. Except for Company Options to purchase an aggregate of 1,161,541 shares of Common Stock granted pursuant to the Company's Amended and Restated 1996 Stock Option Plan (the "Company Stock Plan"), a true and complete copy of which, together with the form of option agreement executed in connection with each option grant, has been delivered to Purchaser, no subscription, warrant, option, convertible security stock appreciation or other right (contingent or other) to purchase or acquire, or any securities convertible into or exchangeable for, any shares of any class of capital stock of the Company or any Subsidiary is authorized or outstanding and there is not any commitment of the Company or any Subsidiary to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. Neither the Company nor any Subsidiary has any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. A true and complete list of all of the holders of Company Options, indicating for each the number of shares of Common Stock for which such Company Options are exercisable, the exercise price, the vesting schedule and the termination date, is listed on Schedule 4.5(a) attached hereto. The authorized capital stock of each Subsidiary consists in its entirety of the shares described on Schedule 4.5(b) attached hereto, all of which shares are issued and outstanding and owned beneficially and of record by the Company. The Company has no obligation, contingent, or otherwise, which will survive the Merger, to register any of its presently outstanding securities (or any securities that may subsequently be issued) under the Securities Act (as hereinafter defined). The Company is not a party or subject to any agreement or understanding, and to its Knowledge (as hereinafter defined), except as set forth on Schedule 4.5(b), there is no agreement or understanding between any other persons or entities that affects or relates to the voting or giving of written consents with respect to any of the Company's securities or the voting by a director of the Company. For the purposes of this Agreement, the term "Knowledge" means the knowledge of the directors and officers of the Company and the Subsidiaries, after reasonable and diligent inquiry and investigation.

4.6. SEC FILINGS.

    The Company has timely filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since September 24, 1996 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, or the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder. The reports, statements and registration statements referred to in the immediately preceding sentence (including, without limitation, any financial statements or schedules or other information incorporated by reference therein) are referred to in this Agreement as the "Company SEC Filings." The Company SEC Filings (i) were prepared and filed in compliance, in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) did not at the time of filing (or if amended, supplemented or superseded by a filing prior to the date hereof, on the date of that filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC. The Company will promptly deliver to Purchaser copies of all Company SEC Filings filed with the SEC after the date hereof.

4.7. FINANCIAL STATEMENTS.

    (a) The consolidated financial statements of the Company included in the Company SEC Filings have been prepared (i) from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) in accordance with the United States generally accepted accounting principles ("GAAP") consistently applied and consistent with prior periods, subject, in the case of unaudited interim consolidated financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures. The consolidated balance sheets of the Company included in the Company SEC Filings fairly present the financial position of the Company and the Subsidiaries as of their respective dates, and the related consolidated statements of operations, stockholders' equity and cash flows included in the Company SEC Filings fairly present the results of operations of the Company and the Subsidiaries for the respective periods then ended, subject, in the case of unaudited interim financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures.

    (b) Except as set forth on Schedule 4.7(b), neither the Company nor any of the Subsidiaries has any material liabilities or obligations, whether accrued, absolute, contingent or otherwise, except for those liabilities that were (i) fully reflected on the consolidated balance sheet included in the Company's Report on Form 10-Q for the quarter ended June 30, 1998, and not heretofore paid or discharged; (ii) incurred prior to the date of such consolidated balance sheet, which, in accordance with GAAP consistently applied, were not required to be recorded thereon (all of which liabilities have been disclosed in the Company SEC filings), (iii) incurred in the ordinary course of business consistent with past practice since the date of such consolidated balance sheet, or (iv) any indebtedness reasonably approved by Purchaser incurred in connection with the transactions described in Section 6.2 or as listed on Schedule 6.1.

4.8. ABSENCE OF CERTAIN CHANGES OR EVENTS.

    Since June 30, 1998, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course, and neither the Company nor any Subsidiary has (i) issued any stock, bonds or other corporate securities (or options, warrants on other rights to acquire such securities), (ii) borrowed any amount (other than vehicle floor plan indebtedness in the ordinary course of business consistent with past practice) or incurred any material liabilities (absolute or contingent), except in the ordinary course consistent with past practice, (iii) discharged or satisfied any lien or incurred or paid any obligation or liability (absolute or contingent) other than current liabilities shown on the consolidated balance sheet of the Company and the Subsidiaries as of June 30, 1998 and current liabilities incurred since the date of such balance sheet in the ordinary course of business consistent with past practice, (iv) declared or made any dividend, payment or distribution in cash, stock or property to stockholders or purchased or redeemed any shares of its capital stock or other securities, (v) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, other than liens for current real property taxes not yet due and payable or mechanics' or materialmens' liens, not filed of record incurred in the ordinary course of business consistent with past practice, (vi) sold, assigned, leased or transferred any of its material properties or assets (other than sales of inventory in the ordinary course of business consistent with past practice), acquired (including, without limitation, for cash or shares of stock, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership or other business, business organization or division thereof, or canceled any material debts or claims (except for any such cancellations in the ordinary course of business consistent with past practice or as otherwise contemplated hereby), (vii) except as set forth on Schedule 4.8, made any changes in director, officer or key employee compensation or in any bonus, insurance, pension or other employee benefit plan (other than in the ordinary course of business consistent with past practice), (viii) taken any action with respect to accounting policies or procedures, except for changes required by GAAP, (ix) agreed, in writing or otherwise, to take any of the actions listed in clauses
(i) through (viii) above, (x) suffered any Material Adverse Effect or waived any rights of substantial value, whether or not in the ordinary course of business, or (xi) entered into any material transaction, except in the ordinary course of business or as otherwise contemplated hereby (other than as set forth in Section 6.2).

4.9. COMPLIANCE WITH LAWS.

    Neither the Company nor any Subsidiary is in material default under or in violation, in any material respect, of any order of any court, governmental authority or arbitration board or tribunal to which the Company or such Subsidiary is or was subject or in violation, in any material respect, of any laws, ordinances, governmental rules or regulations (including, but not limited to, those relating to export controls, labor and employment matters, environmental matters and foreign corrupt practices) to which the Company or any Subsidiary is or was subject. Neither the Company nor any Subsidiary has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, except where the failure to obtain any of the foregoing would not or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All of such licenses, permits, franchises and authorizations are and, after giving effect to the transactions contemplated hereby, will continue to be, valid and in full force and effect. Schedule 4.9 attached hereto sets forth a list of all material licenses, permits, franchises and authorizations held by the Company and its Subsidiaries.

4.10.  DISCLOSURE DOCUMENTS.

    (i) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated hereby (collectively, the "Company Disclosure Documents"), including, without limitation, the Proxy Statement and any amendments or supplements thereto, will, when filed, comply as to form and substance with the requirements of the Exchange Act.

    (ii) The Proxy Statement will not (a) at the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (b) at the time of such stockholder vote or at the Effective Time omit any information necessary to correct any statement that has become materially false or misleading in any earlier communication with respect to the solicitation of any proxy for such meeting. At the time of the filing of any Company Disclosure Document (other than the Proxy Statement) and at the time of distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by the Company with respect to information supplied by Purchaser specifically for inclusion in the Proxy Statement or any other Company Disclosure Document that relates to Purchaser or any affiliate or associate of Purchaser.

4.11.  LITIGATION.

    Except for matters 6, 7 and 8 set forth on Schedule 4.11 attached hereto, there is no action, suit, investigation, proceeding, claim, arbitration, mediation, unfair labor practice complaint or grievance pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Subsidiary, or their respective properties or rights, before any court, governmental body or arbitration board or tribunal, except for any such action, suit, investigation, proceeding, claim, arbitration, mediation, unfair labor practice complaint or grievance that, individually or in the aggregate, if adversely determined, would or could reasonably be expected to have a Material Adverse Effect on the Company (and the other significant litigation matters set forth on Schedule 4.11 are not reasonably expected, individually or in the aggregate, if adversely determined, to have a Material Adverse Effect on the Company). Neither the Company nor any Subsidiary nor any of the property or assets of any of them is subject to any order, judgment, injunction or decree.

4.12.  INTELLECTUAL PROPERTY.

    (i) Schedule 4.12(a) attached hereto contains a complete and accurate list of all material trademarks, trade names, service marks, copyrights, logos, know-how, computer software programs or applications (including any imbedded software in instrumentation or otherwise), and tangible or intangible proprietary information or material (collectively, the "Proprietary Property"), including all contracts, agreements and licenses relating thereto, owned by the Company or its Subsidiaries or in which either of them has any rights. Each of the Company and its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all material Proprietary Property that is necessary to conduct the business of each of the Company and its Subsidiaries as currently conducted.

    (ii) Except as set forth on Schedule 4. 12(b), none of the Proprietary Property, no use thereof by the Company or any Subsidiary, and no permitted use thereof by any licensee infringes upon or violates, in any material respect, any copyright, trade secret or other intellectual property right of any person or entity, and no claim or demand with respect to any such infringement or violation has been made or, to the Knowledge of the Company, threatened, which claim or demand, individually or when aggregated with all such claims and demands, if adversely determined, would or could reasonably be expected to have a Material Adverse Effect on the Company.

   (iii) The Company has adopted and is implementing a plan such that all Proprietary Property that contains or calls on a calendar function, including, without limitation, any function that is indexed to a computer processing unit clock or provides specific dates or calculates spans of dates, will be able to record, store, process and provide true and accurate dates and calculations for dates and spans of dates including and following January 1, 2000, except for any failures to so record, store, process and provide which do not and are not reasonably expected to have, individually or in the aggregate, a material cost to the Company. Pursuant to such plan, none of the Company's or the Subsidiaries' Proprietary Property, accounting systems or other systems will be materially adversely affected or impaired by the date change from December 31, 1999, to January 1, 2000. The cost to implement such plan has not been and will not be material.

4.13.  LABOR MATTERS.

    Neither the Company nor any Subsidiary is bound by any collective bargaining agreement or other arrangement with a labor union or association representing any employee, nor has the Company or any Subsidiary experienced any strike, work slowdown or stoppage, lock-out or material grievance, claim of unfair labor practices or other collective bargaining dispute. The Company has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to the employees of the Company or any Subsidiary.

4.14.  SEVERANCE ARRANGEMENTS.

    Except pursuant to the Company's severance policies as in effect on the date hereof (which are described on Schedule 4.14 attached hereto, true and complete copies of which have been delivered to Purchaser), or except as otherwise described on Schedule 4.14, neither the Company nor any Subsidiary is a party to any agreement with any employee (i) the benefits of which (including, without limitation, severance benefits) are contingent, or the terms of which are materially altered, upon the occurrence of the transactions contemplated hereby or a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, or (ii) providing severance benefits in excess of those generally available to similarly situated employees under the foregoing severance policies, after the termination of employment of such employees regardless of the reason for such termination of employment. Except as set forth on Schedule 4.14 attached hereto, neither the Company nor any Subsidiary is a party to any employment agreement or compensation guarantee extending for a period longer than one year from the date hereof

4.15.  TAXES.

    (i) Each of the Company, the Subsidiaries and any affiliated, combined or unitary group of which any such corporation is or was a member has (a) except as set forth on Schedule 4. 15, timely filed all federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed by it in respect of any Taxes (as hereinafter defined) for all periods, with respect to the Company, and for all periods during which the Subsidiaries have been owned by the Company or owned by or affiliated with Bill A. Gilliland, with respect to the Subsidiaries, which Returns were correct and complete in all material respects, (b) timely paid or withheld all Taxes that are due and payable, whether or not shown on any Return (other than Taxes that are being contested in good faith by appropriate proceedings and are adequately reserved for in the Company's most recent consolidated financial statements described in Section 4.8 hereof), (c) established reserves (excluding reserves for deferred taxes) that are adequate for the payment of all Taxes not yet due and payable with respect to the Company and the Subsidiaries through the date hereof, and (d) complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

    (ii) Except as set forth on Schedule 4.15, there is no deficiency, claim, audit, action, suit, proceeding, or investigation now pending or threatened against or with respect to the Company or any Subsidiary in respect of any Taxes. There are no requests for rulings or determinations in respect of any Taxes pending between the Company or any Subsidiary and any taxing authority. Except as set forth on Schedule 4.15, none of the Company or any Subsidiary currently is the beneficiary of any extension of time within which to file any Return.

   (iii) Neither the Company nor any Subsidiary has executed or entered into (or prior to the Effective Time will execute or enter into) with the Internal Revenue Service or any taxing authority (a) any agreement or other document extending or having the effect of extending the period for assessments or collection of any Taxes for which the Company or any Subsidiary would be liable or (b) a closing agreement pursuant to Section 7121 of the Internal Revenue Code (the "Code"), or any predecessor provision thereof or any similar provision of foreign, state or local Tax law that relates to the assets or operations of the Company or any Subsidiary.

    (iv) For purposes of this Agreement, "Tax" (and with correlative meaning, "Taxes") shall mean all federal, state, local, foreign or other taxing authority net income, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

    (v) The Company has made available to Purchaser true and complete copies of
(a) all income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of the Company or any Subsidiary relating to Taxes, and (b) all federal, state, local and foreign income tax Returns filed by the Company or any Subsidiary of the Company, for all periods ending on and after the date of the Company's formation, and of the Subsidiaries, for all periods during which the Subsidiaries have been owned by the Company or owned by or affiliated with Bill A. Gilliland. No claim has ever been made by an authority in a jurisdiction where the Company, at any time, or any of the Subsidiaries, at any time during which such Subsidiary has been owned by the Company or owned by or affiliated with Bill A. Gilliland, does not file Returns that it is or may be subject to taxation by such jurisdiction. The Company has provided to Purchaser a description of the Company's and each Subsidiary's net operating loss carryforwards, other material tax carryovers, excess loss accounts, material tax elections, and deferred intercompany transactions. Neither the Company nor any Subsidiary has any net operating losses or other tax attributes presently limited under Code Sections 382, 383, or 384, or the federal consolidated return regulations.

    (vi) None of the Company and its Subsidiaries has filed a consent under Code Section341(f) concerning collapsible corporations. None of the Company and its Subsidiaries has made any material payments, is obligated to make any material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Code Section280G. None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section897(c)(2) during the applicable period specified in Code Section897(c)(1)(A)(ii). None of the Company and its Subsidiaries is (or ever has been) a party to any tax allocation or sharing agreement. None of the Company and its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return or (B) has any liability for the Taxes of any person or entity (other than any of the Company and its Subsidiaries) under Reg. Section1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

4.16.  EMPLOYEE BENEFIT PLANS.

    (i) Each of the Company and the Subsidiaries has complied and currently is in compliance in all material respects, both as to form and operation, with the applicable provisions of the Employee

Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, with respect to each "employee benefit plan" as defined under Section 3(3) of ERISA ("Plan") which the Company or any Subsidiary (a) has ever adopted, maintained, established or to which any of the same has been required to contribute to or has ever contributed or (b) currently maintains or to which any of the same currently contributes or is required to contribute or (c) currently participates in or is required to participate in.

    (ii) Neither the Company nor any Subsidiary has ever maintained, adopted or established, contributed or been required to contribute to, or otherwise participated in or been required to participate in, a "multiemployer plan" (as defined in Section 3(37) of ERISA). No amount is due or owing from the Company or any of its subsidiaries on account of a "multiemployer plan" (as defined in Section 3(37) of ERISA) or on account of any withdrawal therefrom.

   (iii) Notwithstanding anything else set forth herein, other than routine claims for benefits and liability for premiums due to the Pension Benefit Guaranty Corporation, neither the Company nor any Subsidiary has incurred any material liability with respect to a Plan that is currently due and owing and has not yet been satisfied, including without limitation under ERISA (including without limitation Title I or Title IV thereof), the Code or other applicable law, and no event has occurred, and, to the Knowledge of the Company, there exists no condition or set of circumstances (other than the accrual or payment of benefits under the normal terms of the Plans), that could result in the imposition of any material liability on the Company or any Subsidiary with respect to a Plan, including without limitation under ERISA (including without limitation Title I or Title IV of ERISA), the Code or other applicable law with respect to a Plan.

    (iv) Except as required by applicable law, neither the Company nor any Subsidiary has committed itself, orally or in writing, (x) to provide or cause to be provided to any person any payments or provision of any "welfare" or "pension" benefits (as defined in Sections 3(1) and 3(2) of ERISA) in addition to, or in lieu of, those payments or benefits set forth under any Plan, (y) to continue the payment of, or accelerate the payment of, benefits under any Plan, except as expressly set forth thereunder or (z) to provide or cause to be provided any severance or other post-employment benefit, salary continuation, termination, disability, death, retirement, health or medical benefit to any person (including without limitation any former or current employee) except as set forth under any Plan.

4.17.  ENVIRONMENTAL MATTERS.

    The Company and the Subsidiaries are and have at all times been in compliance, in all material respects, with all Environmental Laws governing their businesses, operations, properties and assets, including, without limitation: (a) all requirements relating to the Discharge and Handling of Hazardous Substances; (b) all requirements relating to notice, record keeping and reporting; (c) all requirements relating to obtaining and maintaining Licenses for the ownership by each of the Company or the Subsidiaries of the Owned Properties (as hereinafter defined) and its other properties and assets and the operation of its business as presently conducted and the use by the Company or the Subsidiaries of the Leased Premises (as hereinafter defined) and
(d) all applicable writs, orders, judgments, injunctions, governmental communications, decrees, informational requests or demands issued pursuant to, or arising under, any Environmental Laws.

    (i) There are no (and, to the Knowledge of the Company, there is no basis for any) material non-compliance orders, warning letters or notices of violation (collectively "Notices"), claims, suits, actions, judgments, penalties, fines, or administrative or judicial investigations of any nature or proceedings (collectively "Proceedings") pending or, to the Knowledge of the Company, threatened against or involving the Company or the Subsidiaries, their businesses, operations, properties or assets or the Owned Properties or Leased Premises, issued by any governmental authority or third party with respect to any Environmental Laws or Licenses issued to the Company or the Subsidiaries thereunder in connection with, related to or arising out of the ownership by the Company or the Subsidiaries of the Owned Properties and their other properties or assets or the operation of their businesses or the use by the Company or the

Subsidiaries of the Leased Premises, which have not been resolved to the satisfaction of the issuing governmental authority or third party in a manner that would not impose any material obligation, burden or continuing liability on Purchaser or the Company or the Subsidiaries (as wholly owned subsidiaries of Purchaser) in the event that the transactions contemplated by this Agreement are consummated.

    (ii) Neither the Company nor the Subsidiaries have at any time Discharged, nor have they at any time allowed or arranged for any third party to Discharge, Hazardous Substances to, at or upon: (a) any location other than a site lawfully permitted to receive such Hazardous Substances; (b) any parcel of real property owned or leased at any time by the Company or the Subsidiaries (including, without limitation, the Owned Properties and Leased Premises), except in compliance, in all material respects, with applicable Environmental Laws; or (c) any site which, pursuant to CERCLA or any similar state law has been placed on the National Priorities List or its state equivalent, or the Environmental Protection Agency or any relevant state agency has notified the Company or the Subsidiaries that it has proposed or is proposing to place on the National Priorities List or its state equivalent. There has not occurred, nor is there presently occurring, a material Discharge, or threatened material Discharge of any Hazardous Substance on, into or directly beneath the surface of any real property owned or leased at any time by the Company or the Subsidiaries, including, without limitation, the Owned Properties and Leased Premises.

   (iii) There has been no material Discharge from or rupture of any Aboveground Storage Tanks or Underground Storage Tanks.

    (iv) Schedule 4.17 attached hereto identifies (a) all environmental audits, assessments or occupational health studies undertaken during the prior two years relating to or affecting the Company or the Subsidiaries, the Owned Properties or the Leased Premises; and (b) all ground, water, soil, air or asbestos monitoring undertaken by the Company or the Subsidiaries in the past two years relating to or affecting the real property owned or leased at any time by the Company or the Subsidiaries, including the Owned Properties and Leased Premises.

    (v) For purposes of this Section, the following terms shall have the meanings ascribed to them below:

           "Aboveground Storage Tank" shall have the meaning ascribed to such term in Section 6901 ET SEQ., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing Aboveground Storage Tanks.

           "Discharge" means any manner of spilling, leaking, dumping, discharging, releasing, migrating or emitting, as any of such terms may further be defined in any Environmental Law, into or through any medium including, without limitation, ground water, surface water, land, soil or air.

           "Environmental Laws" means all federal state, regional or local statutes, laws rules, regulations, codes, ordinances, rulings, licenses and changes thereto which govern or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, waste disposal, hazardous or toxic substances, solid or hazardous waste.

           "Handle" means any manner of generating, accumulating, storing, treating, disposing of, transporting, transferring, labeling, handling, manufacturing or using, as any of such terms may further be defined in any Environmental Law.

           "Hazardous Substances" shall be construed broadly to include any toxic or hazardous substance, material or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, the presence of which requires investigation or remediation under any Environmental Laws or which are regulated, listed or controlled by, under or pursuant to any Environmental Laws.

           "Licenses" means, for purposes of this Section 4.17 only, all licenses, certificates, permits, approvals, decrees and registrations required under the Environmental Laws.

           "Underground Storage Tank" shall have the meaning ascribed to such term in Section 6901 ET SEQ., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order, ruling or decree governing Underground Storage Tanks.

4.18.  CERTAIN TRANSACTIONS.

    Except as set forth on Schedule 4.18 attached hereto, there are no existing or proposed transactions, agreements, arrangements or understandings between the Company or any Subsidiary and their respective "affiliates," as such term is defined in Rule 405 promulgated under the Securities Act.

4.19.  BROKERS.

    Except for the fee payable by the Company to the Advisor in connection with the Fairness Opinion, no person is entitled to any brokerage or finder's fee or commission in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of the Company or any of the Subsidiaries or their affiliates.

4.20.  ASSETS.

    (a) The Company and the Subsidiaries have good and marketable title to or a valid leasehold interest in all of their properties and assets (tangible and intangible), including without limitation, all the properties and assets reflected on the Consolidated Balance Sheet included in the Company's Quarterly Report on Form 10-Q for the three months ended June 30, 1998 (except to the extent disposed of in the ordinary course of business consistent with past practice), all the properties and assets purchased or otherwise acquired by the Company or any Subsidiary since the date of thereof, and all properties and assets used in its business. None of such properties or assets is subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind material to the business of the Company taken as a whole, except as set forth in the Company SEC Filings or Schedule 4.20(a) attached hereto. The Company and the Subsidiaries own and operate the motor vehicle dealerships (the "Dealerships") listed on Schedule 4.20(b) attached hereto at the locations set forth thereon, and the Dealerships are owned and operated by the Company or the Subsidiaries, as applicable, as indicated thereon.

    (b) Except for employee owned tools, the Fixed Assets currently in use or necessary for the business and operations of the Company and the Subsidiaries are in good operating condition, normal wear and tear excepted. For purposes of this Agreement, the term "Fixed Assets" means all vehicles (other than vehicles held as inventory), machinery, equipment, tools, supplies, leasehold improvements, furniture and fixtures, owned, used by or located on the premises of the Company and the Subsidiaries or set forth on the balance sheet of the Company included in the Company's filing on Report 10-Q for the quarter ended June 30, 1998 or acquired since the date of such balance sheet.

    (c) As of June 30, 1998, the inventories shown on the Consolidated Balance Sheet included in the Company' s Quarterly Report on Form 10-Q for the three months ended June 30, 1998 consisted in all material respects of items of a quantity and quality useable or saleable in the ordinary course of business and have been replenished in all material respects in the ordinary course of business consistent with past practice. All such inventories (including any reserves established with respect thereto) are valued on the Consolidated Balance Sheet included in the Company's Quarterly Report on Form 10-Q for the three months ended June 30, 1998 in accordance with GAAP consistent with past practice.

4.21.  REAL PROPERTY OWNED OR LEASED.

    (i) Schedule 4.21(a) attached hereto contains the street addresses of all real property or any interest therein owned by any of the Company or the Subsidiaries (the parcels of real property so identified on are referred to herein collectively as the "Owned Properties"). With respect to each such parcel of Owned Properties the respective entity designated on Schedule 4.21(a) has good and marketable title, free and clear of (1) any mortgages (except as set forth on Schedule 4.21(a)), pledges, liens, security interests or other encumbrances securing debt for borrowed money, or (2) any other lien, restriction, covenant, condition, easement or exception (other than liens for real estate taxes not yet due and payable or mechanics' or materialmens' liens not filed of record incurred in the ordinary course of business consistent with past practice), which materially impairs the use or value of such Owned Property to the Company.

    (ii) Schedule 4.21(b) attached hereto sets forth a list of all leases, licenses or similar agreements to which the Company or the Subsidiaries is a party, which are for the use or occupancy of real estate (the "Leases") (true and complete copies of which have previously been furnished to Purchaser), in each case, setting forth: (a) the lessor and lessee thereof and the commencement date, term and renewal rights under each of the Leases, and (b) the street address and legal description of each property covered thereby (the "Leased Premises"). The Leases are in full force and effect and have not been amended and no party thereto is in default or breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default under any of such Leases. The Company and the Subsidiaries have valid leasehold interests in each of the Leased Premises, which leasehold interests are free and clear of (1) any mortgages, liens and encumbrances relating to debt for borrowed money, and (2) any other liens, encumbrances, covenants and easements or title defects of any nature whatsoever, which other line, encumbrance, covenant, easement or title defect could materially impairs the use or value of the applicable Leased Premises to the Company.

   (iii) With respect to each parcel of the Owned Properties and Leased Premises, (a) there are no pending or, to the Knowledge of the Company or any of the Subsidiaries, threatened condemnation proceedings, suits or administrative actions relating to any such parcel or other matters materially affecting adversely the current use, occupancy or value thereof; (b) there are no contracts granting to any party or parties the right of use or occupancy of any such parcel, and there are no parties (other than the Company and the Subsidiaries) in possession of any such parcel; and (c) except as set forth on
Schedule 4.21(c), there are no outstanding options or rights of first refusal or similar rights to purchase any such parcel or any portion thereof or interest therein.

4.22.  INSURANCE.

    The Company maintains all policies of fire, products liability, general liability, vehicle, workers' compensation, directors' and officers' liability, title and other insurance covering the Company or its Subsidiaries or any of their respective property or assets that are material to the business of the Company and the Subsidiaries, in such amounts and such terms as are customary in the industry. Except as set forth on Schedule 4.22, there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and, to the Company's Knowledge, there is no basis for any underwriter of such policy to deny any material pending claim. All of such policies are in full force and effect in all material respects, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced or which cannot be replaced on substantially similar terms prior to the date of such cancellation or termination. All premiums due and payable under such policies have been paid. No insurance policy or arrangement provides for any retrospective premium adjustment, experience based liability or loss sharing arrangement affecting the Company or any Subsidiary, except adjustments, liabilities or loss sharing arrangements which would not be material in amount.

4.23.  MATERIAL CONTRACTS.

    (i) Schedule 4.23 attached hereto sets forth a list of each Material Contract (as defined below), true, correct and complete copies of which have been provided to Purchaser, including without limitation all franchise, sales and service, dealer and other agreements or undertakings (the "Franchise Agreements") with automobile manufacturers or distributors (collectively, the "Factories"). Schedule 4.23 identifies (a) which Franchise Agreements grant the Company and the Subsidiaries full rights and privileges necessary to operate the Dealerships; (b) all rights of first refusal granted to any Factory pursuant to any of the Franchise Agreements, and (c) all Material Contracts that require the consent of third parties to the transactions contemplated hereby. The copy of each Material Contract furnished to Purchaser is a true and complete copy of the document it purports to represent and reflects all amendments thereto made through the date of this Agreement. The Company and the Subsidiaries have not violated, in any material respect, any of the terms or conditions of any Material Contract or any term or condition which would permit termination or modification of any Material Contract, all of the covenants to be performed by any other party thereto have, to the Knowledge of the Company, been fully performed, and no material claims have been made or issued for breach or indemnification or notice of default or termination under any Material Contract. Each of the Material Contracts constitutes the legal. valid and binding obligation of the Company and the Subsidiaries that is a party thereto, each in accordance with its express terms. No event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a material default by any Company and the Subsidiaries under any Material Contract, and no such event has occur-red which constitutes or would constitute a material default by any other party. Neither of the Company and the Subsidiaries is subject to any liability or payment resulting from renegotiation of amounts paid under any Material Contract.

    (ii) As used in this Section 4.23, the term "Material Contracts" shall mean written or oral, (a) loan agreements, indentures. mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any indebtedness or obligations to any other person or entity, or letters of intent or commitment letters with respect to same (other than those which individually provide for money borrowed of less than $200,000); (b) the Leases; (c) leases of personal property (other than those which individually provide for annual payments of less than $200,000); (d) distribution, sales agency or franchise or similar agreements (including, without limitation, the Franchise Agreements), or agreements providing for an independent contractor's services, or letters of intent with respect to same (other than those which individually provide for annual payments of less than $200,000); (e) employment agreements, management service agreements, consulting agreements, confidentiality agreements, non-competition agreements and any other agreements relating to any employee, officer or director of the Company and the Subsidiaries; (f) licenses, assignments or transfers of trademarks, trade names, service marks, patents, copyrights, trade secrets or know how, or other agreements regarding material Proprietary Property; (g) contracts relating to pending capital expenditures by the Company and the Subsidiaries; (h) non-competition agreements restricting the Company or Subsidiaries in any manner; (i) any agreements pursuant to which the Company is a party or by which it is bound relating to the issuance, registration or voting of shares of its capital stock (or options or other rights to acquire the same); and (j) any other contracts material to the Company or the Subsidiaries.

4.24.  ADVERSE IMPACT OF ACTIONS OR PROPOSALS OF FACTORIES.

    Except as set forth on Schedule 4.24, to the Knowledge of the Company, none of the Factories nor any other dealer has taken or proposed to take any action that could have an adverse impact on the Dealerships, including, but not limited to, (i) relocating or closing the Dealerships; (ii) relocating any other dealership or establishing or awarding a new franchise for a dealership to a location that could have an adverse impact on the Dealerships; or (iii) protesting any action taken or proposed to be taken by the Dealerships. The Company has delivered to Purchaser copies of any written documentation or proposals relating to the foregoing in the possession of the Company or the Subsidiaries, including any strategic plans of the Factories relating to distribution, marketing, facilities or divisional image or alignment or any documentation relating to specific plans or proposals with respect to the Dealerships. As of the date hereof, neither the Company nor the Subsidiaries have any claims, and no basis exists (nor will any basis exist solely as a result of the passage of time) for any claims, by the Company or the Subsidiaries against the Factories. To the Knowledge of Company, none of the Factories has requested any change in the management staff of the Dealerships and, to the Knowledge of the Company, there exists no basis upon which the Factories would request such a change in management staff.

4.25.  RECEIVABLES.

    All of the Receivables are valid and legally binding, represent bona fide transactions and arose in the ordinary course of business of the Company or the Subsidiaries, as the case may be. All of the Receivables are good and collectible receivables, and will be collected in accordance with past practice and the terms of such receivables (and in any event within six months following the Closing Date), without set off or counterclaims, subject to the allowance for doubtful accounts, if any, set forth on the balance sheet of the Company included in the Company's Report on Form 10-Q for the quarter ended June 30, 1998, as reasonably adjusted since the date of such balance sheet in the ordinary course of business. For purposes of this Agreement, the term "Receivables" means all receivables of the Company and the Subsidiaries, including without limitation all contracts in transit, manufacturer's warranty receivables and all trade account receivables arising from the provision of services, sale of inventory, notes receivable, and insurance proceeds receivable.

4.26.  VOTE REQUIRED.

    The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

4.27.  FULL DISCLOSURE.

    To the Company's Knowledge, neither any representation or warranty by the Company in this Agreement nor any statement by the Company in any Schedule hereto or any certificate delivered pursuant to this Agreement contains an untrue statement of a material fact or omits to state any material fact necessary in order to make the representations, warranties or statements made herein or therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE V.
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

    Purchaser and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

5.1. ORGANIZATION AND QUALIFICATION.

    Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted, except as would not have a Material Adverse Effect on Purchaser. Each of Purchaser and Merger Sub is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Purchaser or Merger Sub, as applicable.

5.2. AUTHORITY RELATIVE TO AGREEMENT.

    Each of Purchaser and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Purchaser and Merger Sub and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby have been duly authorized by the Board of Directors of Purchaser and Merger Sub, and no other corporate proceedings on the part of Purchaser of Merger Sub (including, without limitation, any action by its stockholders) are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and Merger Sub and constitutes the legal, valid and binding obligation of Purchaser and Merger Sub, enforceable against Purchaser and Merger Sub in accordance with its terms.

5.3. NON-CONTRAVENTION.

    The execution, delivery and performance of this Agreement by Purchaser and the consummation by them of the transactions contemplated hereby, will not (i) violate or conflict with, in any material respect, any provision of any law applicable to Purchaser or Merger Sub or by which any property or asset of them is bound, (ii) require the consent, waiver, approval, license or authorization of or any filing by Purchaser or Merger Sub with any public authority (other than (a) the filing of a pre-merger notification report under the HSR Act, (b) in connection with or in compliance with the provisions of the Exchange Act, the DGCL, the "takeover" or "blue sky" laws of various states, (c) applicable state statutes and regulations regulating the conduct of the Surviving Corporation's and the Subsidiaries' business, and (d) any other filings and approvals expressly contemplated by this Agreement), (iii) conflict with or result in any breach of any provision of the respective certificate of incorporation or by-laws of Purchaser or Merger Sub in any respect or (iv) except as provided on
Schedule 5.3 attached hereto, violate, conflict with, result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Purchaser or Merger Sub pursuant to any provision of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which Purchaser or Merger Sub is subject or by which Purchaser or Merger Sub or any of its property or assets is bound; except in the case of clauses (i), (ii) and (iv) where such violations, conflicts, breaches, defaults or the failure to give such notice, make such filings, or obtain such authorizations, consents or approvals, would not, individually or in the aggregate, have a Material Adverse Effect on the Purchaser or Merger Sub.

5.4. DISCLOSURE DOCUMENTS.

    None of the information supplied or to be supplied in writing by either Purchaser or Merger Sub for inclusion in the Proxy Statement, including any amendment or supplement to the Proxy Statement, will, at the respective times such documents are filed, and when sent or given to stockholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein in light of the circumstances under which they are made not misleading or at the time of the Meeting and at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading or necessary to correct any statement in any earlier communication or the solicitation of proxies for the Meeting which shall have become false or misleading. Notwithstanding the foregoing, neither Purchaser nor Merger Sub makes any representation or warranty with respect to any information that has been supplied by the Company or any Subsidiary or their auditors, attorneys, financial advisors, other consultants or advisors specifically for use in the Proxy Statement or in any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby.

5.5. BROKERS.

    No person is entitled to any brokerage or finder's fee or commission in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Purchaser or Merger Sub.

                                  ARTICLE VI.
                               CERTAIN AGREEMENTS

6.1. CONDUCT OF THE COMPANY'S BUSINESS.

    Subject solely to Section 6.2, the Company covenants and agrees that, except as described on Schedule 6.1 attached hereto, prior to the Effective Time, unless Purchaser shall otherwise consent in writing or as otherwise expressly contemplated by this Agreement:

        (a) the business of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice; and

        (b) neither the Company nor any Subsidiary shall, directly or indirectly, do any of the following: (i) sell, pledge, dispose of or encumber (or permit any Subsidiary to sell, pledge, dispose of or encumber) any assets of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice; (ii) amend or propose to amend its Certificate of Incorporation, or Articles of incorporation, as applicable, or Bylaws; (iii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to such shares; (iv) redeem, purchase, acquire or offer to acquire (or permit any Subsidiary to redeem, purchase, acquire or offer to acquire) any shares of its capital stock; or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (b);

        (c) neither the Company nor any Subsidiary shall (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets whether pursuant to the Company Stock Plans or otherwise; PROVIDED that the Company may issue shares of Company Common Stock upon the exercise of currently outstanding options referred to in Section 4.6 hereof, (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, (iii) except for vehicle financing in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or issue any debt securities; (iv) enter into or modify any Material Contract, except in the ordinary course of business and consistent with past practice; (v) terminate, modify, assign, waive, release or relinquish any material contract rights or amend any material rights or claims not in the ordinary course of business or (vi) settle or compromise any material claim, action, suit or proceeding pending or threatened against the Company or any Subsidiary;

        (d) neither the Company nor any Subsidiary shall grant any increase in the salary or other compensation of its employees or enter into any employment agreement or make any loan to or enter into any transaction of any other nature with any employee of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice;

        (e) neither the Company nor any Subsidiary shall adopt or amend, in any material respect, except as contemplated hereby or as may be required by applicable law or regulation, any collective bargaining, bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees (including, without limitation, any such plan or arrangement relating to severance or termination pay); and

        (f) neither the Company nor any Subsidiary shall take any action that would make any representation or warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time. or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

6.2. ACQUISITION.

    The Company shall (and shall cause the applicable Subsidiaries to) diligently perform all of their obligations to acquire Las Vegas Honda, in Las Vegas, Nevada (the "New Dealership"), and shall consummate the same, subject and pursuant to the terms and conditions of the acquisition agreement relating thereto (as in effect on the date hereof), as and when required by such agreement, provided that no modification or amendment to such agreement (or waiver of any covenant or condition set forth therein) shall be entered into or taken without Purchaser's prior written consent, which consent shall not be unreasonably withheld or delayed. Upon completion of the acquisition of the New Dealership, the New Dealership shall be deemed a "Dealership" for all purposes of this Agreement.

6.3. STOCKHOLDER APPROVAL.

    (a) As soon as reasonably practicable after the date hereof, the Company shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to call, give notice of and convene a meeting (a "Meeting") of its stockholders to consider and vote upon the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby. The Board of Directors shall, subject solely to the rights of the Board of Directors with respect to a Superior Proposal (as hereinafter defined) as set forth in Section 6.6(a), recommend that the stockholders of the Company vote to approve and adopt this Agreement and the Merger and any other matters to be submitted to stockholders in connection therewith.

    (b) As promptly as reasonably practicable after the date hereof, the Company shall prepare a proxy statement, prepared in accordance with the requirements of the Exchange Act, the DGCL and the Company's Certificate of Incorporation and Bylaws pertaining to the Merger and containing the unanimous recommendation of the Company's Board of Directors to approve and adopt this Agreement, and the Merger and (the "Proxy Statement"). Purchaser shall reasonably cooperate with the Company in the preparation of the Proxy Statement and any amendments and supplements thereto. The Proxy Statement shall not be distributed, and no amendment or supplement thereto shall be made by the Company, without the prior consent of Purchaser and its counsel. The Company shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC and shall cause a definitive Proxy Statement to be distributed to its stockholders entitled to vote upon the Merger as promptly as practicable thereafter.

    (c) The Company shall notify Purchaser of the receipt of the comments of the SEC and of any requests by the SEC for amendments or supplements to the Proxy Statement or for additional information, and promptly supply Purchaser with copies of all correspondence between the Company (or its representatives) and the SEC (or its staff) with respect thereto, all of which correspondence shall be subject to Purchaser's prior reasonable approval. If, at any time prior to the Meeting, any event should occur relating to or affecting the Company or Purchaser, or to their respective officers or directors, which event should be described in an amendment or supplement to the Proxy Statement, the parties shall promptly inform one another and shall cooperate in promptly preparing, filing and clearing with the SEC and, if required by applicable securities laws, distributing to the Company's stockholders such amendment or supplement.

    (d) Concurrently herewith, each of Bill A. Gilliland, Robert W. Hall, Xaris, Ltd. and the Gilliland Family Partnership (the "Shareholder Group") have entered into a Voting Agreement with the Purchaser in the form attached hereto as
Exhibit 6.3 (the "Voting Agreement").

6.4. ACCESS TO INFORMATION.

    (a) The Company shall, and shall cause the Subsidiaries and its and their respective officers, directors, employees, representatives and agents to, afford, from the date hereof to the Effective Time, the officers, employees, representatives and agents of Purchaser reasonable access during regular business hours to its officers, employees, agents, properties, books, records and workpapers, and shall promptly furnish Purchaser all financial, operating and other information and data as Purchaser, through its officers, employees or agents, may reasonably request.

    (b) No investigation by Purchaser shall modify, impair, affect, add to or subtract from any representations or warranties of the parties hereto or the conditions to the obligations of the parties hereto to effect the Merger.

6.5. FURTHER ASSURANCES.

    Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, using all commercially reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings. Without limiting the foregoing, the parties hereto shall make promptly their respective filings, if any, and thereafter make any other required submissions, under the HSR Act, with respect to the transactions contemplated hereby, and shall, if requested by Purchaser, seek early termination of the applicable waiting period under the HSR Act. Without limiting the foregoing, each of the parties shall use its commercially reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated herein, including, without limitation, using its commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of any governmental authority and parties to contracts with the Company or the Subsidiaries as are necessary for the consummation of the transactions contemplated hereby. Each of the parties shall make on a prompt and timely basis all governmental or regulatory notifications and filings required to be made by it for the consummation of the transactions contemplated hereby.

6.6. FACTORY APPROVALS.

    Without limiting Section 6.5 above, each of the parties hereto shall (a) cooperate in the preparation and filing of, and take all appropriate actions in connection with, the application to the Factories for approval of the transactions contemplated hereby, and (b) use commercially reasonable efforts, consistent with a mutually acceptable litigation strategy, to (i) defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (ii) lift or rescind any injunction or restraining order or other order in connection therewith materially adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (iii) institute any lawsuits or legal proceedings necessary, appropriate or advisable to obtain the approvals or consents of the Factories to the transactions contemplated by this Agreement. The Purchaser will have primary responsibility for directing any such lawsuits or legal proceedings, and in accordance with such direction, the parties will coordinate their efforts to pursue their legal remedies as contemplated above, in order to obtain the approvals necessary to consummate the transactions contemplated by this Agreement and to obtain appropriate relief.

6.7. INQUIRIES AND NEGOTIATIONS.

    (a) The Company, the Subsidiaries, their affiliates and their respective officers, directors, employees, representatives and agents (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition (except as provided on Schedule 6.1) or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any of the Subsidiaries (by direct purchase from the Company, tender or exchange offer or otherwise) or any business combination, merger or similar transaction (including an exchange of stock or assets) with or involving the Company or any Subsidiary or any division of the Company (an "Acquisition Transaction"). Except as set forth in this
Section 6.7(a), neither the Company, the Subsidiaries nor any of their affiliates, nor any of their or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or "group" (as defined in Section 13(d) of the Exchange Act) (other than Purchaser or Merger Sub, any affiliate or associate of Purchaser and Merger Sub or any designees of Purchaser and Merger Sub) with respect to any inquiries or the making of any offer or proposal (including, without limitation, any offer or proposal to the stockholders of the Company) concerning an Acquisition Transaction (an "Acquisition Proposal"); provided, however, that the Company may, directly or indirectly, furnish information and access pursuant to an appropriate confidentiality agreement, in each case only in response to an unsolicited request for information or access, to any person making a written Superior Proposal (as hereinafter defined) to the Board of Directors of the Company, and may participate in discussions and negotiate with such person concerning any such Superior Proposal, if and only if the Board of Directors of the Company determines in good faith, based upon the written advice of outside counsel to the Company reasonably acceptable to Purchaser ("Counsel"), that failing to provide such information or access or to participate in such discussions or negotiations would constitute a breach of the Board's fiduciary duty under applicable law and provided, further, that nothing herein shall prevent the Board from taking, and disclosing to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided, further, that the Board shall not recommend that the stockholders of the Company tender their Shares (or approve any such Superior Proposal in any meeting of the stockholders of the Company to approve any such Superior Proposal) in connection with any such Superior Proposal unless the Board shall have determined in good faith, based upon the written advice of Counsel to the Company, that failing to take such action would constitute a breach of the Board's fiduciary duty to the Company's stockholders under applicable law. The Board shall (i) notify Purchaser immediately if any Superior Proposal is made and shall in such notice indicate the identity of the offeror and the terms and conditions of any such Superior Proposal, and (ii) keep Purchaser promptly apprised of significant developments as to such Superior Proposal, The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party, unless the Board shall have determined in good faith, based upon the written advice of Counsel to the Company, that failing to release such third party or waive such provisions would constitute a breach of the fiduciary duties of the Board of Directors to the Company's stockholders under applicable law. For the purposes hereof, the term "Superior Proposal" means an Acquisition Proposal made by a third-party after the date hereof, which was not encouraged, solicited or initiated by the Company, the Subsidiaries or any of their affiliates or any of their respective officers, directors, employees, representatives or agents, the value of which Acquisition Proposal to the stockholders of the Company has been determined by the Board of Directors to be materially greater than the value to such stockholders represented by the transactions contemplated hereby.

    (b) In connection with any Superior Proposal recommended to the stockholders of the Company for approval, as provided above, if Purchaser does not elect to terminate this Agreement pursuant to Section 8.1, then, upon written demand from Purchaser, the Board of Directors of the Company shall, as promptly as practicable thereafter, give notice of and convene a Meeting to consider and vote upon the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby, in the manner provided in Section 6.3.

6.8. NOTIFICATION OF CERTAIN MATTERS.

    The Company shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Company, of (i) the occurrence, or failure to occur, of any event that such party believes would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure of the Company, Purchaser or Merger Sub, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. No such notice shall modify, impair or constitute a waiver of any breach of any representation, warranty or covenant, including, without limitation, any such breach with respect to which such notice is given.

6.9. INDEMNIFICATION.

    (a) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Certificate of Incorporation and Bylaws as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would materially adversely affect the rights thereunder of individuals who, on or prior to the Effective Time, were directors, officers, employees or agents of the Company (collectively, the "Indemnified Parties"), unless such modification is required by law.

    (b) For a period of six years after the Effective Time, the Surviving Corporation shall maintain officers' and directors' liability insurance covering those Indemnified Parties who are currently covered by the Company's directors' and officers' liability insurance policy, a copy of which has heretofore been delivered to Purchaser, on terms no less favorable than the terms of such current insurance coverage, PROVIDED, HOWEVER, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 150% of the annual premiums currently payable by the Company for such insurance, PROVIDED, FURTHER, HOWEVER, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

    (c) This Section 6.9 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Purchaser, the Surviving Corporation and the Indemnified Parties, and shall be binding on the successors and assigns of the Surviving Corporation.

6.10.  RIGHTS PLAN.

    The Company covenants and agrees that it will not (a) redeem the Rights, (b) amend the Rights Agreement (except as provided in Section 4.32), or (c) take
an), action which would allow any Person (as defined in the Rights Agreement) other than Purchaser to acquire beneficial ownership of 19.9% or more of the Common Stock without causing a Distribution Date (as defined in the Rights Agreement) to occur. Notwithstanding the foregoing, the Company may take any of the actions described in clause (c) above, to the extent solely in connection with a Superior Proposal and in the manner and subject to the terms and conditions of Section 6.7.

6.11.  COMPANY OPTIONS.

    Prior to the Closing, the Company shall cause all outstanding amounts owed to the Company or the Subsidiaries by holders of Company Options to be paid in full or offset against the amounts payable to such holders pursuant to Section 3.5.

6.12. CERTAIN TRANSACTIONS.

    Prior to the Closing Date, the Company shall (a) cause the Lease with respect to the Leased Premises for its headquarters in Amarillo, Texas, to be amended, such that, from and after the Effective Time, the same shall be terminable by the tenant thereunder upon sixty (60) days prior written notice,
(b) cause all other contracts, agreements and understandings between the Company or any Subsidiary and any person or entity affiliated with the Company or any Subsidiary to be terminated, without liability to the Company or any Subsidiary, and (c) at Purchaser's direction, use reasonable commercial efforts to divest of any dealership operations on terms reasonably satisfactory to Purchaser in order to satisfy the conditions to Closing set forth in Section 7.1.

6.13. OPTION PLAN.

    At the Effective Time, the Company shall have terminated the Company Stock Option Plan with no liability of the Company thereunder, including, without limitation, to any of the holders of Company Options at any time (other than obligations which will be satisfied pursuant to Section 3.5).

                                  ARTICLE VII.
                            CONDITIONS TO THE MERGER

7.1. CONDITIONS TO THE MERGER RELATING TO PURCHASER AND MERGER SUB.

    The obligation of Purchaser and Merger Sub to effect the Merger shall be subject, unless waived in writing by them, to the fulfillment at or prior to the Effective Time of the following conditions:

        (a) this Agreement and the Merger hereby shall have been approved and adopted by the requisite vote of the stockholders of the Company;

        (b) no preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority shall be in effect that would restrain the effective operation of the business of the Company and the Subsidiaries from and after the Effective Time, and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Merger shall be pending before any court, arbitrator or governmental agency, body or official;

        (c) all of the representations and warranties of the Company set forth in this Agreement shall have been true and correct on the date of this Agreement, and (i) with respect to all such representations and warranties that are not subject to materiality (or similar) qualifiers, shall be true and correct in all material respects on the Closing Date (subject to any transactions and other actions permitted or required to be taken pursuant to this Agreement), with the same force and effect as if made on such date, and
    (ii) with respect to all such representations and warranties that are subject to materiality (or similar) qualifiers shall be true and correct on the Closing Date in accordance with their terms, with the same force and effect as if made on such date;

        (d) the Company shall have performed, in all material respects, all of its covenants and obligations under this Agreement;

        (e) the Chief Executive Officer of the Company shall have executed and delivered to Purchaser a certificate, in form reasonably acceptable to Republic, certifying as to the matters set forth in clauses (c) and (d) above;

        (f) Between the date hereof and the Closing Date, there shall not have occurred any fact, circumstance, development or event which has or could reasonably be expected to have a Material Adverse Effect on the Company, and the Company shall have delivered to Purchaser a certificate, dated as of the Closing Date, to that effect.

        (g) Purchaser shall have received an opinion of counsel to the Company reasonably acceptable to the Purchaser, dated as of the Closing Date, in form and substance reasonably acceptable to Purchaser;

        (h) (i) Purchaser shall have received all consents required under the Franchise Agreements between the Company and the Factories or shall have entered into new arrangements and franchise agreements of the type generally in use at that time to operate a dealership of each of the Factories at the current locations of the Dealerships, subject only to such additional terms and conditions as are acceptable to Purchaser, and the Closing hereunder shall be in compliance with any agreements then in effect between the Purchaser and any Factories; (ii) the expiration or early termination of any waiting period under the HSR Act shall have occurred; (iii) the Company and Purchaser shall have received such other consents to the Merger and other transactions contemplated hereby and waivers of rights to terminate or modify any rights or obligations of the Company or the Subsidiaries, from any person or entity from whom such consent or waiver is required, under any Material Contract listed or required to be listed in Schedule 4.23 (other than the Franchise Agreements) or any law or regulation (other than the HSR
    Act), or who as a result of the transactions contemplated hereby, would have such rights to terminate or modify such Material Contracts, either by the terms thereof or as a matter of law, except for any failures to obtain any such consent which, individually or in the aggregate, do not have and could not reasonably be expected to have a Material Adverse Effect on Purchaser or the Company; and (iv) Purchaser shall have obtained any applicable dealer license or other approvals required under state laws or the applicable state motor vehicle authorities and all other governmental authorities with respect to the transactions contemplated hereby, except for any failures to obtain any such licenses or approvals which, individually or in the aggregate, do not have and could not reasonably be expected to have a Material Adverse Effect on Purchaser or the Company;

        (i) The Surviving Corporation and each of Bill A. Gilliland, Robert W. Hall and John Gaines shall have entered into Employment Agreements (the "Employment Agreements"), with respect to the employment of such persons by the Surviving Corporation from and after the Closing Date, in the forms attached hereto as Exhibits 7.1(i)(A) and 7.1(i)(B), respectively; and

        (j) The Voting Agreement shall have been observed and shall continue to be in full force and effect in accordance with their respective terms.

7.2. CONDITIONS TO THE MERGER RELATING TO THE COMPANY.

    The obligation of the Company to effect the Merger shall be subject, at its option or waiver in writing, to the fulfillment at or prior to the Effective Time of the following conditions:

        (a) this Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company;

        (b) the expiration or earlier termination of any waiting period under the HSR Act shall have occurred;

        (c) all of the representations and warranties of the Purchaser and Merger Sub set forth in this Agreement shall have been true and correct on the date of this Agreement, and (i) with respect to all such representations and warranties that are not subject to materiality (or similar) qualifiers, shall be true and correct in all material respects on the Closing Date (subject to any transactions and other actions permitted or required to be taken pursuant to this Agreement), with the same force and effect as if made on such date, and (ii) with respect to all such representations and warranties that are subject to materiality (or similar) qualifiers shall be true and correct on the Closing Date in accordance with their terms, with the same force and effect as if made on such date; and

        (d) Purchaser and Merger Sub shall have performed, in all material respects, all of their covenants and obligations under this Agreement;

        (e) no preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority shall be in effect that would prevent the consummation of the Merger as contemplated hereby;

        (f) The Purchaser shall have entered into the Employment Agreements, the Noncompetition Agreements.

                                 ARTICLE VIII.
                          TERMINATION AND ABANDONMENT

8.1. TERMINATION AND ABANDONMENT.

    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

        (a) by mutual action of the Boards of Directors of Purchaser and the Company;

        (b) by either Purchaser or the Company, if the Merger shall not have been effected on or prior to the close of business on the date that is one year from the date hereof; unless, in any case, such event has been caused by the breach of this Agreement by the party seeking such termination;

        (c) by Purchaser, if the Board of Directors of the Company shall have withdrawn, modified or amended in a manner adverse to Purchaser and Merger Sub its approval or recommendation of the Merger (or failed to re-affirm its approval or recommendation within ten days after Purchaser's request following receipt by the Company's of an Acquisition Proposal) to the Company's stockholders, or approved, recommended or endorsed any Superior Proposal; or

        (d) by Purchaser or the Company, upon the occurrence of any material breach by the other party of any of its representations, warranties, covenants or agreements, which breach is not cured within fifteen days after written notice of such breach is delivered by the non-breaching party.

    Any party desiring to terminate this Agreement pursuant to this Section 8.1 shall give written notice to the other party in accordance with Section 9.5.

8.2. EFFECT OF TERMINATION.

    Except as provided in Sections 6.7 and 9.2 hereof, in the event of the termination of this Agreement and the abandonment of the Merger pursuant to
Section 8.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto or its stockholders or directors or officers in respect thereof, except that nothing herein shall relieve any party from liability for any material breach of any representation, warranty, covenant or agreement contained herein accrued prior to the date of termination.

                                  ARTICLE IX.
                                 MISCELLANEOUS

9.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

    Except as provided in Section 4.3(iv) and as provided in the Voting Agreement, the representations and warranties in this Agreement and in any instrument delivered pursuant hereto shall not survive the Effective Time.

9.2. EXPENSES, ETC.

    (a) Subject to Section 9.2(b), in the event that the transactions contemplated by this Agreement are not consummated, then neither the Company, on the one hand, nor Purchaser and Merger Sub, on the other hand, shall have any obligation to pay any of the fees and expenses of the other incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other experts.

    (b) In the event the transactions contemplated by this Agreement are terminated by Purchaser pursuant to Section 8.1(c), the Company shall within ten
(10) days after written demand from Purchaser, pay to Purchaser all reasonable out-of-pocket costs and expenses of Purchaser and Merger Sub, including, without limitation, fees and expenses of counsel, accountants and other advisors.

9.3. PUBLICITY.

    The Company and Purchaser agree that they will not issue any press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without first consulting with the other party and using good faith efforts to agree on the content of such release or announcement, except that the Company or Purchaser may make such public disclosure that it believes in good faith to be required by law, regulation or the New York Stock Exchange (in which event such party shall consult with the other prior to making such disclosure).

9.4. EXECUTION IN COUNTERPARTS.

    For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.5. NOTICES.

    All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered by hand or national overnight courier service, transmitted by telecopy with confirmation of receipt or mailed by registered or certified mail (return receipt requested), postage prepaid (effective when delivered by hand or telecopy, one business day after dispatch by overnight courier, and on the day received after dispatch by mail), as follows:

                 If to Purchaser or Merger Sub, to:

                     Republic Industries, Inc.
                     Republic Tower
                     110 S.E. 6th Street, 20th Floor
                     Fort Lauderdale, Florida 33301
                     Attention: Jonathan P. Ferrando, Vice President

                 with a copy to:

                     Morrison & Foerster LLP
                     755 Page Mill Road
                     Palo Alto, CA 94304
                     Attention: Joseph Barbeau, Esq.

                 If to the Company, to:

                     Cross Continent Auto Retailers, Inc.
                     1201 S. Taylor Street
                     P.O. Box 750
                     Amarillo, Texas 79105-0750
                     Attention: Bill A. Gilliland

                 with a copy to:

                     Winstead Sechrest & Minick P.C
                     5400 Renaissance Tower
                     1201 Elm Street
                     Dallas, Texas 75270-21999
                     Attention: Thomas W. Hughes, Esq.

or such other address or addresses as any party hereto shall have designated by notice in writing to the other parties hereto.

9.6. WAIVERS.

    The Company, on the one hand, and Purchaser and Merger Sub, on the other hand, may, in its sole discretion, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions of the other contained in this Agreement; or (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement, The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

9.7. ENTIRE AGREEMENT.

    This Agreement, its Schedules, the Voting Agreement and the documents executed at the Effective Time in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party that is not embodied in this Agreement or such other documents, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

9.8. APPLICABLE LAW; VENUE.

    (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

    (b) The parties to this Agreement agree that any suit, action or proceeding arising out of, or with respect to, this Agreement shall be brought exclusively in the Delaware Chancery Court (if jurisdiction is applicable) or in the other state courts of Delaware or in the U.S. District Court for the District of Delaware (as the commencing party may elect), and the parties hereby accept the exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. In addition, each party hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court and hereby further irrevocably waives any claim that any such suit, action or proceedings brought in any such court has been brought in an inconvenient forum.

9.9. BINDING EFFECT; BENEFITS.

    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement; PROVIDED, HOWEVER, that the provisions of Section 6.9 hereof shall accrue to the benefit of, and shall be enforceable by, each of the Indemnified Parties.

9.10. ASSIGNABILITY.

    Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

9.11. AMENDMENTS.

    This Agreement may be varied, amended or supplemented at any time before or after the approval and adoption of this Agreement by the stockholders of the Company by action of the respective Boards of Directors of the Company, Purchaser and Merger Sub, without action by the stockholders thereof; PROVIDED that, after approval and adoption of this Agreement by the Company's stockholders, no such variance, amendment or supplement shall, without consent of such stockholders, reduce the amount or alter the form of the consideration that the holders of the capital stock of the Company shall be entitled to receive upon the Effective Time pursuant to the terms hereof. Without limiting the generality of the foregoing, this Agreement may only be amended, varied or supplemented by an instrument in writing, signed by the parties hereto.

    IN WITNESS WHEREOF, the parties have executed and delivered this Agreement and Plan of Merger as of the day and year first above written.

                                REPUBLIC INDUSTRIES, INC.

                                By   /s/ THOMAS S. BUTLER
                                     -----------------------------------------
                                     Thomas S. Butler, Vice President

                                RI/BG Merger Corp.

                                By   /s/ THOMAS S. BULTER
                                     -----------------------------------------
                                     Thomas S. Butler, Authorized Signatory

                                Cross Continent Auto Retailers, Inc.

                                By   /s/ BILL A. GILLILAND
                                     -----------------------------------------
                                     Bill A. Gilliland, Chief Executive Officer

                                                                      APPENDIX B

                      CROSS CONTINENT AUTO RETAILERS, INC.
                                VOTING AGREEMENT

    This Voting Agreement (the "Agreement") is made and entered into as of September 3, 1998, between and among REPUBLIC INDUSTRIES, INC., a corporation incorporated under the laws of the State of Delaware ("Purchaser"), and the undersigned stockholders (the "Stockholders") of CROSS CONTINENT AUTO RETAILERS, INC., a corporation organized under the laws of the State of Delaware ("Company"). All capitalized terms herein not otherwise defined shall have the meaning ascribed to them in the Merger Agreement (as defined below).

                                    RECITALS

    Pursuant to an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") by and among Purchaser, RI/BG Merger Corp., a corporation organized under the laws of the State of Delaware ("Merger Sub") and wholly owned subsidiary of Purchaser, and Company, Merger Sub is merging with and into Company (the "Merger") and Company, as the surviving corporation of the Merger, will thereby become a wholly owned subsidiary of Purchaser;

    The Stockholders are the beneficial owners (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the shares of the outstanding Common Stock, $.01 par value per share, of Company in the amounts indicated on the final page of this Agreement (the "Shares"); and

    In consideration of the execution of the Merger Agreement by Purchaser, each Stockholder agrees (i) not to transfer or otherwise dispose of any of its Shares, or any other shares of capital stock of Company acquired by such Stockholder hereafter and prior to the Expiration Date (as defined in Section
1.1 below), (ii) agrees to vote its Shares and any other such shares of capital stock of Company in favor of and so as to facilitate consummation of the Merger and (iii) agrees to remit to the Purchaser a Superior Proposal Payment (as defined), subject to the conditions herein.

    NOW, THEREFORE, the parties agree as follows:

    1.  AGREEMENT TO RETAIN SHARES.

        1.1 TRANSFER AND ENCUMBRANCE. Each Stockholder agrees not to transfer (except as may be specifically required by court order), sell, exchange, pledge or otherwise dispose of or encumber its Shares or any New Shares, or to make any offer or agreement relating thereto, at any time prior to the Expiration Date. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, (ii) the date on which the Merger Agreement terminates, if terminated pursuant to Section 8.1(a) thereof, and (iii) the later of (x) one year after the date hereof and (y) the date on which the Definitive Agreement (as defined in Section 7 hereof) terminates or the principal transaction contemplated thereby is consummated and any and all Definitive Agreements Payments (as defined in Section 8 hereof) due Purchaser have been received by Purchaser.

        1.2 NEW SHARES. Each Stockholder agrees that any shares of capital stock of Company that such Stockholder purchases or with respect to which such Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

    2. AGREEMENT TO VOTE SHARES. At every meeting of the stockholders of Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of Company with respect to any of the following, each Stockholder agrees it shall vote its Shares and any New Shares (i) in favor of approval of the Merger Agreement, the Merger, the transactions contemplated hereby and thereby and any matter that could reasonably be expected to facilitate the Merger and (ii) against any proposal for any recapitalization, merger, stock purchase, sale of assets or other business combination or other Acquisition Proposal (as defined in the Merger Agreement) (other than the Merger) between Company and any person or entity other than Purchaser or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company under the Merger Agreement or which could result in any of the conditions to Company's obligations under the Merger Agreement not being fulfilled. This Agreement is intended to bind each Stockholder as a stockholder of Company only with respect to the specific matters set forth herein.

    3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF STOCKHOLDER. Each Stockholder hereby represents, warrants and covenants to Purchaser that such Stockholder (i) is the beneficial owner of its Shares, which at the date of this Agreement and at all times up until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances; (ii) does not beneficially own any shares of capital stock of Company other than its Shares (excluding shares as to which such Stockholder currently disclaims beneficial ownership in accordance with applicable law); and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement. Each Stockholder hereby further represents, warrants and covenants to Purchaser that
(i) the execution, delivery and performance of this Agreement by such Stockholder and the consummation of the transactions contemplated hereby, will not (a) require the consent, waiver, approval, or authorization of any governmental authority or any other person or entity or (b) violate, conflict with, result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Stockholder pursuant to any provision of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which the Stockholder is subject or by which the Stockholder or any of its property or assets is bound; (ii) the Shares held by the undersigned Stockholders collectively represent 60.18% of the issued and outstanding Common Stock of the Company; and (iii) the Company and its Board of Directors have authorized and taken all necessary action to amend the rights agreement between the Company and the Bank of New York, as Rights Agent, dated as of September 20, 1996 (the "Rights Agreement"), without redeeming the Rights (as defined in the Rights Agreement), such that none of the execution, delivery or performance of this Voting Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby will (a) cause any Rights issued pursuant to the Rights Agreement to become exercisable or to separate from the stock certificate to which they are attached, (b) cause Purchaser, Merger Sub or any of their affiliates to be an Acquiring Person (as defined in the Rights Agreement), or
(c) trigger other provisions of the Rights Agreement, including giving rise to a Distribution Date (as defined in the Rights Agreement), and such amendment shall be in full force and effect at all times from and after the date hereof through the Effective Time. As of the date hereof and at all times on or prior to the Effective Time, the restrictions to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Merger Agreement and to the voting of shares and payment of consideration hereunder, the consummation of the Merger and the other transactions contemplated by this Agreement and the Merger Agreement. Prior to the execution of this Agreement, the Board of Directors of the Company approved this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby.

    4. ADDITIONAL DOCUMENTS. Each Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Purchaser, to carry out the purpose and intent of this Agreement.

    5. CONSENT AND WAIVER. Each Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which such Stockholder is a party or pursuant to any rights such Stockholder may have. Each Stockholder further agrees to give such additional consents and waivers as may be reasonably required for the consummation of the Merger under the terms of any agreement to which such Stockholder is a party or pursuant to any rights such Stockholder may have.

    6. TERMINATION. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

    7. SUSPENSION IN THE EVENT OF A SUPERIOR PROPOSAL. In the event that Company has executed a definitive agreement for a Superior Proposal (to the extent permitted by and as such term is defined in the Merger Agreement) (a "Definitive Agreement"), Section 2 hereof shall be suspended (such action, a "Suspension") and, subject to the next two sentences, have no force or effect as and to the extent provided below. Notwithstanding the foregoing sentence, if, upon the request of Purchaser at least three days prior to a stockholders' meeting to approve a Definitive Agreement, any Stockholder fails to enter into an escrow agreement with Purchaser in customary and reasonable form providing for a Definitive Agreement Payment (as defined below) to be paid directly by the acquiring party in the Definitive Agreement into escrow pending distribution to Purchaser pursuant to Section 8 hereof (the "Escrow Agreement"), then any Suspension shall automatically terminate and be deemed null, void and of no further force or effect, and each Stockholder shall thereafter comply with the terms of Section 2 hereof, all of which terms shall at such time be in full force and effect. Notwithstanding the first sentence of this paragraph 7, if (i) the transaction contemplated by a Definitive Agreement is not consummated within the time period required by such Definitive Agreement; or (ii) a Definitive Agreement is terminated prior to the consummation of the transaction contemplated thereby, then, in either such case, any Suspension shall automatically terminate and be deemed null, void and of no further force or effect and each Stockholder shall thereafter comply with the terms of Section 2 hereof, all of which terms shall at such time be in full force and effect.

    8. SUPERIOR PROPOSAL PAYMENTS. In the event a transaction contemplated by a Definitive Agreement is consummated, each Stockholder agrees to pay to Purchaser immediately thereafter in one lump sum payment that portion of the consideration (in kind and in proportions as described below) received by such Stockholder (a "Definitive Agreement Payment") with a value equal to the difference between (i) the total value of all the consideration to be received by such Stockholder under the terms of the Definitive Agreement, including any amounts withheld in escrow or otherwise payable to such Stockholder at some future date (a "Gross Payment") and (ii) the total amount of Merger Consideration such Stockholder would have received under the terms of the Merger Agreement if the transactions contemplated thereby had been consummated. The Definitive Agreement Payment shall be comprised of any non-cash consideration ("Securities") and cash in the same proportion and of the same type as the subject Stockholder's Gross Payment. For the purposes of this Section 8, the value of any Securities shall be determined as follows:

        (i) For any Securities freely tradable on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq Small Cap Market, the value shall be deemed to equal the product of (a) the number of units of Securities and (b) closing price per unit of Securities as reported by such exchange or market on the date of the consummation of the Definitive Agreement;

        (ii) For any securities not freely tradable on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq Small Cap Market, the value shall be equal to an amount agreed to by the Stockholder and Purchaser. If Stockholder and Purchaser cannot agree on a value for the Securities within ten (10) business days of the consummation of the Definitive Agreement, the value of the Securities shall equal the amount determined by a nationally recognized investment bank. Such nationally recognized investment bank shall be selected by Purchaser, subject to Stockholder's approval, which approval shall not be unreasonably withheld.

    9.  MISCELLANEOUS.

        9.1 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of this terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        9.2 BINDING EFFECT AND ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and insure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other.

        9.3 AMENDMENT AND MODIFICATION. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

        9.4 SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF. The parties hereto acknowledge that Purchaser will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Purchaser upon such violation, Purchaser shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Purchaser at law or in equity.

        9.5 NOTICES. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered by hand or national overnight courier service, transmitted by telecopy or mailed by registered or certified mail, return receipt requested, postage prepaid (effective when delivered by hand or telecopy, one day after dispatch by overnight courier, and the day actually received, if dispatched by mail), as follows:

                    (a)    if to Purchaser or Merger Sub, to:

                           Republic Industries, Inc.
                           Republic Tower
                           110 S.E. 6th Street
                           Fort Lauderdale, Florida 33301
                           Attention: Jonathan P. Ferrando, Esq.
                           Facsimile No.: (954) 769-6340
                           Telephone No.: (954) 769-7224

                           with a copy to:

                           Morrison & Foerster LLP
                           755 Page Mill Road
                           Palo Alto, CA 94304
                           Attention: Joseph M. Barbeau, Esq.
                           Facsimile No.: (650) 494-0792
                           Telephone No.: (650) 813-5600

                    (b)    if to the Stockholders, to:

                           c/o Bill A. Gilliland
                           1201 S. Taylor Street
                           P.O. Box 750
                           Amarillo, Texas 79105-0750
                           Facsimile No. (806) 374-3818
                           Telephone No. (806) 374-8653

                           with a copy to:

                           Winstead Sechrest & Minick P.C.
                           5400 Renaissance Tower
                           1201 Elm Street
                           Dallas, Texas 75270-21999
                           Facsimile No. (214) 745-5390
                           Telephone No. (214) 745-5400

                           Attention: Thomas W. Hughes, Esq.

        9.6 GOVERNING LAW. This Amendment shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware, without regard to principles of conflicts of law.

        9.7 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

        9.8 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

        9.9 EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

        9.10 JURISDICTION. The parties to this Agreement agree that any suit, action or proceeding arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof shall be brought exclusively in the Delaware Chancery Court (if jurisdiction is applicable) or in the other state courts of Delaware or in the U.S. District Court for Delaware (as the commencing party may elect), and the parties hereby accept the exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. In addition, each party hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

                              PURCHASER

                              REPUBLIC INDUSTRIES, INC.

                              By:  /s/ THOMAS S. BUTLER
                                   ------------------------------------------
                                   Thomas S. Butler, Vice President Corporate
                                   Development

                              STOCKHOLDERS

                              /s/ BILL A. GILLILAND
                              ----------------------------------------------
                              Bill A. Gilliland

                              /s/ SANDRA E. GILLILAND
                              ----------------------------------------------
                              Sandra E. Gilliland

                              TWENTY-TWO TEN, LTD

                              By:  Twenty-Two Ten Management Corp., general
                                   partner

                              By:  /s/ ROBERT W. HALL
                                   ------------------------------------------
                                   Robert W. Hall, president

                              XARIS, LTD.

                              By:  Xaris Management Co., general partner

                              By:  /s/ BILL A. GILLILAND
                                   ------------------------------------------
                                   Bill A. Gilliland, president

                              THE GILLILAND GROUP FAMILY PARTNERSHIP

                              By:  /s/ BILL A. GILLILAND
                                   ------------------------------------------
                                   Bill A. Gilliland, managing partner

    [LOGO]

                                                                      APPENDIX C

September 2, 1998

The Board of Directors
Cross-Continent Auto Retailers, Inc.
1201 South Taylor Street
Amarillo, TX 79101

Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Cross-Continent Auto Retailers, Inc. (the "Company"), of the consideration to be received by the stockholders pursuant to the terms of the proposed Agreement and Plan of Merger (the "Agreement") dated as of September 3, 1998, by and among Republic Industries, Inc, (the "Acquiror"), RI/BG Merger Corp, and the Company Pursuant to the Agreement, RI/BG Merger Corp will be merged with and into the Company (the "Merger"), and each issued and outstanding share of Common Stock, $.01 par value per share, of the Company is proposed to be converted into the right to receive, without interest, an amount in cash equal to $10.70. The terms and conditions of the Merger are set forth more fully in the Agreement.

    Dain Rauscher Wessels, a division of Dain Rauscher Incorporated ("Dain Rauscher Wessels"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Dain Rauscher Wessels has been retained to provide financial advisory services to the Company in connection with the Agreement and has received a fee for these services. In addition, we will receive a separate fee for providing this opinion. The opinion fee is not contingent upon the consummation of the transactions contemplated by the Agreement.

    Dain Rauscher Wessels acted as a co-manager of the initial public offering of the Company on September 23, 1996. In the ordinary course of business, Dain Rauscher Wessels acts as a market maker and broker in the publicly traded securities of the Company and receives customary compensation in connection therewith, and also provides research coverage for the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

    In connection with our review of the Merger, and in arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of the Agreement; (ii) reviewed and analyzed certain publicly available financial and other data with respect to the Company and certain other relevant historical and operating data (including internal financial forecasts of the Company on a stand-alone basis) relating to the Company made available to us from published sources and from the internal records of the Company; (iii) conducted discussions with members of the senior management of the Company with respect to the business and prospects of the Company on a stand-alone basis; (iv) reviewed the reported prices and

--------------------------------------------------------------------------------

  Dain Rauscher Plaza      (612) 371-2800           Dain Rauscher
  60 South Sixth Street    Fax (612) 371-2763       Incorporated
  P.O. Box 1160                                     Member NYSE/SIPC
  Minneapolis, MN
  55440-1160

The Board of Directors
September 2, 1998
Page 2

trading activity for the Company's Common Stock; (v) compared the financial performance of the Company and the prices of the Company's Common Stock with that of certain other comparable publicly-traded companies and their securities; and (vi) reviewed the financial terms and stock price premiums paid, to the extent publicly available, of certain comparable merger transactions. In addition, we have conducted such other analyses and examinations and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

    With respect to the Company's financial forecasts, upon advice of the Company we have assumed that such forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. We express no opinion as to such financial forecast information or the assumptions on which they were based.

    In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to us by the Company (including without limitation the financial statements and related notes thereto of the Company), and have not assumed responsibility for independently verifying and have not independently verified such information. We have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the respective assets or liabilities of the Company, and we have not been furnished with any such valuations or appraisals. In addition, we have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company. Additionally, we have not been asked and did not consider the possible effects of any litigation, other legal claims or any other contingent matters.

    Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may exist or occur after such date. The opinion expressed herein is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to such transaction. Further, our opinion does not address the merits of the underlying decision by the Company to engage in such transaction. Except as provided in our engagement letter, this opinion shall not be published or otherwise used, nor shall references to Dain Rauscher Wessels be made, without our prior written approval, except that the Company may include this opinion in its entirety in any proxy statement or information statement relating to the Merger sent to the Company's stockholders.

    Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the consideration to be received by the holders of the Company's Common Stock pursuant to the Agreement is fair, from a financial point of view, to the holders of the Company's Common Stock.

                                          Very truly yours,

                                          /s/ Dain Rauscher Wessels

                                          Dain Rauscher Wessels
                                          a division of Dain Rauscher
                                          Incorporated

                                                                      APPENDIX D

                 SECTION 262 OF DELAWARE GENERAL CORPORATE LAW
                               APPRAISAL RIGHTS.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constitutent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constitutent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constitutent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constitutent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constitutent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constitutent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constitutent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constitutent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constitutent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constitutent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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                    CROSS-CONTINENT AUTO RETAILERS, INC.
        PROXY FOR SPECIAL MEETING OF STOCKHOLDERS, JANUARY 5, 1999

     The undersigned, revoking any proxy heretofore given, hereby appoints John W. Gaines and R. Wayne Moore, and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all of the shares of common stock, par value $.01 per share, of CROSS-CONTINENT AUTO RETAILERS, INC. (the "Company") which the undersigned is entitled to vote at the Company's Special Meeting of Stockholders to be held at 2:00 p.m. local time, on Tuesday, January 5, 1999, at Amarillo National's Plaza-Two, 2nd floor conference room, 500 South Taylor Street, Amarillo, Texas 79101 and at any adjournment thereof, hereby ratifying all that said proxies or their substitutes or resubstitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as set forth on the Reverse Side hereof.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER AND THE RELATED MERGER LISTED IN PROPOSAL 1.

     Please fill in, date, sign and mail this Proxy in the enclosed postage-paid return envelope.

     By signing and returning this Proxy, the undersigned acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement.

     Unless a contrary direction is indicated, this Proxy will be voted FOR the approval and adoption of the Agreement and Plan of Merger and the related Merger listed in Proposal 1 as more specifically set forth in the Proxy Statement; if specific instructions are indicated, this Proxy will be voted in accordance therewith.

                     Cross-Continent Auto Retailers, Inc.
                                P.O. Box 11189
                           New York, N.Y. 10203-0189

                     (PLEASE SIGN AND DATE ON REVERSE SIDE)

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

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1.  To approve and adopt the Agreement and Plan of Merger dated as of
    September 3, 1998 by and among Cross-Continent Auto Retailers, Inc., Republic Industries, Inc. and RI/BG Merger Corp. and the related Merger.

    / / FOR              / / AGAINST              / /  ABSTAIN

2. In their discretion, upon such other matters as properly come before the meeting.

                                       Dated:
                                            -----------------------------------
                                       Signature
                                                -------------------------------
                                       Signature
                                                -------------------------------


                (Please sign, date and return this proxy in the
                       enclosed postage prepaid envelope)
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                                       Please sign exactly as name appears
                                       hereon. When signing as attorney,
                                       executor, administrator, trustee or
                                       guardian, please give full title as
/ / PLEASE MARK HERE IF YOU PLAN TO    such. If a corporation, please sign
    ATTEND THE MEETING                 in full corporate name by President
                                       or other authorized officer. If a
/ / Change of Address and/or           partnership, please sign in partnership
    Comments Mark Here                 name by authorized person. If owned
                                       jointly, each owner should sign.

       Votes must be indicated (x) in Black
       or Blue Ink              / /
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